Exhibit 2.1
Execution Version

ASSET PURCHASE AGREEMENT
by and among

COMVERSE, INC.
and
AMDOCS LIMITED
and
THE OTHER SELLERS NAMED HEREIN

dated as of

April 29, 2015

Table of Contents

Page

Article I	Definitions.......................................................................................................................1

Section 1.1	Terms...................................................................................................................1

Section 1.2	Terms Generally.................................................................................................16

Article II	Purchase and Sale..........................................................................................................16

Section 2.1	Purchase and Sale of Assets...............................................................................16

Section 2.2	Excluded Assets.................................................................................................19

Section 2.3	Assumed Liabilities...........................................................................................20

Section 2.4	Excluded Liabilities...........................................................................................20

Section 2.5	Further Conveyances and Assumptions; Consents............................................23

Section 2.6	Purchase Price....................................................................................................27

Section 2.7	Payment Terms...................................................................................................27

Section 2.8	Purchase Price Adjustment.................................................................................27

Section 2.9	Allocation of Purchase Price..............................................................................30

Section 2.10	Buyer Identity.....................................................................................................31

Section 2.11	Additional Agreements; Deferred Closings.......................................................31

Section 2.12	Withholding.......................................................................................................32

Article III	Closing...........................................................................................................................32

Section 3.1	Closing...............................................................................................................32

Section 3.2	Conditions to Obligations of Sellers..................................................................32

Section 3.3	Conditions to Obligations of Buyer....................................................................34

Section 3.4	Express Absence of Certain Conditions.............................................................37

Article IV	Representations and Warranties of Sellers.....................................................................37

Section 4.1	Organization.......................................................................................................37

Section 4.2	Authorization......................................................................................................37

Section 4.3	Non-Contravention; Consents............................................................................38

Section 4.4	Title to Purchased Assets....................................................................................39

Section 4.5	Sufficiency of Assets..........................................................................................39

Section 4.6	Encryption and Other Restricted Technology.....................................................39

Section 4.7	Financial Statements...........................................................................................39

Section 4.8	No Changes.........................................................................................................41

Section 4.9	Surety Obligations..............................................................................................44

Section 4.10	Real Property......................................................................................................44

i

Section 4.11	Tax Matters.........................................................................................................45

Section 4.12	Intellectual Property............................................................................................46

Section 4.13	Contracts.............................................................................................................50

Section 4.14	Employee Benefits..............................................................................................53

Section 4.15	Employee Matters................................................................................................................54

Section 4.16	Environmental Matters.......................................................................................57

Section 4.17	Litigation............................................................................................................58

Section 4.18	Public Filings......................................................................................................58

Section 4.19	Compliance with Laws; Permits.........................................................................59

Section 4.20	Absence of Questionable Payments...................................................................60

Section 4.21	Export Control Laws..........................................................................................60

Section 4.22	Anti-Money Laundering.....................................................................................60

Section 4.23	Insurance.............................................................................................................61

Section 4.24	Related-Party Transactions.................................................................................61

Section 4.25	Governmental Funding.......................................................................................61

Section 4.26	Brokers................................................................................................................62

Section 4.27	Full Disclosure....................................................................................................62

Article V	Representations and Warranties of Buyer.......................................................................62

Section 5.1	Organization and Standing of Buyer..................................................................62

Section 5.2	Authority of Buyer..............................................................................................62

Section 5.3	No Conflicts; Consents.......................................................................................63

Section 5.4	Sufficiency of Funds...........................................................................................63

Section 5.5	Legal Proceedings.........................................................................................................63

Section 5.6	Brokers................................................................................................................63

Article VI	Covenants.......................................................................................................................63

Section 6.1	Advice of Changes..............................................................................................63

Section 6.2	Conduct of Business...........................................................................................64

Section 6.3	Access to Information.........................................................................................67

Section 6.4	Satisfaction of Conditions Precedent..................................................................67

Section 6.5	Regulatory Filings; Consents; Best Efforts........................................................68

Section 6.6	Third Party Consents and Notices......................................................................69

Section 6.7	Changes to Purchased Assets/Excluded Assets..................................................70

Section 6.8	Separation of Agreements...................................................................................70

Section 6.9	Further Assurances.............................................................................................70

Section 6.10	Confidentiality....................................................................................................71

Section 6.11	Books and Records.............................................................................................71

Section 6.12	Public Announcements.......................................................................................71

Section 6.13	Bulk Sales Laws.................................................................................................71

Section 6.14	Employees and Employee Benefits....................................................................71

Section 6.15	Tax Matters.........................................................................................................75

Section 6.16	Surety Obligations..............................................................................................77

Section 6.17	Non-Competition; Non-Solicitation...................................................................77

Section 6.18	Business Confidential Information....................................................................78

Section 6.19	Exclusivity..........................................................................................................79

Section 6.20	Waiver and Release............................................................................................80

Section 6.21	Leases.................................................................................................................81

Section 6.22	Information Security...........................................................................................81

Section 6.23	Use of Trademarks..............................................................................................81

Section 6.24	OCS....................................................................................................................81

Section 6.25	Financial Information and Financial Statements................................................82

Section 6.26	Senior Employees...............................................................................................82

Section 6.27	Delivery of Purchased Assets.............................................................................82

Article VII	Indemnification...............................................................................................................83

Section 7.1	Survival...............................................................................................................83

Section 7.2	Indemnification By Sellers.................................................................................83

Section 7.3	Escrow Fund.......................................................................................................84

Section 7.4	Indemnification By Buyer ..................................................................................84

Section 7.5	Certain Limitations.............................................................................................85

Section 7.6	Indemnification Procedures................................................................................86

Section 7.7	Tax Treatment of Indemnification Payments......................................................89

Section 7.8	Exclusive Remedies............................................................................................89

Article VIII	Termination.....................................................................................................................89

Section 8.1	Termination.........................................................................................................89

Section 8.2	Effect of Termination..........................................................................................90

Section 8.3	Expenses.............................................................................................................90

Article IX	Miscellaneous.................................................................................................................91

Section 9.1	Notices................................................................................................................91

Section 9.2	Interpretation......................................................................................................92

Section 9.3	Headings.............................................................................................................92

Section 9.4	Severability.........................................................................................................92

Section 9.5	Entire Agreement................................................................................................92

Section 9.6	Successors and Assigns......................................................................................92

Section 9.7	Assignment.........................................................................................................93

Section 9.8	No Third Party Beneficiaries..............................................................................93

Section 9.9	Amendment and Modification; Waiver..............................................................93

Section 9.10	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial....................93

Section 9.11	Specific Performance..........................................................................................94

Section 9.12	Non-recourse......................................................................................................94

Section 9.13	Sellers Provisions...............................................................................................94

Section 9.14	Counterparts........................................................................................................95

ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (this “Agreement”), dated as of April 29, 2015, is entered into by and among Comverse, Inc., a Delaware corporation (“Comverse”), the entities listed on Schedule 1 of this Agreement (each of Comverse and such Subsidiaries being individually referred to herein as a “Seller” and, collectively, as the “Sellers”), and Amdocs Limited, a Guernsey company (“Buyer”).
RECITALS
WHEREAS, Sellers are engaged in the business of researching, developing, producing, marketing, selling, distributing, maintaining, servicing and providing converged, prepaid and postpaid billing and active customer management systems, and associated products and services and technologies, ideas and inventions related thereto, for various uses, including for wireless, wireline, cable and multi play communication service providers, as well as to business to business and consumer oriented enterprises (the “Business”, which term shall include all previous, existing and potential commercial uses of the same); and
WHEREAS, Sellers wish to sell and assign to Buyer, and Buyer wishes to purchase and assume from Sellers, the assets and certain liabilities of the Business set forth herein, subject to the terms and conditions set forth herein (the “Transaction”);
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Terms. The following terms have the meanings specified or referred to in this Article I:
“Accounting Principles” has the meaning set forth in Section 4.7(a).
“Accounts Receivable” means all accounts, notes and billed and unbilled receivable related to or arising out of the Business or the Purchased Assets held by the Seller or its Subsidiaries.
“Accounts Receivable, net” means all accounts, notes and billed and unbilled receivable related to or arising out of the Business or the Purchased Assets held by the Sellers or its Subsidiaries, as set forth in the public financial statement of the Seller.
“Acquisition Proposal” has the meaning set forth Section 6.19.
“Additional Agreement(s)” has the meaning set forth in Section 2.10.

“Additional Asset” has the meaning set forth in Section 2.5(f).
“Adjustment Amount” has the meaning set forth in Section 2.8(f).
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreed Allocation” has the meaning set forth in Section 2.9.
“Agreement” has the meaning set forth in the preamble.
“Antitrust Laws” means any federal, state or foreign Law relating to antitrust or competition.
“Antitrust Restraint” has the meaning set forth in Section 6.5(e).
“Assigned Contracts” has the meaning set forth in Section 2.1(c).
“Assignment and Assumption Agreement” has the meaning set forth in Section 3.3(h)(ii).
“Assignment and Assumption of Lease” has the meaning set forth in Section 3.3(h)(vi).
“Assignment and Assumption of Leased Tangible Personal Property” has the meaning set forth in Section 3.3(h)(vii).
“Assumed Liabilities” has the meaning set forth in Section 2.3.
“Assumed Surety Documents” has the meaning set forth in Section 6.16.
“Balance Sheet Date” means January 31, 2015.
“Base Purchase Price” has the meaning set forth in Section 2.6.
“Basket” has the meaning set forth in Section 7.5(a).
“Bill of Sale” has the meaning set forth in Section 3.3(h)(i).
“BSS Employees” means all those Persons who support the Business (direct Business and shared employees) as of the signing date of this Agreement, listed on the Employee Exhibit provided to Buyer by Sellers on the execution date hereof, designated as shared employees or direct BSS employees in such document.

“BSS Transaction Employees” means those Persons who are:

(a) designated as TUPE Transferring Employees (to include only direct BSS employees in such territories) (the “TUPE Transferring Employees”) as agreed between the parties at signing, and

(b) (i) employees identified as Non-TUPE Transferring Employees as agreed between the parties at signing, and

(ii) additional employees (for avoidance of doubt, including certain employees in France) to be designated by the Buyer and notified to Sellers in writing and within two weeks from the signing date of this Agreement (all such employees under b(i) and b(ii)the “Non-TUPE Transferring Employees”).
Such number of TUPE Transferring Employees and Non-TUPE Transferring Employees totaling in the aggregate the “Agreed Number of TUPE and Non-TUPE Employees”, as such number was agreed between the parties at the signing of this Agreement.
“Business” has the meaning set forth in the recitals.
“Business Contract” shall mean any customer or vendor Contract relating to the Business.
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.
“Buyer” has the meaning set forth in the preamble.
“Buyer Affiliate” means any Affiliate of the Buyer designated by the Buyer to, prior to the Closing, (i) purchase, acquire and accept from any Seller any Purchased Asset and/or (ii) assume any Assumed Liability.
“Buyer Benefit Plans” has the meaning set forth in Section 6.14(r).
“Buyer Compliance Certificate” has the meaning set forth in Section 3.2(a)(iii).
“Cap” has the meaning set forth in section 7.5(b) .
“Claims” has the meaning set forth in Section 6.20.
“Closing” has the meaning set forth in Section 3.1.
“Closing Adjustment Certificate” has the meaning set forth in Section 2.8(a)(i).

“Closing Amount” means an amount equal to the Base Purchase Price, less the Escrow Amount, less the Estimated Working Capital Deficit (if any), plus the Estimated Working Capital Excess (if any).
“Closing Balance Sheet” has the meaning set forth in Section 2.8(a)(i).
“Closing Date” has the meaning set forth in Section 3.1.
“Closing Working Capital” means Current Assets less Current Liabilities, determined as of the Closing Date.
“Closing Working Capital Statement” has the meaning set forth in Section 2.8(b)(i).
“COBRA” has the meaning set forth in Section 6.14(e).
“Code” means the Internal Revenue Code of 1986, as amended.
“Collective Group” means any labor union, works council, or other organizations or groups representing or purporting or attempting to represent any TUPE Transferring Employees.
“Confidentiality Agreement” means that certain Confidentiality Agreement by and between Comverse and Amdocs Management Ltd. dated as of October 29, 2014.
“Consents” means consents, approvals, requirements, exemptions, orders, waivers, allowances, novations, authorizations, declarations, filings, registrations and notifications.
“Contract” means any legally binding contract, lease, mortgage, license, instrument, note, commitment, undertaking, obligation, indenture or other agreement, whether written or oral.
“Current Assets” means the current assets of the Business included in the line items set forth on Section 2.8(a)(i) of the Disclosure Schedules and acquired pursuant to the terms of this Agreement.
“Current Liabilities” means the current liabilities of the Business included in the line items set forth on Section 2.8(b)(i) of the Disclosure Schedules and assumed pursuant to the terms of this Agreement.
“Customers Transition Services Agreement” has the meaning set forth in Section 2.5(d).
“Disclosure Schedules” means the Disclosure Schedules delivered by the Sellers and the Buyer concurrently with the execution and delivery of this Agreement.
“Disputed Amounts” has the meaning set forth in Section 2.8(c)(iii).
“Draft Allocation” has the meaning set forth in Section 2.9.

“Employee Benefit Plan” means (i) each “employee benefit plan” (as such term is defined in ERISA § 3(3)), that any Seller participates in, is a party or contributes to, or with respect to which any Seller could reasonably be expected to have any material liability with respect to the BSS Employees; and (ii) each other plan, program, understanding or arrangement including any pension, retirement, deferred compensation, severance, termination, cash balance, money purchase, savings, profit sharing plan, unemployment compensation plan, annuity, deferred compensation, bonus, incentive (including, without limitation, cash, share option, share bonus, equity-based benefit, share appreciation, phantom shares, restricted share, restricted share unit and share purchase), medical, dental, vision, hospitalization, long-term care, prescription drug and other health, employee assistance, cafeteria, flexible benefits, life insurance, labor insurance, short and long term disability, vacation pay, working hours, over time, on-call, stand by, other welfare and fringe benefit and similar plans, or work rules (mandatory or otherwise) for any current or former employee or director that does not constitute an “employee benefit plan” (as defined in ERISA § 3(3)), that any Seller presently participates in, is a party or contributes to, or with respect to which any Seller could reasonably be expected to have any material liability with respect to the BSS Employees.
"Employment Claims" means any claims, whether made or threatened by an individual, a Collective Group, or any Governmental Authority arising out of, in relation to or in connection with (a) the employment of any TUPE Transferring Employee or Non TUPE Transferring Employee prior to Closing; (b) the termination of any Non-TUPE Transferring Employees by the Sellers or their Affiliates (c) any act or omission of the Sellers or their Affiliates in relation to any TUPE-Transferring Employee or Non-TUPE Transferring Employee; (d) any failure by a Seller or its Affiliates to comply in full with its or their obligations under the Transfer Regulations including but not limited to any obligations to provide information to and/or consult with any TUPE-Transferring Employees or their representatives; and (e) an allegation made by any employee or worker or former employee or worker of a Seller or its Affiliates who is not a TUPE-Transferring Employee that he or she has rights against the Buyer or any of its Affiliates by reason of the Transfer Regulations.
“Encumbrance” means any lien, pledge, hypothecation, mortgage, deed of trust, security interest, charge, claim, easement, encroachment, defect in title, option, right of first refusal, restriction or rights of third parties of any nature or other similar encumbrance existing or known to be pending restricting the right to sell, dispose of or otherwise use any asset or the possession, exercise or transfer of any attribute of ownership of any asset, or any claim with respect to any of the foregoing.
“Environmental Claim” means any Governmental Order, action, suit, claim, investigation or other legal proceeding by any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the Release or threatened Release of Hazardous Materials into the environment, (b) or exposure to any Hazardous Materials; or (c) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority relating to pollution or the protection of the environment, natural resources, endangered or threatened species, or relating to human health or safety in respect of Hazardous Materials, including those concerning exposure to, or the use, storage, recycling, reclamation, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.
“Environmental Notice” means any written directive or notice of violation or infraction or respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.
“Environmental Permit” means any Permit, required under or issued, granted, or authorized pursuant to Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“Escrow Agent” means the escrow agent agreed between the Buyer and Comverse between signing and Closing.
“Escrow Agreement” means an escrow agreement by and among the Buyer, the Sellers and the Escrow Agent in the form agreed between the parties between signing and Closing.
“Escrow Amount” means US$26 million.
“Escrow Fund” has the meaning set forth in Section 2.7(c).
“Estimated Working Capital” has the meaning set forth in Section 2.8(a)(i).
“Estimated Working Capital Deficit” means the amount by which the Target Working Capital exceeds the Estimated Working Capital.
“Estimated Working Capital Excess” means the amount by which the Estimated Working Capital exceeds the Target Working Capital.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Assets” has the meaning set forth in Section 2.2.
“Excluded Intellectual Property” means the Intellectual Property listed in Section 2.2(g) of the Disclosure Schedules which shall not include, for the avoidance of doubt, any Intellectual Property used in the Business.

“Excluded Liabilities” has the meaning set forth in Section 2.4.
“Financial Statements” has the meaning set forth in Section 4.7(a).
“Final Closing Working Capital” means: (i) if the Sellers accept the Buyer’s calculation of the Closing Working Capital as set forth in the Closing Working Capital Statement, or the Sellers fail to deliver a Statement of Objections before the expiration of the Review Period as set forth in Section 2.8(c)(ii), the Final Closing Working Capital shall be the Closing Working Capital set forth in the Closing Working Capital Statement, (ii) if there is a dispute between the Sellers and the Buyer with respect to the calculation of the Closing Working Capital as set forth in Section 2.8(c)(iii), the Final Closing Working Capital shall be the Closing Working Capital as determined by the Independent Accountant in accordance with Section 2.8(c)(iii), and (iii) otherwise, if agreed between the Buyer and the Sellers, the Final Closing Working Capital shall be such amount of Closing Working Capital as is agreed between the Buyer and the Sellers.
“FOSS” means any software that is distributed as open source software (e.g., Linux), including, without limitation, Software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following (regardless of Software license version): GNU’s General Public License (GPL), Lesser/Library GPL (LGPL), Affero General Public License (AGPL), the Artistic License (e.g., PERL), the Mozilla Public License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), the BSD License, and the Apache License.
“Fundamental Buyer Representations” means the representations contained in Section 5.1 (Organization and Standing of Buyer) and Section 5.2 (Authority of Buyer).
“Fundamental Seller Representations” means the representations contained in Section 4.1 (Organization); Section 4.2 (Authorization); Section 4.4 (Title to Purchased Assets); Section 4.11 (Tax Matters); Section 4.12 (Intellectual Property) and Section 4.20 (Absence of Questionable Payments) hereof.
“GAAP” means U.S. generally accepted accounting principles.
“Governmental Approval” has the meaning set forth in Section 4.3.
“Governmental Authority” means any federal, state, or local government or political subdivision thereof, whether in the United States or any other jurisdiction, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Grant" has the meaning set forth in Section 4.25.
“Hazardous Materials” means any material, substance, or waste, regardless of physical form or concentration, that is defined, designated or otherwise regulated under Environmental Laws due to its toxic or hazardous effect on human health or the environment, including; any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde and polychlorinated biphenyls.
“Indebtedness” means, without duplication, all obligations or liabilities, whether contingent or otherwise and including all obligations for principal, interest, premiums, penalties, fees and breakage costs, (i) in respect of money borrowed (whether current, short-term or long-term, secured or unsecured, and including all overdrafts and negative cash balances); (ii) evidenced by notes, debentures, bonds or other similar instruments for the payment of which a Seller is responsible or liable; (iii) issued or assumed as the deferred purchase price of property or services; (iv) in respect of conditional sales or under any title retention agreement, (v) under leases required to be capitalized in accordance with GAAP; (vi) secured by an Encumbrance against any of Sellers’ properties or assets; (vii) for bankers’ acceptances or similar credit transactions issued for the account of Sellers; (viii) under any currency or interest rate swap, hedge or similar protection device; (ix) under any letters of credit, performance bonds or surety obligations (including under the Surety Documents); (x) that would be classified as indebtedness on a balance sheet under GAAP; and (xi) in respect of all obligations of other Persons of the type referred to in clauses (i)-(x) the payment of which any Seller is responsible or liable, directly or indirectly, as obligor, guarantor, surety or similar capacity, including guarantees of any such obligations.
“Indemnification Judgment” has the meaning set forth in Section 7.6(b)(iv).
“Indemnified Party” has the meaning set forth in Section 7.5.
“Indemnifying Party” has the meaning set forth in Section 7.5.
“Independent Accountant” means a mutually acceptable nationally or regionally recognized independent accounting firm.
“Intellectual Property” means any and all industrial and intellectual property rights throughout the world and all rights associated therewith, including (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), invention disclosures, discoveries and improvements, including those that (i) are included in any Patent claim, and/or (ii) are subject matter capable of being reduced to a Patent claim in a reissue or reexamination proceedings brought on a Patent, and/or (iii) could have been included as a claim in a Patent; and all patents (including utility and design patents, industrial designs and utility models), patent applications, and all other rights of inventorship, worldwide, together with all reissuances, renewals, extensions, provisionals, continuations, continuations-in-part, continuing prosecution applications, requests for continuing examinations, divisions, supplementary protection certificates, extensions and re-examinations thereof; and any registrations of any of the foregoing, worldwide, including all priority rights (collectively, "Patents"); (b) trademarks, common law trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and URL addresses and general-use e-mail addresses, together with the goodwill associated with any of the foregoing throughout the world, and all applications, registrations and renewals thereof (collectively, "Marks"); (c) copyrights and registrations and applications therefor, including in and to works of authorship, Moral Rights, mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, and all other rights corresponding thereto throughout the world, whether published or unpublished, including rights to prepare, reproduce, perform, display and distribute copyrighted works and copies, compilations, collective works, and derivative works thereof (collectively, "Copyrights"); (d) all trade secrets and confidential business and technical information (including ideas, research and development, know-how, formulas, technology, compositions, manufacturing and production processes and techniques, technical data, engineering, production and other designs, plans, drawings, engineering notebooks, industrial models, software and specifications), in each case, that are not publicly known and whether or not they constitute a "trade secret" as defined under applicable Law (collectively, "Trade Secrets"); (e) all (i) software, computer programs, including any and all software implementations of algorithms, models flow charts, diagrams, descriptive text and programs and methodologies, whether in Source Code or object code, (ii) computer-based databases and compilations, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, (iv) all versions, updates, corrections, enhancements and modifications related to any of the foregoing, and (v) all documents (including, user manuals, training documentation, developer notes, comments and annotations) related to any of the foregoing; (collectively, "Software"); (f) all computer and electronic data, data processing programs, documentation computer print-outs, underlying tapes, computer databases and similar items), computer applications and operating programs and network identifiers; (g) all rights to sue for and remedies against past, present and future infringement, misappropriation or dilution of any or all of the foregoing and rights of priority and protection of interests therein under the Laws of any jurisdiction worldwide; (h) all copies and tangible embodiments of any or all of the foregoing (in whatever form or medium, including electronic media); and (i) all other proprietary, intellectual property and other rights relating to any or all of the foregoing.
“Intellectual Property Assets” has the meaning set forth in Section 2.1(h).
“Intellectual Property Assignments” has the meaning set forth in Section 3.3(h)(iii).
“Intellectual Property Licenses” means all licenses, sublicenses and other agreements by or through which other Persons, including Sellers’ Affiliates, grant any Seller exclusive or non-exclusive rights or interests in or to any Intellectual Property that is used in connection with the Business.

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names, and copyrights, issued and reissued patents and pending applications for any of the foregoing.
“Key Employees” means those Persons designated as key employees as agreed between the parties.
“Knowledge of Seller(s)” or “Seller(s)’ Knowledge” (and expressions of similar import) means the knowledge of each of the directors and officers of the Sellers, and each of persons listed on Section 1.2 of the Disclosure Schedule. An individual will be deemed to have “Knowledge” of a particular fact or matter if such individual is actually aware of such fact or matter or if such individual should have become aware of such fact or matter after making due inquiry or otherwise in the course of performing his or her duties (including, without limitation, to the extent required, inquiry of such Persons who may be reasonably expected to have knowledge of the fact or matter asserted).
“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.
“Leased Real Property” has the meaning set forth in Section 4.10(a).
“Leases” has the meaning set forth in Section 4.10(a).
“Legal Proceedings” means any judicial, administrative or arbitral action, suit, litigation or proceeding (including civil, criminal, administrative, investigative or appellate proceeding), at law or in equity by or before any Governmental Authority.
“Liability” means any and all claims, debts, liabilities, obligations and commitments of whatever nature, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated or due or to become due, and whenever or however arising (including those arising out of any Contract or tort, whether based on negligence, strict liability or otherwise and including with respect to royalty and other payment obligations to the OCS).
“Losses” means losses, damages, Liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, Taxes costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that "Losses" shall not include punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.
“Major Customers” has the meaning set forth in Section 4.13(a).

“Major Vendors” has the meaning set forth in Section 4.13(a).
“Material Adverse Effect” means any event, occurrence, fact, condition or change, when taken individually or together with any other events, changes, conditions, circumstances of effects, that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, prospects, condition (financial or otherwise) or assets of the Business, (b) the value of the Purchased Assets or Assumed Liabilities, or (c) the ability of Sellers to consummate the transactions contemplated hereby on a timely basis; provided, however, that "Material Adverse Effect" shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial, banking or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions in and of itself (provided that the underlying causes of such failures shall not be excluded) (vi) any action required or permitted by Buyer under this Agreement; provided, however, that the underlying event, change, effect, condition or circumstance giving rise to such written consent by Buyer may constitute a Material Adverse Effect; (vii) any changes in applicable Laws or accounting rules, including GAAP; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (vii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Business compared to other participants in the industries in which the Business operates.
“Material Contracts” has the meaning set forth in Section 4.13(a).
“Moral Rights” means any rights of paternity, integrity, disclosure, attribution, any right to claim authorship of an invention or work of authorship, the right to prevent others from making derogatory changes in the authors' work in a manner that reflects negatively on or would be prejudicial to the author's professional standing, his/her goodwill, dignity, honor or reputation, the right to object to any distortion, mutilation or other modification of, or other derogatory action in relation to any invention, work of authorship, or any other intellectual property right, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty regardless of whether or not such right is denominated or generally referred to as a “moral right,” including under Sections 45-46 of the Israeli Copyright Law - 2007.
“Non-Compete Period” has the meaning set forth in Section 6.17.
“OCS" means the Office of the Chief Scientist of the Israeli Ministry of Economy (formerly the Ministry of Industry, Trade and Labor).
“OCS Buyer Reimbursement” has the meaning set forth in Section 2.4(j).

"OCS Transfer Amount" means the amount that is or may become payable to the OCS upon the transfer of the Purchased Assets (including the Scheduled 2.5 IP) and any rights thereto, outside of Israel at or after the Closing free of any restrictions and conditions (including any royalty payments) other than the payment of the OCS Transfer Amount.
“Open Source Software” has the meaning set forth in Section 12(f).
"Order" means any temporary, preliminary or permanent writ, order, decree, decision, injunction, finding, award or judgment that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any Governmental Authority.
“Paying Agent” has the meaning set forth in Section 2.7(b).
“Permits” means all permits, licenses, franchises, approvals, authorizations and consents of a Governmental Authority.
“Permitted Encumbrances” means any (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred as a matter of Law in the ordinary course of business; and (c) easements, rights of way, zoning, entitlement, building and other land use laws regulating the use or occupancy of Leased Real Property, and other similar encumbrances affecting Leased Real Property, in each case created as a matter of law and which do not, individually or in the aggregate, impair or interfere with the use or operation of such Leased Real Property and do not render title to such Leased Real Property unmarketable.
“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
“Post-Closing Adjustment” has the meaning set forth in Section 2.8(b)(ii).
“Post-Closing Tax Period” means any taxable period (or portion thereof) beginning after the Closing Date.
“PPA Independent Accountant” has the meaning set forth in Section 2.9.
“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date.
“Products” has the meaning set forth in Section 4.12(a).
“Property Taxes” has the meaning set forth in Section 6.15(c).
“Purchase Price” has the meaning set forth in Section 2.6.

“Purchased Assets” has the meaning set forth in Section 2.1.
“R&D Law” has the meaning set forth in Section 6.24.
“RE Guarantees” has the meaning set forth in Section 4.10(a).
“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing, including abandonment.
“Released Entities” has the meaning set forth in Section 6.20.
“Representative” means, with respect to any Person, any and all shareholders, directors, officers, employees, consultants, financial advisors, investment balances, counsel, accountants and other agents of such Person.
“Resolution Period” has the meaning set forth in Section 2.8(c)(ii).
“Retained Lease” has the meaning set forth in Section 6.21.
“Review Period” has the meaning set forth in Section 2.8(c)(i).
“Schedule 2.5 License” has the meaning set forth in Section 2.5(e).
“Schedule 6.7(a) Contracts” has the meaning set forth in Section 6.7(a).
“Schedule 6.7(b) Assets” has the meaning set forth in Section 6.7(b).
“Scheduled 2.5 IP” has the meaning set forth in Section 2.5(e)
“Securities Act” means the Securities Act of 1933, as amended.
“Seller” and “Sellers” have the meaning set forth in the preamble.
“Sellers Compliance Certificate” has the meaning set forth in Section 3.3(a)(iii).
"Sellers Designated Representative" means Comverse, Inc.
“SOWs” has the meaning set forth in Section 2.1(c).
“Specified Assets” has the meaning set forth in Section 2.10.
“Statement of Objections” has the meaning set forth in Section 2.8(c)(ii).
“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person controlled by such first Person, directly or indirectly, through one or more intermediaries.
“Surety Documents” has the meaning set forth in Section 6.16.
“Surety Obligations” shall mean all obligations under any outstanding bonds (including surety, bid, completion and performance bonds), letters of credit, bank guarantees and other surety arrangements issued or entered into in connection with the Assigned Contracts..
“Survival Period” has the meaning set forth in Section 7.1.
“Tangible Personal Property” has the meaning set forth in Section 2.1(i).
“Target Working Capital” means US$27.5 million.
“Tax” or “Taxes” means any and all taxes, charges, duties, levies, imposts or other assessments, reassessments, or mandatory payments of any kind whatsoever in the nature of a tax, imposed by or payable to any Taxing Authority and/or any other Governmental Authority, including gross income, net income, gross receipts, license, payroll, employment, workers’ compensation, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, property, personal property, alternative or add-on minimum, estimated, sales, use, transfer, registration, value added, business, ad valorem, duties, occupancy, utility, services, municipal, real property, capital gain or other taxes, including any interest, penalty, or addition thereto.
“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Taxing Authority” means any relevant tax authority and any other Governmental Authority responsible for the imposition, assessment, collection or administration of any Tax, whether federal, state or local.
“Termination Date” has the meaning set forth in Section 8.1(f).
“Third Party Claim” has the meaning set forth in Section 7.6(a).
“Transaction” has the meaning set forth in the recitals.
“Transaction Documents” means this Agreement, the Bills of Sale, the Assignment and Assumption Agreements, the Assignment and Assumption of Leases, the Assignment and Assumption of Leased Tangible Personal Property, Escrow Agreement, Paying Agent Agreement, if any, Additional Agreements, the Transition Services Agreement and the other agreements, instruments and documents required to be delivered at the Closing.

"Transfer Regulations" means (a) the TUPE Regulations; (b) any other Law implementing the EU Acquired Rights Directive (77/187/EEC); and (c) any other Law in any applicable jurisdiction worldwide providing for the automatic transfer of employees
“Transfer Taxes” has the meaning set forth in Section 6.15(a).
“Transferred Employee” has the meaning set forth in Section 6.14(q).
“Transferred Lease” means the leases set forth on Section 1.1 of the Disclosure Schedule.
“Transition Services Agreement” has the meaning set forth in Section 3.3(h)(v).
“TUPE Claims” means (a) a claim made by a TUPE Transferring Employee or Collective Group before or after Closing for a failure or alleged failure by the Sellers or their Affiliates to comply with their obligation to provide information and to inform and consult under the Transfer Regulations arising by reason of either a refusal or failure or omission (including an innocent omission) by the Buyer or its Affiliates to provide the Sellers or their Affiliates with details of any measures or actions that the Buyer or any Affiliate of the Buyer proposes to take with regard to the TUPE Transferring Employees following Closing, (b) a claim made before or after Closing by a TUPE Transferring Employee by reason of a substantial change proposed or made by the Buyer or any Affiliate of the Buyer to the working conditions or terms of employment of that TUPE Transferring Employee to the material detriment of the TUPE Transferring Employee, and for purposes of this definition, the expressions “substantial change” and “material detriment” shall have the same meaning as for the purposes of regulation 4(9) of the TUPE Regulations, and (c) a claim related to the employment or termination of employment of any TUPE Transferring Employee by the Buyer or any Affiliate of the Buyer following the Closing.
“TUPE Liabilities” means all Liabilities that transfer to the Buyer or its Affiliates by operation of the Transfer Regulations but not any other Liabilities.
“TUPE Regulations” means the Transfer of Undertakings (Protection of Employment) Regulations 2006, as amended by the Collective Redundancies and Transfer of Undertakings (Protection of Employment) (Amendment) Regulations 2014, currently in force in the United Kingdom.
“Undisputed Amounts” has the meaning set forth in Section 2.8(c)(iii).
“US$” means the lawful currency of the United States.
“Used Names” has the meaning set forth in Section 6.23(a).
“VAT Benefit” has the meaning set forth in Section 6.15(c).

Section 1.2    Terms Generally. The definitions in this Article I shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The words “herein”, “hereof” and “hereunder” and words of similar import refer to this Agreement (including the Exhibits and Schedules to this Agreement) in its entirety and not to any part hereof unless the context shall otherwise require. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Unless the context shall otherwise require, any references to any agreement or other instrument or statute (which shall be construed to include regulations promulgated thereunder) or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provisions). Any reference to any supranational, national, federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

ARTICLE II
PURCHASE AND SALE

Section 2.1    Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, effective as of the Closing Date, each Seller agrees to sell, assign, transfer, convey and deliver to Buyer (or any Buyer Affiliate designated by Buyer), and Buyer (or any Buyer Affiliate, if applicable) shall purchase from each Seller, free and clear of any Encumbrances other than Permitted Encumbrances and without any Liability of any kind or nature, other than those specifically included in the Assumed Liabilities (and in the event that the assignment, transfer, conveyance or delivery of any Purchased Asset to the Buyer or any Buyer Affiliate involves or gives rise to any Liability other than a Liability specifically included in the Assumed Liabilities, then such Liability shall be an Excluded Liability hereunder), all of such Seller’s right, title and interest in and to all of the Purchased Assets. "Purchased Assets" shall mean the following, to the extent that such assets, properties and rights relate to or are used or held for use in connection with, the Business (whether or not also used by a Seller, or relate also to businesses or operations of a Seller outside of the Business), including all assets set forth on Section 2.1(a) through (s) of the Disclosure Schedules:
(a)Accounts Receivable. All Accounts Receivable of the Business (whether or not deferred, and whether or not current) and all rights in, to and under claims for refunds, rebates or other discounts due from suppliers or vendors, including as a result of prepaying expenses, and rights to offset in respect thereof under Assigned Contracts.

(b)Inventory. All inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories of the Business.

(c)Customer Contracts. (i) The Contracts (except for statements of work ("SOWs"), change requests and ongoing projects) listed on Section 2.1(c)(i) of the Disclosure Schedules, being the effective Contracts with the twenty five (25) customers that generated the highest revenues of the Business in fiscal year 2014, copies of which were delivered to Buyer, (ii) the Contracts listed on the schedule entitled Project Exhibit delivered to the Buyer by Sellers on the date hereof, being all existing SOWs, purchase orders and change requests relating to all ongoing projects (excluding maintenance) of the Sellers, copies of which were delivered to Buyer, (iii) all maintenance and license Contracts with any of the customers listed on Section 2.1(c)(iii) of the Disclosure Schedules (except for SOWs, purchase orders and change requests relating to all ongoing projects and except for any such Contract that includes an exclusivity or most favored nation pricing provision on the Business that may have an adverse effect on the Business and which an exclusivity or most favored nation pricing provision was not disclosed under the Disclosure Schedules, copies of which were delivered to Buyer, and (iv) all customer Contracts relating to the Business entered into after the date hereof and prior to the Closing in compliance with Section 6.2.

(d)Other Contracts. (i) Only the agent Contracts designed by the Buyer to Sellers prior to Closing in accordance with Section 6.7(a) of this Agreement, (ii) the Contracts listed on Section 2.1(ii) of the Disclosure Schedules with suppliers, sub-contractors and vendors, and (iii) all the Intellectual Property Licenses related to the Business, including those set forth on Section 2.1(d)(iii) of the Disclosure Schedules, and (iv) the Transferred Leases and the replaced Surety Obligations (the items in Section 2.1(c) and (d) collectively, the “Assigned Contracts”).

(e)Current Assets. The Current Assets, including, without limitation, all deposits and prepaid expenses, other than Excluded Assets

(f) Customer Proposals. Any proposals submitted by any Seller (or such Seller's Subsidiary) prior to the date hereof to potential customers of the Business and any proposals submitted by any Seller after the date hereof to potential customers of the Business in compliance with Section 6.2 in the ordinary course of business hereafter and consistent with past practices.

(g)Documents. All documents (including Contracts) that are used or held for use in, or are necessary for the conduct of, the Business or any of the Purchased Assets or Assumed Liabilities.

(h)Intellectual Property. All Intellectual Property owned by each Seller and used in connection with or necessary for the conduct of the Business (whether or not also used by a Seller, or related also to business or operations of a Seller, outside of the Business), including the Intellectual Property Registrations set forth on Section 2.1(h) of the Disclosure Schedules (the “Intellectual Property Assets”).

(i)Intellectual Property Registration. All rights to apply in any or all countries and regions of the world for patents or other Intellectual Property Registrations for or related to the Intellectual Property Assets.
(j)Tangible Personal Property. All furniture, fixtures, equipment (including research and development equipment), telecom equipment, machinery, tools, vehicles, office equipment, furnishings, leasehold improvements, vehicles, computers and computer related hardware, supplies and other tangible personal property owned or leased by a Seller, or used for the conduct of the Business, including those set forth on Section 2.1(j) of the Disclosure Schedules, but excluding those furniture, fixtures and non computer equipment in the real properties subject to the Retained Leases (the “Tangible Personal Property”).

(k)Acquired Leases. All Transferred Leases.

(l)Permits. All Permits, including Environmental Permits, held by each Seller and related to the Business, including those listed on Section 2.1(l) of the Disclosure Schedules, but only to the extent such Permits may be transferred under applicable Law.

(m)Rights against Third Parties. All rights of the Sellers under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors, customers, vendors, partners, system integrators and agents to the extent relating to or affecting any Purchased Assets or the Business, including without limitation rights to receive indemnification with respect to Intellectual Property of any third party that is embedded or used in (or with) any Purchased Assets or the Business, if any.

(n)Backlog. Any backlog relating to the Business (being the amount of specified products and services that are scheduled to be delivered by the Sellers in connection with the Business after the Closing pursuant to, and calculated in accordance with, valid and binding agreements or firm purchase orders, all as set forth in the schedule entitled Backlog Information provided by Sellers to Buyer on the date hereof.

(o)Causes of Action. All past, present and future causes of action (whether known or unknown, whether currently pending, filed or otherwise including, without limitation, rights under the confidentiality, invention, assignment and noncompete provisions) and other enforcement rights under or on account of the Business or any Purchased Assets or Assumed Liabilities.

(p)Insurance. All third party property and casualty insurance proceeds in respect of any of the Purchased Assets and/or the Business or Assumed Liabilities.

(q)Books and Records. To the extent maintained by a Seller or any of its Affiliates and not otherwise addressed in this Section 2.1, originals, or where not available, copies, of all books and records, including books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records, strategic plans, internal financial statements and marketing and promotional surveys, material and research, that relate to the Business or the Purchased Assets (provided that Sellers shall be permitted to retain a copy of such materials and information), excluding though, for the avoidance of doubt, materials to the extent related to the Excluded Assets or the Excluded Liabilities.

(r)Goodwill. All goodwill associated with any of the Business and/or any Purchased Assets or Assumed Liabilities.
(s)Other Assets. All other rights, Contracts, assets, properties and business not included in Section 2.1(a) through (r), of every kind and description, wherever located, real, personal or mixed, tangible or intangible, purported to be or owned, held for use or used in the conduct of the Business by any Seller or its Subsidiary as the same existed prior to or will exist on the Closing Date; provided that the Buyer requests in writing for them to be included in the Purchased Assets before or after the Closing.

Section 2.2    Excluded Assets. Notwithstanding anything herein to the contrary, each Seller shall retain and shall not sell, transfer, assign or deliver to Buyer (or any Buyer Affiliate), and neither Buyer nor any Buyer Affiliate shall acquire, and the Purchased Assets shall not include, any of the rights, properties, assets, whether tangible or intangible, real, personal or mixed (or any title or interest therein) which are not defined as Purchased Assets under this Agreement (the “Excluded Assets”). Without limiting the generality of the foregoing, the Excluded Assets shall include the assets listed on Section 2.2(a) through (k) of the Disclosure Schedules, and the following assets:

(a)Cash and Cash Equivalents. All cash and cash equivalents, restricted cash, bank accounts, inter-company balances and securities of any Seller.

(b)Contracts and Offers. All Contracts and offers not assumed under Section 2.1, and all offers, proposals, indications of interest, or confidentiality agreements or standstill agreements relating to the sale of the Business, directly or indirectly, to or from any party.

(c)Excluded Leases. All Retained Leases.

(d)Corporate Organization Documents. The corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of each Seller.

(e)Employee Benefit Plans and Files. All Employee Benefit Plans and trusts or other assets attributable thereto and all employee-related or employee benefit-related files or records, other than personnel files of Transferred Employees, to the extent permitted by Law.

(f)Tax Assets. All Tax assets (including duty and Tax refunds and prepayments) and Tax attributes of any Seller or any of its Affiliates.

(g)Excluded Intellectual Property. Excluded Intellectual Property

(h)Certain Contracts. All Contracts with entities in sanctioned countries, if any.

(i) Certain Stock. All capital stock of each Seller and any Subsidiary of any Seller.

(j)Specific Assets. The assets, properties and rights specifically set forth on Section 2.2(j) of the Disclosure Schedules.

(k)Transaction Documents. The rights which accrue or will accrue to each Seller under the Transaction Documents.

Section 2.3    Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Buyer shall assume and acquire, effective as of the Closing, only such Liabilities that relate to the Purchased Assets and/or the Business and that, in each case are (i) included in the Assigned Contracts (that are assigned to Buyer at Closing) and which are due to be performed pursuant to the terms thereof after the Closing, (ii) incurred after the Closing and that arise out of facts or circumstances occurring after the Closing, (iii) the OCS Buyer Reimbursement, if applicable, and (iv) Transfer Taxes, to the extent to be borne by Buyer in accordance with Section 6.15(a) but in all cases, excluding the Excluded Liabilities specifically listed under Section 2.4(a) through (r ) below (collectively, the “Assumed Liabilities”). The Buyer will not assume or be otherwise liable for Liabilities of the Sellers or any Sellers Subsidiary or otherwise relating to the Business, or the Purchased Assets, except for the Assumed Liabilities.
Section 2.4    Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement or any other Transaction Document, Buyer (or any Buyer Affiliate) shall not assume and shall not be responsible to pay, perform or discharge any Liabilities or obligations of any Seller (regardless of whether such liability or obligation is disclosed herein or on any schedule or exhibit hereto or is transferred due to operation of any Law) other than the Assumed Liabilities (collectively, the “Excluded Liabilities”), and the Sellers (or any such other Person) shall remain solely and exclusively liable for the Excluded Liabilities. The Excluded Liabilities include, without limitation, the following:

(a)General. Any Liabilities, which exist or will be incurred in the future, whether arising under any Contract, commitment, verbal understanding, agreement, tort or otherwise, which arise from facts or circumstances occurring on or prior to the Closing Date or relating to or arising out of the Excluded Assets or in connection with any activity or matter which is not a part of the Business.

(b)Ongoing Projects. Any Liabilities relating to ongoing projects not set forth on Section 2.1(c)(ii) of the Disclosure Schedules.

(c)Deal Expenses and Liabilities. Any and all of the Sellers’ Liabilities, costs and expenses arising or incurred in connection with the preparation, negotiation, execution, delivery and performance of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby (including fees and expenses of counsel, accountants, consultants, investment bankers advisers and others) and all Liabilities due to the transfer of the Purchased Assets and Assumed Liabilities to the Buyer (including the costs and expenses required for, or related to, the transfer of any Contract, Purchased Asset or the receipt of any Consent).

(d)Employee Liabilities. Any Liability to any employee or independent contractor of a Seller including, without limitation, Liabilities arising out of or based upon (i) any promise or agreement to pay such individual any portion of the proceeds of the purchase contemplated by this Agreement, or to pay or grant any such individual a bonus, commission or any other benefit with respect to events or periods prior to or as of the Closing and after Closing and during the complete transition period under the Transition Services Agreement or based on the purchase contemplated by this Agreement, (ii) the employment, services, or termination of employment or service, including in connection with this Agreement (including all change of control, remuneration of any kind, salaries, profit sharing, participations, overtime, sales commissions, bonus, termination, severance and Employee Benefit Plan, or similar payments relating to or arising from the transaction contemplated herein), together with any employer-paid portion of any employment and payroll taxes related thereto), of such Person with a Seller (including through companies that supply services such as "man power" or similar services) on or prior to the Closing and after Closing and during the complete transition period under the Transition Services Agreement, (iii) workers’ compensation claims which relate to events occurring on or prior to the Closing Date and after Closing and during the complete transition period under the Transition Services Agreement or (iv) employment laws, regulations, collective bargaining agreements, extension orders, case laws or otherwise owed to any employee or independent contractor of a Seller. Buyer shall not assume or have any Liability with respect to any Liabilities of any kind or type related to employees or independent contractor of any Seller with respect to any period prior to the Closing and after Closing and during the complete transition period under the Transition Services Agreement.

(e)Lease Related Liabilities. Any Liabilities of Sellers with respect to Retained Leases and, with respect to the period prior to Closing, also Transferred Leases.

(f)Subsidiaries Liabilities. Any Liabilities of any of the Subsidiaries of the Sellers or of any shareholder thereof, whether arising prior to, at or after the Closing.

(g)Royalties. Any royalties or other Liabilities to any third party due to the involvement of any current or former agent or reseller of the Sellers in the Business, whether arising or incurred on or prior to or after the Closing.

(h)Legal Proceedings. Any Liabilities in respect of any pending or threatened Legal Proceeding against the Sellers, their Affiliates or any Person on their behalf (including, without limitation, the Liabilities listed on Section 2.4(h) of the Disclosure Schedules).

(i)Indebtedness. All Indebtedness (subject to Section 6.16).

(j)OCS Payments. The OCS Transfer Amount, if any; provided that to the extent a Seller becomes liable to pay an OCS Transfer Amount with respect to the items listed on Section 2.5(d) of the Disclosure Schedules, Buyer shall reimburse such Seller with the lower of (i) 30% of the amount of the OCS Transfer Amount with respect to such item, and (b) US$700,000 (such lower amount, the “OCS Buyer Reimbursement”) provided, further, that, Buyer shall provide notice to the Sellers prior to removing the any Intellectual Property listed on Section 2.4(j) of the Disclosure Schedules from Israel.

(k)Tax Liabilities. Any Liabilities or obligations for (i) Taxes of or due by any Seller or any Subsidiary of any Seller (including as a result of this Agreement, the transactions contemplated hereby, income Taxes and employment related Taxes), (ii) Taxes that relate to the Business, Purchased Assets or the Assumed Liabilities for the Pre-Closing Tax Period, (iii) Taxes of the Sellers or any Subsidiary relating to the Excluded Assets or Excluded Liabilities, (iv) payroll Taxes of any Seller or any Subsidiary of any Seller due with respect to the Pre-Closing Tax Period (whether accrued, for financial accounting purposes, before or after the Closing Date), (v) payments under any Tax allocation, sharing or similar agreement entered into by any Seller or any Subsidiary of any Seller (whether oral or written) and (vi) with respect to any receivable taken into account in the Estimated Working Capital or Post-Closing Adjustment, any Taxes of Buyer or any of its Affiliates (including due to any withholding by any payer of such receivables) with respect to such receivables (hereinafter referred to collectively as “Excluded Taxes”).

(l)Pre-Closing Liabilities. Any Liabilities arising out of, under or in connection with the Assigned Contracts or any other Purchased Asset which arise from facts or circumstances occurring on or prior to the Closing Date (including any Liability arising from any of the Sellers' or any of their Subsidiaries’ breach, default or failure to comply with any term of an Assigned Contract (or other Purchased Asset) or failure to complete any deliverable or otherwise perform any obligation pursuant to a Contract prior to the Closing).
(m)Shareholder Actions. Any Liability to, or, any action or threatened action by or on behalf of any current or prior shareholder, holders of options (or similar instruments) or Representative of Sellers whether or not in connection with this Agreement and any Transaction Documents or the transactions contemplated hereby and thereby.

(n)Contracts not Assigned. Any Liabilities arising out of, under or in connection with any of the Sellers’ or any Subsidiary’s Contracts that are not Assigned Contracts, including those set forth on Section 2.5(d) of the Disclosure Schedules (subject to Section 6.7 below).

(o)Transfer Payments. Any Liabilities for stamp duty, registration fees or other fees, duties or Taxes payable in any jurisdiction in connection with the transfer of the Business or the Purchased Assets, whether as a transfer of assets or of a business.

(p)Operation of Business. Any Liabilities arising out of, relating to or otherwise in respect of (i) the operation of the Business on or prior to the Closing Date, (ii) any Excluded Asset, and (iii) any and all Liabilities for or in connection with compliance or failure to comply, prior to Closing, with any Laws applicable to the Business.

(q)Intellectual Property Breaches. Notwithstanding anything to the contrary in the Disclosure Schedule, any Liabilities and Losses that may arise from third party claims relating to the use or breach by a Seller, prior to Closing, of Intellectual Property of any third- party, Intellectual Property Licenses, Intellectual Property Assets, or any Open Source Software.

(r)Affiliate Liability. Any Liability between the Sellers and an Affiliate of Sellers.

Section 2.5    Further Conveyances and Assumptions; Consents.

(a)Effective at the Closing, the Sellers hereby, jointly and severally, irrevocably constitute and appoint the Buyer as their true and lawful attorney, with full power of substitution, in their name, but on behalf of and for the benefit of the Buyer and without additional consideration and in Buyer’s sole discretion (and without obligation on Buyer): (i) to demand and receive from time to time any and all the Purchased Assets and to make endorsements and give receipts and releases for and with respect to the same and any part thereof; (ii) to institute, prosecute and settle any and all actions or proceedings that Buyer may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Purchased Assets; (iii) to defend or settle any or all actions or proceedings with respect to any of the Purchased Assets; and (iv) to do all such acts and things in relation thereto as shall be deemed necessary or appropriate by Buyer. The Sellers hereby acknowledge that the appointment hereby made and the powers hereby granted are coupled with an interest and are not and shall not be revocable by them.

(b)Without derogating from anything in Section 2.5(a), from time to time following the Closing and without additional consideration to the Sellers, the Sellers (and Sellers shall cause each of their Subsidiaries) and Buyer shall execute, acknowledge and deliver in a reasonably prompt manner, all such further conveyances, notices, assumptions, releases and such other instruments, and shall take such further actions, in each case, as may be necessary or appropriate to assure fully to Buyer and its respective successors or assigns, all of the properties, rights, titles, interests, remedies, powers and privileges intended to be conveyed to Buyer under this Agreement and the Transaction Documents, including with respect to the Purchased Assets, and to assure fully to the Sellers the assumption of the Assumed Liabilities, and to otherwise make effective the transactions contemplated hereby and thereby.

(c)Notwithstanding anything to the contrary contained in this Agreement, to the extent the sale, assignment, transfer, conveyance or delivery or attempted sale, assignment, transfer, conveyance or delivery to the Buyer of any Purchased Asset is prohibited by any applicable Law or would require any Consent or Permit of any Governmental Authority or any Person, and such Consents or Permits shall not have been obtained prior to the Closing Date and the obtaining thereof is not a condition to the Closing, or that Closing has occurred irrespective that such condition was not met or such Purchased Asset has not transferred for any other reason, then to the extent that such Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom has not been duly transferred to the Buyer, then following the Closing, the Sellers shall be deemed to hold the Purchased Asset and all rights, benefits and privileges with respect thereto as a trustee for the sole benefit of the Buyer (or the applicable Buyer Affiliate) and shall manage such Purchased Asset solely in accordance with instructions of the Buyer, and the parties shall use their respective reasonable best efforts, and cooperate with each other, to obtain promptly such Consents or Permits. Pending such Consent or Permit, the parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to the Buyer the full benefits of use of such Purchased Asset; provided that to the extent of an Assigned Contract until such Consent or Permit is received, Sellers shall provide the services or products covered by such Assigned Contract or the equivalent thereof to Buyer without any additional consideration (except for the respective cost under the Assigned Agreement). Once such Consent or Permit for the sale, assignment, transfer, conveyance or delivery of a Purchased Asset not sold, assigned, transferred, conveyed or delivered at the Closing is obtained, the Sellers shall promptly assign, transfer convey or deliver, or cause to be assigned, transferred, conveyed and delivered, and to fullest extent possible under applicable Law, does (as of the time of and subject to the occurrence of such condition) hereby assign, transfer, and convey, such Purchased Asset to the Buyer for no additional consideration. To the extent that any such Purchased Asset cannot be transferred or the full benefits of use of any such Purchased Asset cannot be provided to the Buyer following the Closing, the Buyer and the Sellers shall enter into such arrangements for no additional consideration from the Buyer, to provide to the Buyer the operational equivalent of obtaining such Consent or Permit. Without limitation of the foregoing, in the event that at the Closing the registration of any Intellectual Property Assets in the name of the Buyer with the relevant Governmental Authority was not yet completed and perfected and/or if for any reason any Intellectual Property Asset (included in the Purchased Assets) is not transferred to the Buyer, then without limitation of any other rights of the Buyer, to the extent necessary to grant to the Buyer full and unrestricted use of such Intellectual Property Assets, the Sellers hereby grants to the Buyer, effective as of the Closing, an irrevocable, perpetual, royalty free, fully paid, worldwide, unrestricted, assignable, sub-licensable, exclusive license to make or have made any use or exploitation with respect thereto, and to copy, modify, reproduce, decompile, distribute, market, sell, export, import, license, modify such Intellectual Property Assets and create derivative works in respect thereof.

(d)With respect to any of the Contracts listed on Section 2.5(d) of the Disclosure Schedules and any other customer Contracts that are or may be Excluded Assets in accordance with Section 6.7(b) below, which are not assumed by Buyer or an Affiliate thereof at the Closing, following the Closing Buyer shall, on behalf of Sellers, provide the products and services under such customer Contracts for the duration of such customer Contracts under a customer transition services agreement (the “Customers Transition Services Agreement”), which shall be based on the following principles: (i) the Sellers shall continue to be the party to such customer Contracts at no additional cost to Buyer, (ii) the Sellers shall manage such customer Contracts solely in accordance with instructions of the Buyer (including with respect to any extensions, change requests, amendments, concessions any other changes), and (iii) the Buyer shall provide the Business products and services and be liable for the products delivered and services performed by Buyer under and in accordance with such customer Contracts and the Buyer shall be entitled to all rights, revenues, profits, benefits and privileges with respect thereto, and such amounts received by any Seller from such customers with respect thereto shall be received as a trustee for the sole benefit of the Buyer (or the applicable Buyer Affiliate) and transferred to the Buyer under such Customers Transition Services Agreement.

(e)Each Seller hereby grants to Buyer, and each Buyer Affiliate, an irrevocable, perpetual, royalty free, fully paid, worldwide, unrestricted, assignable, sub-licensable, exclusive with respect to the Business and non-exclusive with respect to any other use license (the “Schedule 2.5 License”) to the Intellectual Property listed on Section 2.5(e) of the Disclosure Schedules (the “Scheduled 2.5 IP”), including the license to make or have made any use or exploitation with respect thereto, and to copy, modify, reproduce, decompile, distribute, market, sell, export, import, license, modify such Intellectual Property and create derivative works in respect thereof, anywhere in the world; provided, however, that Buyer shall not use such Scheduled 2.5 IP to compete with Sellers in the digital services and Sellers shall not license or grant right of use in such Scheduled 2.5 IP to any Person that will allow such Person to compete with Buyer in connection with the Business. The Comverse One mark is owned by Seller, and Buyer will not challenge Seller’s rights in the Comverse One mark. Seller shall have the right to review the use of the Comverse One mark by the Buyer and to request modification of such use. To the extent Buyer, or any Buyer Affiliate requires, at any time, in connection with the Business, the use of Intellectual Property owned by a Seller which is not transferred hereunder and is not part of the Purchased Assets (but is currently being used by the Business), such Seller hereby grants to the Buyer, effective as of the Closing, an irrevocable, perpetual, royalty free, fully paid, worldwide, unrestricted, assignable, sub-licensable, non-exclusive license to make or have made any use or exploitation with respect thereto, and to copy, modify, reproduce, decompile, distribute, market, sell, export, import, license, modify such Intellectual Property and create derivative works in respect thereof. The Buyer shall have the right to require Sellers to transfer all its ownership rights in the Policy product including all its models as set forth in Section 2.2(g) of the Disclosure Schedules at any time until the expiration of the Transition Services Agreement. If Buyer exercises its right hereunder, Buyer will be obligated to grant Sellers an irrevocable, perpetual, royalty free, fully paid, worldwide, unrestricted, assignable, sub-licensable, exclusive license with respect to the Sellers’ digital services business related to the Policy product. Buyer shall bear the cost, if any, incurred by the Sellers due to such transfer, if effective after the Closing.

(f) In the event that the Buyer discovers any Contract, Software, any item of Intellectual Property or other asset or right (including, any account receivable) owned, held or received by a Seller or a Subsidiary thereof as of the Closing and necessary or relevant to the Business (an “Additional Asset”), which was either not covered by the definition of any of the Purchased Assets or that was included in the Purchased Assets but was not transferred to the Buyer for any reason, then such Additional Asset shall be deemed, at the election of the Buyer, a Purchased Asset that has been transferred to the Buyer under this Agreement at Closing, for no additional consideration and each Seller undertakes (and undertakes to cause each Subsidiary thereof to), if so elected by the Buyer, to take any necessary action to effect the transfer of such Additional Asset under this Section, to the Buyer in accordance with this Agreement, or as otherwise designated in writing by the Buyer. The Sellers and their Subsidiaries shall provide upon the Buyer's request, written confirmation and, such item shall be transferred, and in any event, at the election of Buyer, shall be deemed a part of the Purchased Assets; provided that all Liabilities arising out of or relating to such Additional Asset shall be Excluded Liabilities unless otherwise determined in writing by Buyer. If a Seller or a Subsidiary thereof so discovers any such Additional Asset, it shall notify the Buyer, and such Seller shall be deemed, at the election of Buyer, to have licensed or transferred such Additional Asset to Buyer in accordance with the terms of this Section on the same basis as described in the previous Section, pending the completion of the transfer.

(g)The Buyer shall be entitled to benefit, for no additional consideration, from the rights of any Seller under all non-disclosure, non-competition, non-solicitation and assignment (or non-assignment) agreements (not including the exhibits attached to this Agreement), provisions and arrangements to which any of them is a party (including all non-disclosure, non-competition, non-solicitation and assignment (or non-assignment) provisions included in any Excluded Contracts), which are related to the Business and/or the Purchased Assets (the “NDA Agreements”). In case of a claimed infringement or breach by any person under an NDA Agreement, at the request of the Buyer, the applicable party to such NDA Agreement shall institute Legal Proceedings and take any other reasonable actions, at the reasonable direction of the Buyer, against such infringing or breaching party. Nothing herein shall restrict Buyer’ rights to pursue any action to which they are legally entitled independently of the Sellers. Sellers shall be responsible for all expenses incurred as a result of such Legal Proceedings, and no settlement or compromise shall be entered (including by default or consent to entry of any judgment) without the consent of the Buyer.

(h)To the extent any Seller receives, after the Closing, payments under any Assigned Contract, such Seller shall immediately remit such funds to the Buyer.

(i)Without additional consideration to the Sellers, the Sellers shall maintain all errors and omissions insurance policies covering the Purchased Assets, Intellectual Property, and existing insurance claims in full force and effect following the Closing Date; the Buyer shall be added as an additional beneficiary to the above detailed policies.

(j)To the extent an asset intended to be transferred hereunder is not so transferred, including by operation of Section 3.3(c) or the waiver by the Buyer of any condition set forth in Section 3.3, the Sellers shall use commercially best efforts to transfer such assets and secure the applicable Consents, if necessary, as soon as reasonably practicable following the Closing.

Section 2.6    Purchase Price. The purchase price for the Purchased Assets shall be two hundred and seventy-two million dollars ($272,000,000) (the “Base Purchase Price”), plus the assumption of the Assumed Liabilities. The Purchase Price is inclusive of all value added taxes, if and as applicable. The Base Purchase Price shall be subject to increase or decrease in accordance with Section 2.8 (the Base Purchase Price, following such adjustment, being the “Purchase Price”). The Purchase Price shall be paid in accordance with Section 2.7 against a tax invoice, as applicable under the relevant legislation.

Section 2.7    Payment Terms.

(a)Payment of Closing Amount. On the Closing Date, the Buyer and the Buyer Affiliates, as applicable, shall pay the Sellers by wire transfer in immediately available funds to accounts provided by the Sellers no less than four (4) Business Days prior to the Closing Date, an aggregate amount equal to the Closing Amount, allocated among such entities in accordance with the allocation reasonably estimated by the Buyer as of the Closing, which allocation will be adjusted thereafter based on the Agreed Allocation.

(b)Paying Agent. The Buyer may designate a paying agent (the “Paying Agent”) to which the Closing Amount, and any Post-Closing Adjustment will be transferred. If so designated, payment the Closing Amount and any Post-Closing Adjustment will be effected through such Paying Agent.

(c)Escrow Fund. At the Closing, Buyer will deliver the Escrow Amount to the Escrow Agent to be held by the Escrow Agent pursuant to the Escrow Agreement (together with all income and interest earned or accrued thereon, the "Escrow Fund"). The Escrow Fund will be available to secure the Indemnifying Parties' indemnification obligations pursuant hereto and be held and distributed in accordance with the terms of this Agreement and the Escrow Agreement.

Section 2.8    Purchase Price Adjustment.

(a)Closing Date Adjustment.

(i)At least five (5) Business Days prior to the Closing, the Sellers shall deliver to Buyer a certificate substantially in the form of Section 2.8(a)(i) of the Disclosure Schedules (the “Closing Adjustment Certificate”) signed by Comverse's Chief Financial Officer, that contains (i) a good faith and reasonable best estimate of the Closing Working Capital (the “Estimated Working Capital”), determined in accordance with the Accounting Principles and (ii) an unaudited consolidated balance sheet of the Business as of the Closing Date (the “Closing Balance Sheet”).

(ii)The Closing Adjustment Certificate shall be subject to the prior review and approval of the Buyer, which approval shall not derogate from any right or remedy available to the Buyer pursuant to this Agreement.

(iii)Together with such Closing Adjustment Certificate, the Sellers shall make available to Buyer all information and documents that are necessary or otherwise reasonably requested by the Buyer in order to facilitate a review and examination of the information that is included in the Closing Adjustment Certificate. The Closing Balance Sheet shall be prepared in accordance with the Accounting Principles. At the Closing, the Purchase Price shall be adjusted and the Closing Amount shall be determined in accordance with the Closing Adjustment Certificate.

(b)Post-Closing Adjustment.

(i)Within one hundred twenty (120) days after the Closing Date, Buyer may prepare and deliver to Sellers a statement setting forth its calculation of Closing Working Capital which statement shall be substantially in the form agreed between the parties (the “Closing Working Capital Statement”). Such statement shall be prepared in accordance with the Accounting Principles.

(ii)If the Buyer delivers the Closing Working Capital Statement as set forth above, the Purchase Price shall be, retroactively, adjusted by making such adjustments as are required pursuant to the following provisions (the “Post-Closing Adjustment”):

(1)If the Final Closing Working Capital is greater than the Estimated Working Capital, then the Buyer shall be required to pay to the Sellers an amount equal to the magnitude of the amount by which the Closing Working Capital exceeds the Estimated Working Capital.

(2)If the Final Closing Working Capital is lower than the Estimated Working Capital, then the Sellers shall be required to pay to the Buyer an amount equal to the magnitude of the amount by which the Estimated Working Capital exceeds the Closing Working Capital.

(c)Examination and Review.

(i)Examination. After receipt of the Closing Working Capital Statement Sellers shall have thirty (30) days (the “Review Period”) to review the Closing Working Capital Statement . During the Review Period, Sellers and Sellers’ accountants shall have access to the relevant personnel of, and work papers prepared by, Buyer and/or Buyer’s accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Working Capital Statement as Sellers may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer.

(ii)Objection. On or prior to the last day of the Review Period, Sellers may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth Sellers’ objections in reasonable detail, indicating each disputed item or amount and the basis for Sellers’ disagreement therewith (the “Statement of Objections”). If Sellers fail to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Sellers. If Sellers deliver the Statement of Objections before the expiration of the Review Period, Buyer and Sellers shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and Sellers, shall be final and binding.

(iii)Resolution of Disputes. If Sellers and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the office of an Independent Accountant agreed upon by the parties between signing and Closing , and who, acting as an expert and not arbitrator, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant (i) shall only decide the specific items under dispute by the parties; (ii) shall only determine an amount for each Disputed Amount within the range of values assigned to each such item in the Closing Working Capital and the Statement of Objections, respectively; (iii) shall have no right, authority or discretion to employ any accounting standard or principles except for those used in the preparation of the Closing Balance Sheets and the Closing Adjustment Certificate; (iv) shall not be bound by procedure law or rules of evidence; and (v) shall have no authority to issue any injunctions, orders or other interlocutory remedies.

(iv)Fees of the Independent Accountant. The fees and expenses of the Independent Accountant arising out of disputes related to this Section 2.8 shall be paid by Sellers, on the one hand, and Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Sellers or Buyer, respectively, bears to the aggregate amount actually contested by Sellers and Buyer.

(v)Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after its engagement, and its resolution of the Disputed Amounts and its adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(d)Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment, shall (A) be due (x) within five (5) Business Days of the expiration of the Review Period or (y) if there are Disputed Amounts, then within five (5) Business Days of the resolution described in clause (v) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Sellers, as the case may be (or through a Paying Agent, if so designated). To the extent such amounts are not paid by Sellers, Buyer shall be entitled to receive such payments from the Escrow Fund.

(e)Adjustments for Tax Purposes. Any payments made pursuant to Section 2.8 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

(f)Further Post-Closing Adjustments. To the extent Sellers do not secure, prior to Closing or within twelve (12) months thereafter, the Consent of any customer listed on subsection (i) or (ii) of Section S3.3(f) to the Disclosure Schedules to the assignment of the applicable Contract (that by its terms would extend more than twelve (12) months from Closing) to Buyer, the Purchase Price shall be adjusted retroactively by the Adjustment Amount (as defined below) , and such Adjustment Amount shall be remitted by Sellers to Buyer within thirty (30) days following the expiration of such twelve (12)- month period and, at Buyer's discretion, Buyer shall be entitled to receive such Adjustment Amount from the Escrow Fund. The "Adjustment Amount" shall be equal to the amount that would have been paid under the applicable Contract after the twelve (12)-month period and until its expiration.

Section 2.9    Allocation of Purchase Price. By the time that is ten (10) Business Days after the date of the final determination of Final Closing Working Capital under Section 2.8(b), the Buyer shall provide to the Sellers an allocation of the Purchase Price and the Assumed Liabilities (and any other relevant items) among the Purchased Assets and the statutory jurisdictions in which the Purchased Assets reside as of the Closing Date (the “Draft Allocation”). The Sellers shall have the right to present to the Buyer their objections to the Draft Allocation no later than ten (10) Business Days after Sellers' receipt of the Draft Allocation. In the event of any such objection, the Buyer and the Sellers agree to negotiate in good faith to resolve such dispute. If the Sellers do not provide notice of any objection, or if the Buyer and the Sellers are able to agree, in whole, on a revision of the Draft Allocation, the resulting allocation shall be deemed final (the “Agreed Allocation”). If the Buyer and the Sellers are unable to agree on an allocation within ten (10) days after the Sellers' objection, such dispute shall be finally resolved by the PPA Independent Accountant based on GAAP. The fees and expenses of such accounting firm shall be borne equally by Seller and Buyer and the decision of the PPA Independent Accountant (based on GAAP) shall become the Agreed Allocation. In the event that the relevant consideration, as determined for Tax purposes, is subsequently adjusted, the Agreed Allocation shall be adjusted in a manner consistent with the foregoing procedures of this Section 2.9. The Buyer shall (and the Buyer shall cause each relevant Buyer Affiliate to), and each Seller shall (and each Seller shall cause each of its Subsidiaries to), report the federal, state and local income and other Tax consequences of the transactions contemplated by this Agreement in a manner consistent with the Agreed Allocation. Except as otherwise required by Law, neither the Buyer nor the Sellers (nor any relevant Subsidiary of Buyer or Sellers) shall take a position inconsistent with the Agreed Allocation on any Tax Return or otherwise. “PPA Independent Accountant” shall mean the U.S. office of one of the Big 4 accounting firms, as shall be agreed between the Seller and Buyer.

Section 2.10    Buyer Identity. Buyer may, at any time prior to Closing, notify Sellers that (a) the purchaser of all or any of the Purchased Assets or Assumed Liabilities (“Specified Assets”) shall be an Affiliate thereof, or (b) that certain Specified Assets shall also be specified (in addition to this Agreement which shall continue to apply to all assets and liabilities) in another agreement (being an asset purchase agreement or a share purchase agreement, as applicable), in which case the Buyer or the Affiliate, as applicable, and the relevant Sellers shall (if so requested by the Buyer) execute an additional asset purchase agreement or share purchase agreement with respect to the Specified Assets on terms and conditions mutatis mutandis to this Agreement (the "Additional Agreement(s)").

Section 2.11    Additional Agreements; Deferred Closings. Buyer may elect to accelerate the Closing and/or to have multiple closings with respect to any Specified Assets under the Additional Agreement(s) or with respect to any assets due to be transferred hereunder and not so transferred at the initial Closing, at various dates; provided that to the extent such Additional Agreement refers to a purchase price or any amount to be paid thereunder, such amount shall be reduced from the definition of Base Purchase Price hereunder solely for the purpose of the amount to be paid to the Sellers hereunder (i.e., so any such amount shall only be paid by the Buyer once) (and not for any other purpose including, without limitation, Section 7.5(b)) and provided, further, that all adjustments hereunder shall be performed as if the Base Purchase Price has not been changed. Notwithstanding any such Additional Agreement, the provisions of this Agreement shall apply to all assets sold to Buyer by Sellers and all liabilities assumed by Buyer hereunder and under such Additional Agreement(s) as if all the Business was sold hereunder, including, without limitations with respect to the representations and warranties, covenants and indemnity. All Additional Agreements shall terminate upon the termination of this Agreement in accordance with Article VIII. Notwithstanding anything to the contrary in any Additional Agreement, as between the parties: (a) all assets and liabilities which, if covered hereunder would be Excluded Assets or Excluded Liabilities, would be so excluded, and (b) the indemnity provisions of this Agreement shall govern, apply and prevail with respect to all assets and liabilities transferred under any Additional Agreement. For the avoidance of doubt, the use of any Additional Agreement and its provisions shall not derogate from any Buyer's or Sellers’ rights under this Agreement, including Buyer's and Sellers’ respective indemnification rights under this Agreement, including with respect to all Purchased Assets and Excluded Assets, and Assumed Liabilities and Excluded Liabilities, regardless of such Additional Agreement provisions.

Section 2.12    Withholding. Notwithstanding any other provision in this Agreement, the Buyer (or any Buyer Affiliate) , the Paying Agent (if applicable) and the Escrow Agent, or their respective Representatives, shall have the right to deduct and withhold Taxes from any payments to be made hereunder if such withholding is required by any applicable Law. To the extent that amounts are so withheld and remitted to the relevant Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the Sellers (or the applicable Subsidiary) or other recipient of payments in respect of which such deduction and withholding was made. Any amounts deducted and withheld pursuant to this Section 2.12 shall be remitted to the relevant Taxing Authority in accordance with applicable Law.

ARTICLE III
CLOSING

Section 3.1    Closing. Subject to the terms and conditions of this Agreement, the consummation of the Transaction (the “Closing”) will take place on the date five (5) Business Days after all conditions (other than the respective delivery obligations of the parties) hereto have been satisfied or waived, or at such other time or date as may be agreed to by the parties to this Agreement (the “Closing Date”). The Buyer and Sellers shall cooperate in joint efforts to effect a Closing as soon as possible following the signing date of this Agreement with the goal of effecting a Closing not later than two (2) months from the signing date of this Agreement or as soon as possible thereafter.

Section 3.2    Conditions to Obligations of Sellers. The obligations of each Seller to effect the transactions to be performed by it at the Closing are subject to the satisfaction at or prior to the Closing of the following conditions (it being understood that each such condition is solely for the benefit of Sellers and may be waived by the Seller Designated Representative in writing in its sole discretion):

(a)Representations and Warranties; Performance.

(i)All of the Buyer representations and warranties shall be true and correct in all material respects as of the signing date of this Agreement and as of the Closing Date with the same force and effect as if such representations and warranties had been made at the Closing (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date and except for matters permitted or required hereunder), disregarding materiality or lack of Material Adverse Effect or similar qualifiers contained therein.

(ii)All of the covenants and conditions of this Agreement and the Transaction Documents to be complied with and performed by Buyer at or prior to the Closing shall have been duly complied with and performed in all material respects.

(iii)Buyer shall have delivered to Sellers a certificate (the “Buyer Compliance Certificate”) to such effect covered by (i) and (ii) above dated as of the Closing Date and signed by the President of Buyer.

(b)Purchase Price Consideration. Buyer shall have delivered the Closing Amount by wire transfer of immediately available funds to an account or accounts designated by Sellers prior to the Closing (or to the Paying Agent, if so designated).

(c)Closing Deliverables. At the Closing, Buyer shall deliver to Sellers the following:

(i)each Assignment and Assumption Agreement (for contracts that consents were received) duly executed by Buyer;

(ii)each Intellectual Property Assignment duly executed by the Buyer;

(iii)with respect to each Transferred Lease for which consent to assign was received (or is not required), an Assignment and Assumption of Lease duly executed by Buyer and in each case, if necessary, Buyer’s signature shall be witnessed and/or notarized;

(iv)the Transition Services Agreement duly executed by Buyer;

(v)The Escrow Agreement and if applicable, the agreement with the Paying Agent (the “Paying Agent Agreement”) duly executed by Buyer;

(vi)with respect to any Tangible Personal Property in which any Seller has a valid leasehold interest, an Assignment and Assumption of Leased Tangible Personal Property duly executed by Buyer;

(vii)the Buyer Compliance Certificate;

(viii)a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; and

(ix)such other customary instruments or documents reasonably requested by Sellers, in form and substance reasonably satisfactory to Sellers, as may be required to give effect to this Agreement.

Section 3.3    Conditions to Obligations of Buyer. The obligations of Buyer to effect the transactions to be performed by it at the Closing are subject to the satisfaction at or prior to the Closing of the following additional conditions (it being understood that each such condition is solely for the benefit of Buyer and may be waived by the Buyer in writing in its sole discretion).

(a)Representations and Warranties; Performance.

(i)All of the Sellers representations and warranties hereunder and under any Additional Agreement shall be true and correct in all material respect as of the signing date of this Agreement and as of the Closing Date with the same force and effect as if such representations and warranties had been made at the Closing (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date and except for matters permitted or required hereunder), disregarding materiality or lack of Material Adverse Effect or similar qualifiers contained therein.

(ii)All of the terms, covenants and conditions of this Agreement and the Transaction Documents to be complied with and performed by each Seller at or prior to the Closing shall have been duly complied with and performed in all material respects.

(iii)Sellers shall have delivered to the Buyer a certificate (the “Sellers Compliance Certificate”) to such effect covered by (i) and (ii) above dated as of the Closing Date and signed by the President of Comverse.

(b)No Legal Proceedings. (i) There shall be no Legal Proceedings against any Seller or Buyer which has or could have the effect of either temporarily or permanently making the transactions contemplated by this Agreement or any Transaction Document illegal, or otherwise restraining, prohibiting or preventing the consummation thereof, (ii) there shall not be in effect any Order, nor shall any action have been taken, by any Governmental Authority threatening or restraining, prohibiting or preventing the consummation of transactions contemplated by this Agreement or other Transaction Documents, and (iii) no Law or Order shall have been enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, which makes the consummation thereof illegal.

(c)Governmental Approvals. The Governmental Approvals, if any, necessary for the consummation of, or in connection with, the transactions contemplated hereby, or in order to operate the Business following the Closing, have been obtained on terms acceptable to Buyer, or the applicable waiting periods under the Antitrust Laws (if any) shall have expired or terminated and no extension to the waiting period shall have been granted to any Governmental Authority; provided that to the extent any antitrust approval is not obtained with respect to the countries listed on Section 3.3(c) of the Disclosure Schedules, any Purchased Assets in such countries shall be treated under a Customer Transition Services Agreement until transferred to Buyer.

(d)Material Adverse Effect. There shall have been no Material Adverse Effect.

(e)Additional Conditions. The conditions set forth in Section 3.3(e) of the Disclosure Schedules have been fulfilled.

(f)Consents. The Consents listed on Section 3.3(f) of the Disclosure Schedules shall have been obtained as provided therein.

(g)No Injunctions or Restraints on Conduct of Business. No temporary, preliminary or permanent Legal Proceedings or Order which has or could have the effect of limiting or restricting the Buyer’s ownership of the Purchased Assets or conduct or operation of the Business following the Closing shall be in effect, nor shall there be pending or threatened any Legal Proceeding seeking any of the foregoing or any other Antitrust Restraint.

(h)Closing Deliverables. At the Closing, Sellers shall deliver to Buyer the following:

(i)a bill of sale in the form to be agreed between the parties (the “Bill of Sale”) for each applicable Seller, duly executed by such Seller, transferring the Tangible Personal Property to Buyer in which such Seller has title;

(ii)an assignment and assumption agreement in the form to be agreed between the parties (the “Assignment and Assumption Agreement”) for each applicable Seller, duly executed by such Seller, effecting the assignment to and assumption by Buyer of all the Assigned Contracts (except the Leases) and a copy of notices provided to each relevant counterparty advising such Person of the assignment, in form and substance acceptable to Buyer;

(iii)an assignment in the form to be agreed between the parties (the “Intellectual Property Assignments”) for each applicable Seller, duly executed by such Seller, transferring all of such Seller’s right, title and interest in and to the Intellectual Property Assets to Buyer, including powers of attorney with respect to any and all registrable Intellectual Property Assets and all the applications to register Intellectual Property Assets in forms suitable for recordation with the U.S. Patent and Trademark Office and all counterparts in all foreign jurisdictions;

(iv)with respect to each Transferred Lease, an Assignment and Assumption of Lease in form to be agreed between the parties (each, an “Assignment and Assumption of Lease”) and in each case, if necessary, such Seller’s signature shall be witnessed and/or notarized;

(v)the transition services agreement in the form of Schedule 2 hereto, which will be updated in accordance with its terms (the “Transition Services Agreement”), for each applicable Seller, duly executed by such Seller and/or its Affiliates;

(vi)an intellectual property license agreement with respect to the Intellectual Property listed on Section 2.5(d) of the Disclosure Schedules and the source code related thereto;

(vii)with respect to any Tangible Personal Property in which any Seller has a leasehold interest, an assignment and assumption of such lease(s) in the form to be agreed between the parties (the “Assignment and Assumption of Leased Tangible Personal Property”), for each applicable Seller, duly executed by such Seller, effecting the assignment to and assumption by Buyer of the leased Tangible Personal Property;

(viii)physical possession (whether by way of actual delivery or, if more appropriate, by confirmation of handing over of possession to the control of a representative of Buyer) of Purchased Assets identified by Buyer, including all Assigned Contracts, Documents and information related to the Business and the Purchased Assets and Assumed Liabilities set forth in Section 6.24;

(ix)a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of such Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(x)a written confirmation and Consent from each Person having any Encumbrance over any Purchased Asset and any Person who, as of the Closing Date, has any such Encumbrance, that such Encumbrance has been removed and is no longer in effect, together with certificates for such removals from the applicable Governmental Authority.

(xi)a certificate of good standing with respect to each Seller, issued by the Secretary of State or equivalent official of such Seller’s jurisdictions of organization as of a date no more than ten (10) days prior to the Closing Date;

(xii)the Escrow Agreement; and

(xiii)such other customary instruments, agreements, certificates, affidavits or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

Section 3.4    Express Absence of Certain Conditions. Without limitation of the conditions set forth herein, the receipt of any proceeds of any financing by Buyer is expressly not a condition precedent to the consummation of the Transaction by Buyer.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLERS

Subject to the disclosures set forth in the Disclosure Schedules (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein, provided that any disclosure set forth with respect to any particular section shall be deemed to be disclosed in reference to all other applicable sections of this Agreement to the extent a specific cross reference thereto is provided), the Sellers jointly and severally represent and warrant to Buyer as of the signing date of this Agreement the representations and warranties set forth below, which shall apply to all assets purchased hereunder and under any Additional Agreement:
Section 4.1    Organization. Each Seller is a corporation or limited liability company duly organized and validly existing and in good standing under the laws of its respective state of incorporation, and each has all necessary corporate or limited liability company power and authority to own, lease and operate the properties and assets now owned, operated or leased by it and to carry on their respective businesses as conducted. Each Seller is duly qualified, licensed or authorized to do business and is in good standing in the place it conducts its business and under the laws of each jurisdiction in which the conduct of the Business or ownership of assets requires such qualification, license or authorization, except where the failure to be so qualified, licensed, authorized or in good standing would not materially adversely affect the Seller’s ability to consummate the transactions hereunder or the Business. Each Seller is not in violation of any of the provisions of its articles of association, by laws, certificate of incorporation or other incorporation or organizational documents as in effect on the date hereof.

Section 4.2    Authorization.

(a)Each Seller has all necessary power and authority and legal capacity to execute and deliver this Agreement and any Transaction Documents to which it is a party, to carry and perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any other Transaction Documents to which it is a party, the performance by such Seller of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or limited liability company action on the part of each Seller. This Agreement and each other Transaction Document to which it is a party has been duly and validly executed and delivered by each Seller and this Agreement constitutes, and each of the Transaction Documents when so executed and delivered will constitute (assuming due authorization, execution and delivery by Buyer), legal, valid and binding obligations of each Seller, enforceable against it in accordance with its respective terms, except as such enforceability may be limited (i) by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies.

(b)The board of directors of each Seller, by resolutions duly adopted (and not thereafter modified or rescinded), has approved and adopted this Agreement and each of the other Transaction Documents, in each case in accordance with its articles of association, by laws, certificate of incorporation or other incorporation or organizational documents as in effect on the date hereof.

(c)No Seller has: (i) received any notice from any applicable Governmental Authority that its registration may be revoked, stricken or erased; (ii) admitted an inability to pay its debts generally as they become due, filed or consented to the filing against it of a petition in bankruptcy, liquidation winding up, stay of proceedings, plan of arrangement or any similar proceeding; or (iii) consented to the appointment of a receiver, liquidator, trustee or special manager for itself or for any substantial part of its properties, or made any determination in respect of the distribution of its assets. No notice has been received of any action for, or the intent of any Person to request to seek or pursue, any remedy under or in connection with any action set forth in (i) through (iii) and to the Sellers’ Knowledge, there is no reasonable basis for (ii) or (iii) above.

Section 4.3    Non-Contravention; Consents. Except as set forth in Section 4.3 of the Disclosure Schedules, the execution, delivery and performance by each Seller of this Agreement and the Transaction Documents to which it is a party, does not and the consummation by each Seller of the transactions contemplated by this Agreement and the Transaction Documents will not, with or without the giving of notice or the lapse of time or both conflict with, or result in a breach or violation of, or a default under, or give rise to any other right which may adversely affect the Transaction or the Transaction Documents under (i)  its articles of association, by laws, certificate of incorporation or other incorporation or any other organizational document of such Seller; (ii) any Order by which a Seller is bound, or applicable to the Business and/or the Purchased Assets or the Assumed Liabilities; (iii) any Law applicable to a Seller, the Business and/or the Purchased Assets or Assumed Liabilities; (iv) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of any right or obligation under any Contract (including triggering of any rights under any Contract to change its terms, increase or decrease prices or similar provisions) or Permit or other instrument to which a Seller is a party or to which any Business and/or the Purchased Assets is subject; (v) require any consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority (each under this sub-section (v), a “Governmental Approval”) to be obtained or made by Sellers, or (vi) result in the creation of any Encumbrance on the Purchased Assets or assets licensed hereunder, including any Encumbrance for any Taxes, other than a Permitted Encumbrance, or cause the Buyer to be under any Liabilities, except for Assumed Liabilities, and require any Consent or other action by, or filing or registration with or notification to, any Governmental Authority or any other Person. It is noted that to assign the Assigned Contracts, consent is required.

Section 4.4    Title to Purchased Assets. Each Seller holds good, valid and marketable ownership title to, and has valid sole and exclusive interest in and ownership of all Purchased Assets, free and clear of any Encumbrances other than Permitted Encumbrances. Upon the sale, transfer, assignment and delivery of the Purchased Assets pursuant to this Agreement, the Buyer will receive good and marketable ownership title to and valid interests in and ownership of all of the Purchased Assets free and clear of any and all Encumbrance and shall have the right to use them without payment to any Person. It is noted that to assign the Assigned Contracts, consent is required. Each Seller holds a valid ownership, leasehold or licensed interest in the Purchased Assets not outright owned by it. Except as set forth in Section 4.4 of the Disclosure Schedules, the Buyer shall be subject to no limitations, obligations or restrictions with regard to the sale, license, distribution or other transfer or exploitation of the Purchased Assets or operation of the Business, except for any such limitation, obligations or restrictions that are created by the Buyer or which apply in general by applicable Law. The Purchased Assets are in good operating condition and repair, reasonable wear and tear accepted, and conform in all material respects with all applicable Laws. The Business has been conducted exclusively by the Sellers and, no Person has been involved in the conduct of the Business other than or in the place of the Sellers. It is noted that to assign the Assigned Contracts, consent is required.

Section 4.5    Sufficiency of Assets. Except as set forth in Section 4.5 of the Disclosure Schedules, the Purchased Assets include all assets, rights, properties, licenses and Permits, Contracts and other benefits that are necessary in order to allow the Buyer to continue after the Closing to conduct the Business as conducted prior to Closing. It is acknowledged that certain services, such as IT, will, for a limited period of time, be provided under the Transition Services Agreement.

Section 4.6    Encryption and Other Restricted Technology. The majority of products relating to the Business contain encryption capabilities derived from publicly available and industry standard Open Source Software and used by such products for 1) secure file transfer; 2) user authentication; 3) password protection; and 4) Secure Shell (or SSH) network encryption protocol for system administration and provisioning. The Sellers’ use of such encryption capabilities received all applicable Permits and is in compliance, in all material respects, therewith and with all applicable Law.

Section 4.7    Financial Statements.

(a)Attached as Section 4.7(a) of the Disclosure Schedules are copies of the financial statements of the Business consisting of (a) an income statement for the twelve (12)-month period ended January 31, 2015, and (ii) a balance sheet as of January 31, 2015 (collectively, the “Financial Statements”). The Financial Statements (i) are true, correct and complete in all material respects, (ii) were derived from audited financial statements which were prepared in accordance with GAAP, consistently applied through the period covered thereby, and the items included therein reflect GAAP, except for a carve out methodology believed by management to be a reasonable allocation of the current structure of the transaction (the “Accounting Principles”), and (iii) fairly and accurately present in all material respect the assets, Liabilities (including all reserves), financial position and results of operation of the Business as at the respective dates for which they were prepared and the for the period indicated, but have not been audited or prepared in accordance with GAAP.

(b)The books of account and other financial records used in the Business have been kept accurately in the ordinary course of business consistent in all material respects with applicable Laws, the transactions entered therein represent bona fide transactions, and the revenues, expenses assets and Liabilities of the Sellers with respect to the Business have been property recorded therein. No Seller has any Liabilities with respect to the Business, except for Liabilities (i) set forth, reflected in, reserved against and disclosed in all material respects in the Financial Statements, (ii) disclosed on Section 4.7(b) of the Disclosure Schedules, or (iii) incurred since January 31, 2015 in the ordinary course of such Sellers' business consistent with past practice.

(c)Without derogating from the generality of Section 4.7(a) hereof, each Seller maintains a standard system of accounting established and administered in accordance with GAAP.

(d)Each Seller has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances (i) that transactions, receipts and expenditures of such Seller and its Subsidiaries are being executed and made only in accordance with appropriate authorizations of management and the respective Board of Directors of the Seller, and (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in accordance with the Accounting Principles, consistently applied and (B) to maintain accountability for assets. Each Seller has made available to the Buyer complete and correct copies of all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls. No Seller, nor any Subsidiary of a Seller, nor to the Sellers' Knowledge, its independent auditors or any current or former employee, consultant or director of a Seller or any of its respective Subsidiaries, has identified or obtained knowledge of any fraud or fraudulent concealment, whether or not material, that involves a Seller's management or other current or former employees, consultants or directors of a Seller or any of its Subsidiaries who had a role in the preparation of the Financial Statements or the internal accounting controls utilized by such Seller or its Subsidiaries, or any claim or allegation regarding any of the foregoing. No Seller or Subsidiary thereof nor, to the Sellers' Knowledge, any director, officer, employee, auditor, accountant or Representative has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of a Seller or any of its Subsidiaries or their respective internal accounting controls that resulted in any material inaccuracy in the Financial Statements. No attorney representing a Seller or any of its Subsidiaries, whether or not employed by a Seller or any of its Subsidiaries, has reported to the Board of Directors of a Seller or the Subsidiaries or any committee of any of the foregoing or to any director or officer thereof of a material violation of securities laws, breach of fiduciary duty or similar violation by a Seller, its Subsidiaries or any of their respective officers, directors, employees or agents.

(e)All the Accounts Receivable have arisen from bona fide transactions in the ordinary course of business. All the Accounts Receivable reflected on the Financial Statements were recorded in a manner consistent with past practice and in accordance with GAAP (except with respect to shared Accounts Receivables) consistently applied, are valid receivables in accordance with GAAP (except with respect to shared Accounts Receivables) and, except as set forth in Section 4.7(e) of the Disclosure Schedules or as reserved for in the Financial Statements, are not subject to setoffs, credits, allowances, discounts, charge-backs, charge-ups, delays, acceleration or counterclaims and are collectible in accordance with their terms. No Seller has taken any action to cause the Accounts Receivable not to be collectible in accordance with their terms, such as waiver. All goods and services to be delivered underlying the Accounts Receivable have been delivered in accordance with their respective billing terms in all material respects.

(f)Section 4.7(f) of the Disclosure Schedules lists all assets related to the Business which are loaned from another Person.

Section 4.8    No Changes. Since the Balance Sheet Date, except as set forth in Section 4.8 of the Disclosure Schedules, (i) there has been no change in the financial condition or operating results of the Business or any event or condition of any kind or nature whatsoever which has, or is reasonably likely to be materially adverse to the Business, and (ii) the Sellers have operated the Business in the ordinary course consistent with past practice. Without derogating from the foregoing, since the Balance Sheet Date, the Sellers have not, in each case solely with respect to the Business:

(a)mortgaged, pledged, subjected to a lien, or granted any Encumbrance in, or suffered to exist or otherwise encumbered, any of the Purchased Assets, other than Permitted Encumbrances and excluding guarantees and letters of credit provided to customers in the ordinary course of business, consistent with past practice;

(b)sold, disposed or licensed any of the Purchased Assets or any asset directly related to the Business to any Person, except inventory in the ordinary course of business, consistent with past practice;

(c)acquired any properties or assets in connection with the Business, except in the ordinary course of business consistent with past practice in an amount which does not exceed US$400,000;

(d)performed any other transaction with respect to the Purchased Assets or the Business (directly or indirectly) by any Seller not specifically addressed herein, except in the ordinary course of business consistent with past practice;

(e)made capital expenditures or entered into any commitment for capital expenditures relating to the Business not in the ordinary course of business consistent with past practice or exceeding US$150,000 per single commitment or US$500,000 in the aggregate;

(f)entered into any Contract that restrains, restricts, limits or impedes the ability of the Business or the Sellers to compete or conduct any business in any manner and in any geographic area;

(g)failed to maintain the Tangible Personal Property in good working condition and repair according to the standards it has maintained up to the Balance Sheet Date, subject to ordinary wear and tear;

(h)failed to pay and discharge any trade payables relating to the Purchased Assets or the Business in the ordinary course of business consistent with past practice;

(i)failed to pay maintenance, renewals and similar fees if and when due or failed to take all other appropriate actions as necessary in the ordinary course of business consistent with past practice to prevent the abandonment, loss or impairment of Intellectual Property Registrations included in the Intellectual Property Assets;

(j)experienced any work stoppage, labor strike or other labor trouble, or any action, suit, claim, labor dispute or grievance, whether pending or threatened, relating to any labor, safety or discrimination matter involving Sellers, including, without limitation, charges of wrongful termination of employment or other unlawful labor practices or actions;

(k)changed the accounting methods or practices relating to or affecting the Purchased Assets, the Assumed Liabilities or the Business;

(l)suffered any destruction of, damage to, or loss of any Purchased Asset (whether or not covered by insurance);

(m)done a material revaluation of any of the Purchased Assets;

(n)written up, written down or written off the book value of any Purchased Asset, except for depreciation and amortization in accordance with GAAP consistently applied;

(o)(A) accelerated collection of any Accounts Receivable of a Seller (as much as such relate to the Business), (B) accelerated billing or receipt of funds prior to the provision of goods and services by a Seller or any Subsidiary thereof (as much as such relate to the Business), (C) reduced prices of products (as much as such relate to the Business) except in the ordinary course of business consistent with past practice, or (D) deferred payment of any accounts payable (as much as such relate to the Business);

(p)amended, terminated, modified, extended or waived any rights under any Assigned Contract or any breach or default with respect thereto;

(q)waived, released or settled any right or claim relating to any Purchased Assets or Assumed Liabilities or any Legal Proceedings related to the Business or the transactions contemplated by this Agreement, except in the ordinary course of business consistent with past practices;

(r)(A) other than in the ordinary course of business consistent with past practice and in any case in a manner that did not increase the total size of the Business' workforce (i.e., only replacement of departing employees), hired or deployed any employee or consultant to serve in the Business or, except as required or allowed under this Agreement, terminated any BSS Employee or assigned any BSS Employee out of the Business, or (B) hired or deployed any senior employee or consultant to serve in the Business or, except as required or allowed under this Agreement;

(s)(i) sold any Intellectual Property related to the Business or entered into of any license agreement, security agreement, assignment or other conveyance or option, with respect to the Intellectual Property related directly or indirectly to the Business with any person or entity (other than Contracts with customers entered into in the ordinary course of business consistent with past practice), or (ii) purchased or acquired any Intellectual Property related to the Business or entered into of any license agreement, security agreement, assignment or other conveyance or option with respect to the Intellectual Property related directly or indirectly to the Business of any Person;

(t)(i) increased the level of compensation or fees of or paid any bonus or provided benefits to any BSS Employee or consultant other than pursuant to the terms of engagement existing as of the Balance Sheet Date, (ii) increased the coverage or benefits available under any (or created any new) Employee Benefit Plan made to, for, or with any of the BSS Employees or otherwise modified, amended or terminated any such Employee Benefit Plan, (ii) granted any BSS Employee or other person any change of control, severance, retention or termination compensation or benefits, or any increase therein, (iv) granted new equity grants (options, RSUs or similar grants) or change any terms of any equity grants (options, RSUs or similar grants) of any BSS Employee, (v) granted or increased any severance or termination pay to (or amended any existing arrangement with) any director, manager, officer, advisor, consultant or employee of the Business, or (vi) enter into any kind of agreement or collective agreement with any Collective Group;

(u)taken any action to terminate or modify, or permitted the lapse or termination of, the present insurance policies and coverages of Sellers relating to or applicable to Sellers, the Business or the Purchased Assets;

(v)failed to comply in all material respects with all applicable Laws;

(w)failed to maintain all material Permits relating to the Business in full force and effect;

(x)incurred, with respect to the Business or the Purchased Assets, any Liabilities other than Liabilities incurred in the ordinary course of business, consistent with past practice;

(y)waived or released any material right or claim of any Seller with respect to the Business, including any material write-off or other compromise of any Account Receivable of any Seller;

(z)taken any action that would adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement or the other Transaction Documents;

(aa)applied for any Grant;

(bb)    entered into, amended or renewed any Contract with agents, resellers, distributors, partners, system integrators, outsourcing contracts, contractors performing services relating to the Business, or similar capacities (or amend any such existing Contract);

(cc)    entered into or amended (including via renewals, change requests, purchase orders or statements of work) any Contract with a customer relating to the Business, except for such Contracts (including via renewals, change requests, purchase orders or SOWs) entered into in the ordinary course of business consistent with past practices and involving an amount not exceeding US$2,000,000;

(dd)    entered into any Contract with a competitor of the business;;

(ee)    other than Liabilities that have arisen in the ordinary course of business consistent with past practice, incurred Liabilities that are not reflected in or reserved against in the Financial Statements; or

(ff)    agreed to do any of the things described in the preceding clauses of this Section 4.8.

Section 4.9    Surety Obligations. Section 6.16 of the Disclosure Schedules contains a full and complete list of all Surety Obligations. The Sellers have not received any notice of a claim under any Surety Obligation, nor, to Sellers’ Knowledge, is there a reasonable basis for such claim. Other than the Surety Obligations set forth in Section 6.16 of the Disclosure Schedules, there is no surety obligation which was provided with respect to the obligations of Seller relating to the Business and any other business of a Seller.

Section 4.10    Real Property.

(a)Section 4.10(a) of the Disclosure Schedules sets forth all real property leased by each Seller and used in connection with the Business (collectively, the “Leased Real Property”), and a list, as of the date of this Agreement, of all leases for each Leased Real Property (collectively, the “Leases” and each a “Lease”). Sellers have made available to Buyer information regarding the term of each Lease, any extension and expansion options, the rent and fees payable thereunder and any guarantees provided thereunder (the “RE Guarantees”). Sellers have made available to Buyer complete and accurate copies of all Leases. The Sellers do not own any real property used in connection with the Business. The Sellers have not received any notice of a claim under any RE Guarantee.

(b)Each Lease is a legal, valid, binding and enforceable obligation of a Seller. No Seller, nor to the Knowledge of the Sellers, any other party, is in breach or violation of, or default under, any Lease, and no event has occurred, is pending or, to the Knowledge of the Sellers, is threatened, which, after the giving of notice, with the lapse of time, or otherwise, would constitute a breach or default by a Seller or, to the Knowledge of the Sellers, by any other party under such Lease. No Seller has received any written notice of existing, pending or threatened (i) condemnation proceedings affecting the Leased Real Property, or (ii) zoning, building code or other moratorium proceedings, or similar matters which would reasonably be expected to materially and adversely affect the ability to operate the Leased Real Property as currently operated. Neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty. No Seller has assigned, transferred, conveyed, mortgaged, deeded in trust or placed an Encumbrance of any interest in a Lease, other than Permitted Encumbrances.

Section 4.11    Tax Matters.

(a)Except as set forth in Section 4.11(a) of the Disclosure Schedules, each Seller is registered and a resident for Tax purposes in the state of its incorporation and does not have any other requirement to register for Taxes in any other jurisdiction(s). No claim has ever been made by a Governmental Authority in a jurisdiction where a Seller does not file Tax Returns that such Seller is or may be subject to taxation by that jurisdiction with respect to the Business or the Purchased Assets, and no Seller has ever had any nexus with any jurisdiction where it does not pay Taxes, which nexus could reasonably be expected to subject it to Tax in such jurisdiction with respect to the Business or the Purchased Assets.

(b)Except as set forth in Section 4.11(b) of the Disclosure Schedules, each of the Tax Returns with respect to the Purchased Assets required to be filed by or on behalf of each Seller with any Governmental Authority with respect to any taxable period before the date hereof has been duly and timely filed and paid (taking into account any valid extensions) and was true and correct in all material respects.

(c)No audit, investigation or other proceeding by any Governmental Authority is currently pending or, to the Knowledge of Sellers, threatened with respect to any amount of Taxes due from or with respect to any Seller in connection with the Business. Since October 31, 2012, no Governmental Authority has given written notice of its intention to assert any deficiency or claim for additional amounts of Taxes against any Seller with respect to the Business.

(d)There are no Encumbrances for Taxes on any of the Purchased Assets other than Permitted Encumbrances.

(e)Each Seller has withheld Taxes to the extent required under applicable Law from payments to its BSS Employees and third parties, and timely paid to the appropriate Taxing Authority, proper and accurate amounts which were due prior to the date hereof for all periods ending on or before the date hereof in compliance with all Tax withholding and remitting provisions of applicable Laws.

(f)Each Seller has complied in all material respects with all Tax information reporting provisions under applicable Laws relating to the Purchased Assets, the Assumed Liabilities and the Business.

(g)Except as set forth in Section 4.11(g) of the Disclosure Schedules, there are no Tax rulings or Contracts with a Taxing Authority (whether by written agreement or not), issued to or agreed by a Seller, relating to the Business, the Purchased Assets and/or the Assumed Liabilities.

Section 4.12    Intellectual Property.

(a)Section 4.12(a) of the Disclosure Schedules sets forth an accurate and complete list of (i) all Intellectual Property Assets including all Intellectual Property Registrations owned by a Seller, and (ii) all Intellectual Property licensed to a Seller, in each case used by or relating to the Business and in each case the Seller which is the owner or licensee thereof. Except as set forth in Section 4.12(a) of the Disclosure Schedules, the Sellers own and have independently developed or acquired and are the sole and exclusive owner of all right, title and interest in and to or, with respect to the licenses, as of the Closing shall have a valid license to use, all Intellectual Property necessary to conduct the Business as currently conducted (including any component of, and Intellectual Property embedded in or sold with the products made available in connection with the Business, including all works-in-progress and in development (the “Products")) and the Intellectual Property Assets are sufficient for the conduct of the Business as conducted. Except as set forth in Section 4.12(a) of the Disclosure Schedules, the operation of the Business as conducted, including the use of the Intellectual Property Assets, does not infringe, misappropriate or constitute the unauthorized use of any Intellectual Property of any Person under applicable Laws and to Sellers’ Knowledge there is no basis for or any indication of any kind from any Person relating to a claim that the operation of the Business as conducted is infringing or has infringed any Intellectual Property of any Person. No Person is infringing, violating, misusing or misappropriating any Intellectual Property Assets, and except as set forth in Section 4.12(a) of the Disclosure Schedules, no such claims have been made against any Person by the Sellers.

(b)Except as set forth in Section 4.12(b) of the Disclosure Schedules, all Intellectual Property Assets either (i) were invented or created by current and former employees of the Sellers acting within the scope of their employment, or by third parties (including current and former consultants, independent contractors, Representatives or agents of the Sellers), all of which employees and third parties have validly and irrevocably assigned all of their rights, title and interest, including Intellectual Property rights therein, to the Sellers, and no third party (including any current or former employee of a Seller) owns or has any rights, title and interest to any of such Intellectual Property Assets, or (ii) are or will be, as of Closing will be duly and validly licensed to the Sellers for use, license or sale in the manner currently used, licensed or sold by the Sellers in the operation of the Business, as it is conducted, free and clear of all Encumbrances (except, in the case of licenses, restrictions contained in the applicable license agreements with such third parties and that were made available to the Buyer which Sellers do not breach in the manner the Business is conducted). No Seller has transferred ownership of any Intellectual Property that is or would have been Intellectual Property Assets to any third party. No current or former employee has any rights, including any economic rights, under Section 134 of Israeli Patents Law in the Intellectual Property Assets. Except as set forth on Section 4.12(b) of the Disclosure Schedules, each current and former employee of Sellers in Israel has expressly and irrevocably waived the right to receive compensation in connection with "Service Inventions under Section 134 of the Israeli Patent Law, 1967” or any similar provision under any Law of any applicable jurisdiction, in the standard form of waiver which is used by Sellers, and each consultant, independent contractor, third party employee or former employee has waived any and all Moral Rights as applicable, with respect to the Intellectual Property Assets. No Seller, nor to the Knowledge of the Sellers, any other party, is in breach or violation of, or default under, any Licensed Intellectual Property, and no event has occurred, is pending or, to the Knowledge of the Sellers, is threatened, which, after the giving of notice, with the lapse of time, or otherwise, would constitute a breach thereof.

(c)Section 4.12(c) of the Disclosure Schedules sets forth a complete and accurate list of all Contracts currently in effect to which any Seller is a party which are related to or necessary for the Business as conducted as of Closing: (i) consisting of any licenses included in the Intellectual Property Assets, (ii) pursuant to which any Seller has granted to any third party any right to use, license or sell any of the Intellectual Property Assets, except for non exclusive licenses to customers in the ordinary course of business, (iii) containing a covenant limiting the ability of any Seller to exploit any of the Intellectual Property Assets contrary to the manner in which the Business is conducted, or (iv) containing an agreement to indemnify any Person against any claim that the use or other exploitation of the Intellectual Property Assets by such third party violates, infringes, misappropriates or constitutes an unauthorized use of any Intellectual Property rights or any other rights of any Person, except for non exclusive licenses to customers in the ordinary course of business which do not include indemnity for consequential and loss of profit damages.

(d)No Trade Secret relating to the Business as conducted has been authorized to be disclosed or has been actually disclosed by any Seller to any employee, consultant, service provider, or any third party, other than pursuant to a non-disclosure agreement restricting the disclosure and use of such Trade Secret. Each current and former employee, consultant, independent contractor, representative and agent of any Seller has entered into a customary written non-disclosure and invention assignment agreement with such Seller in a standard form used by such Seller and which was made available to Buyer.

(e)Section 4.12(e) of the Disclosure Schedules includes (i) a list of all products of a Seller relating to the Business, and (ii) a list of all Intellectual Property not owned by the Seller embedded or sold with or in such products.

(f)Except as set forth in Section 4.12(f) of the Disclosure Schedules, to the Sellers’ Knowledge, the products sold or otherwise distributed by the Sellers in connection with the Business do not incorporate or link to and are not distributed with or derived from any Open Source Software that requires any of Sellers’ proprietary Software to be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works or (iii) redistributed at no charge. All Open Source Software listed on Section 4.12(f) of the Disclosure Schedules, which is licensed under the LGPL license terms, or any similar license, is, to Sellers’ Knowledge, dynamically linked to such proprietary Software of Sellers with which it is used. For the purpose of this section, a dynamic link will be interpreted as a link that will be loaded into computer memory when it is requested by the program, and erased from memory when it is no longer needed. To Sellers’ Knowledge, each Seller is in material compliance with any license governing Open Source Software used in any products sold or otherwise distributed by the Sellers in connection with the Business.

“Open Source Software” means any Software that is distributed in source code form under a license or distribution terms which are approved by the Open Source Initiative, Free Software Foundation (FSF), or Creative Commons, including, without limitation, Software licensed or distributed under any of the following licenses or distribution terms (regardless of Software license version): GNU’s General Public License (GPL), Lesser/Library GPL (LGPL), Affero General Public License (AGPL), the Artistic License (e.g., PERL), the Mozilla Public License, the Netscape Public License, the Sun nBSD License, and the Apache License.
(g)Each Seller, and its respective Subsidiaries are in material compliance with all licenses governing third party components utilized in or in connection with the Intellectual Property Assets, including material compliance with (i) all flow-through provisions of third party licenses (e.g., a requirement to include a specific notice or disclaimer), and (ii) the requirements of all Open Source Software.

(h)Following the Closing, except as set forth in any Transaction Document or the Transition Services Agreement, no Seller shall own or have a license to or otherwise have any rights of whatever kind or nature to use any Intellectual Property related to the Business or the Purchased Assets whatsoever (to the extent such Person owned, had a license to or otherwise had any rights to such Intellectual Property prior to Closing).

(i)Except as set forth in Section 4.12(g) 4.12(i) of the Disclosure Schedules, no (i) facilities, personnel, or equipment of a university, college, other educational institution or research center (or any entity vested with commercialization of Intellectual Property on their behalf), or (ii) funding from any Governmental Authority, university, college, other educational institution or research center or similar entity (or any entity vested with commercialization of Intellectual Property on their behalf) were or was used in the development of the Intellectual Property Assets, other than Grants. No Governmental Authority, university, college, other educational institution or current or former employee, consultant, Representative, agent research center (or any entity vested with commercialization of Intellectual Property on their behalf) has any basis to claim any rights, interests or entitlements with respect to the Intellectual Property Assets or any of the Purchased Assets. No employee or contractor of any Seller, who was involved in, or who contributed to, the creation or development of any Intellectual Property Assets, (a) was, is or will be under restrictions or limitations resulting from his/her relations with any Governmental Authority, university, college or other educational institution or research center, arising in connection with such involvement or contribution, or (b) otherwise has performed services for any Governmental Authority, university, college or other educational institution or research center during a period of time during which employee, consultant, Representative, agent or contractor of a Seller was also performing services for a Seller or conducting any development or research activity with respect to the Intellectual Property Assets. All information and documents made available by any Seller to any university or any research institute (or any entity vested with commercialization of Intellectual Property on their behalf) in connection with any filing, reporting or application submitted by such person in connection with the Intellectual Property Assets, has been true, correct and complete in all material respects, did not omit any material information, and complied in all material respects with all applicable rules and regulations. Any Consent or Permit obtained by a Seller in this respect is valid and in full force and effect, was not amended, supplemented or cancelled and there are no proceedings or discussions currently in place or currently contemplated for the amendment, supplement or cancellation of such Consents and Permits. The Sellers have made available to the Buyer true and complete copies of all such filings, reports and applications, and made available to the Buyer all information which is, in Sellers’ reasonable opinion, relevant to or necessary for an evaluation of such filings, reports, applications, Consents and Permits and all such information is true, correct and complete. Any and all representations and warranties included in this Section 4.12(i), including all representations concerning title, rights or interests to any of the Purchased Assets, shall not be deemed to be qualified, limited or conditioned in any way, by the delivery to Buyer of any Consents or Permits from any university or research institute or the content thereof, whether or not such Consents or Permits are a condition to Closing.

(j)No Seller nor any other Person then acting on its behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any source code that is part of the Intellectual Property Assets, except as set forth in Section 4.12(j) of the Disclosure Schedules. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by a Seller or any Person then acting on its behalf to any Person of any such source code. Section 4.12(j) of the Disclosure Schedules identifies each Contract pursuant to which a Seller has deposited, or is or may be required to deposit, with an escrow holder or any other Person, source code and describes whether the execution of this Agreement or any of the transactions contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release from escrow of any such source code.

(k)Section 4.12(k) of the Disclosure Schedules sets forth all royalty payment obligations relating to the Intellectual Property Assets.

Section 4.13    Contracts.

(a)Section 4.13(a) of the Disclosure Schedules sets forth (i) all Contracts with the twenty five (25) customers of the Business that generated the highest revenues in fiscal year 2014 (the “Major Customers”), (ii) all Contracts with the twenty (20) vendors representing the Business’ highest expense in fiscal year 2014, and all Contracts with vendors relating to the manufacturing of the Products (“Major Vendors”), (iii) all Contracts with system integrators or agents currently in effect (being Contracts concerning the marketing or distribution by third parties of any Products and services of the Business, and all Contracts requiring the payment of any sales or marketing or distribution commissions to any third party shall name the parties to each such Contract, the identity of the third party eligible to any payment in connection with its execution, delivery or performance, and the amount, terms and condition of payment to such third party in connection with such Contract) of the Business during the period, (vi) all statements of work, change requests and projects of the Sellers which are in effect and with respect to which payment was received in fiscal 2014, and (v) each of the following Contracts: (x) by which any of the Purchased Assets are bound or affected or (y) to which a Seller is a party or by which it is bound in connection with the Business or the Purchased Asset (all the contracts on Section 4.13(a) of the Disclosure Schedules, all Leases listed in Section 4.10(a) of the Disclosure Schedules and all Intellectual Property Licenses listed in Section 4.12(a) of the Disclosure Schedules, together with any other Contract that involves Intellectual Property Assets or Intellectual Property Assets of a third party relating to the Business, collectively, the “Material Contracts”), each in effect (whether written or oral) as of the date hereof:

(i)all Contracts that relate to the acquisition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(ii)except for agreements relating to trade receivables or Surety Obligations, all Contracts relating to Indebtedness (including guarantees);

(iii)joint venture or partnership agreements, joint research and development Contracts involving the Business; and Contracts providing for the formation of a joint venture, long-term alliance or partnership or involving an equity investment or sharing of profits by a Seller, with respect to any portion of the Business;

(iv)Contracts that affect or limit the freedom in any material manner of the Business or any portion thereof or any of the Purchased Assets or Assumed Liabilities (including most favored nations provisions), to compete in any line of business or with any Person or in any geographic area, including any exclusivity agreements or provisions, or which contain, create or imply any restriction or limitation of any kind or nature on the ownership of or the exclusive and unrestricted right of a Seller to use, exploit or transfer the Purchased Assets or the Intellectual Property which are the subject matter of such Contracts;

(v)Contracts (or a group of related Contracts) under which a Seller (in each case, with respect to any portion of the Business or any of the Purchased Assets) (i) has created, incurred, assumed, or guaranteed any indebtedness or that relates to the lending of amounts, or which provide for the creation of any Encumbrance upon any Purchased Asset, (ii) has guaranteed the performance of any other Person, or (iii) other than in the ordinary course of business, undertook to indemnify any Person or to share in or contribute to the Liability of any Person;

(vi)all Contracts between or among a Seller on the one hand and any Affiliate of a Seller on the other hand, other than intercompany agreements between Comverse and its Subsidiaries or between Comverse’s Subsidiaries;

(vii)Contracts involving the obligation of any Seller with respect to any portion of the Business to purchase products, materials, supplies, advertising, equipment or services, other than in the ordinary course of business; any Contract with any Government Authority relating to the Business or Purchased Assets; and

(viii)all Contracts that are otherwise material to the Business and are not described in any of the other categories of this Section 4.13(a).

(b)All Material Contracts are in writing. The Sellers have made available to the Buyer true and complete copies of all Material Contracts.

(c)Except as set forth in Section 4.13(c) of the Disclosure Schedules, each Business Contract is in full force and effect, and represents a valid and binding obligation of the parties thereto, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in Law or equity). Each Seller (and, to the Knowledge of each Seller, each of the other party or parties thereto), has performed in all material respects all obligations required to be performed by them under each Business Contract. Except as set forth in Section 4.13(c) of the Disclosure Schedules, no Seller is in material breach of or default under any Business Contract (or any breach under a Material Contract), nor, to the Sellers’ Knowledge, is any other party to such Business Contract in breach thereof, and no event or circumstance has occurred that, with notice or lapse of time or both, would materially contravene, conflict with or result in a material violation or breach of, or constitute an event of default under, any Business Contract or a violation, breach or event of default under any Material Contract or result in a termination thereof or give a Seller or the other party thereof the right to declare a default or exercise any remedy under, or to accelerate the maturity of, or to cancel, terminate or modify, any such Business Contract.

(d)Each Seller has and does maintain good relations with each party to a Business Contract and no party to a Business Contract has terminated its relationship with the relevant Seller or materially reduced or changed the pricing or other terms of its business with a Seller and no such Person has notified a Seller that it intends to terminate or materially reduce the scope or pricing terms of its business with such Seller.

(e)Except as set forth in Section 4.13(e) of the Disclosure Schedules, since February 1, 2014: (i) there are no disputes with any customer (including written or oral claims), or any requirements by a customer which are in dispute, and no Seller has Knowledge of a basis for such dispute or requirements, (ii) no customer of the Business (including any System Integrator) has notified the Sellers of any non-performance of Seller's obligations, or required any refund, credits, penalties or other financial benefits due to failure of a product or service in connection with the Business to meet specifications or service standards; and (iii) a product or service was not returned by a purchaser thereof or replaced by a Seller nor has a Seller received any notice claiming that any product or service is not in conformity with applicable contractual commitments or warranties.

(f)Sellers provided to Buyer an exhibit entitled Projects Exhibit including a list of all the Sellers’ ongoing installations and implementations, upgrade and changes and ongoing or uncompleted projects of any kind, by customer, including location of each system, the nature of the project, the total amount of the project is US dollars, contemplated date of, and approximate effort required for completion of such project. Other than as detailed therein, no Seller has undertaken any oral or written commitment to provide any customer of the Business with any development work or customized specification. Except as set forth therein, each Seller is not in any material delay with respect to delivery of any ongoing projects, change requests, or other implementation projects, nor is there a basis for such delay, and no customer has indicated to a Seller that such delay in the delivery or performance in such delivery exists or may exist.

(g)Section 4.13(g) of the Disclosure Schedules, no agent or other Person listed on Section 4.13(a)(iii) of the Disclosure Schedules is or may be entitled to any compensation under any such Business Contract that has not already been paid to such agent or such Person, nor is there any Liability to pay which is not correctly reflected in the Financial Statements.

(h)Other than in the ordinary course of business with respect to customer contracts, there are no pending renegotiations of, or requests to renegotiate, any Material Contract with any Person.

(i)Buyer has been provided with all main and/or material Contract of the customers listed on Section 2.1(c)(iii) of the Disclosure Schedules, and there are no Contracts with such customers, the Liabilities or exposure therewith exceeds UD$500,000 in the aggregate, which were not provided to Buyer. The Contracts with the customers listed on Section 2.1(c)(iii) of the Disclosure Schedules do not contain any provision which may restrict the Business in any manner (including exclusivity, non compete and the like) or effect future discussions with the customer (such as most favored nations provisions). With respect to Business Contracts that are not reflected in written instruments, Sellers have made available to Buyer a descriptive summary of such Business Contracts and their main terms.

(j)Section 4.13(j) of the Disclosure Schedules sets forth all Business Contracts with vendors or customers that reference any business or a Seller other than the Business in an amount exceeding US$1,000,000.

Section 4.14    Employee Benefits.

(a)Section 4.14(a) of the Disclosure Schedules contains an accurate and complete list of all the Employee Benefit Plans.

(b)Each Employee Benefit Plan has been established and maintained in accordance with, and complies in form and operation with, its terms and all applicable Laws. Each Seller has performed all material obligations required of it under each Employee Benefit Plan and no Seller has received any notice issued by any Governmental Authority questioning or challenging such compliance. All amounts that each Seller is legally or contractually required either: (i) to deduct from its BSS Employees’ salaries or to transfer to such BSS Employees’ pension or provident, life insurance, severance or incapacity insurance funds, advance study fund or other similar funds; or (ii) to withhold from its BSS Employees’ salaries and benefits and to pay to any governmental entity, fund or insurance policy, as required by the applicable Law or tax regulations, have, in each case, been duly deducted, transferred, withheld and paid in all respects in accordance with applicable Laws, and no Seller has any obligation to make any such deduction, transfer, withholding or payment (other than outstanding obligations with respect to routine payments, deductions or withholdings that are not yet due and which will be timely made on or prior to their due date in the normal course of business and consistent with past practice). Except as set forth on Section 4.14(b) of the Disclosure Schedules, each Employee Benefit Plan is fully funded based upon applicable Law and generally accepted local actuarial and accounting practices and procedures for each Employee Benefit Plan. There are no judicial, administrative, regulatory, arbitration or similar proceedings, inquiries, investigations or audits pending, or, to the Sellers’ Knowledge, threatened (other than routine claims for benefits) against any Employee Benefit Plan or against the assets thereof, and (iii) no Sellers is subject to any penalty or Tax with respect to any Employee Benefit Plan.

(c)Each Employee Benefit Plan that is intended to be qualified under §401(a) of the Code has received an opinion or determination letter from the Internal Revenue Service to the effect that it meets the requirements of §401(a) of the Code. No event has occurred that could reasonably be expected to give rise to disqualification of any Employee Benefit Plan or to a Tax under § 511 of the Code or could result in payment or assessment against any Seller of any material excise tax.

(d)No Seller contributes to or has any Liability with respect to a plan subject to Title IV of ERISA.

Section 4.15    Employee Matters.

(a)The Exhibit entitled Employee Exhibit provided to Buyer on the date hereof includes a list all BSS Employees (which disclosure shall be by employee number, rather than name, if disclosure by name would not be permitted by applicable Law and designates each employee as a shared employee or direct BSS Employee). Sellers have made available to Buyer a schedule including each BSS Employee's employee number, title, applicable employer, location of assigned worksite, employment/engagement start date, actual scope of employment (e.g., full, part-time or temporary), overtime classification (e.g., exempt or non-exempt), date of commencement of employment, seniority date that is different from the commencement date (and its purpose), prior notice entitlement, salary and any other compensation or benefit payable, maintained or contributed to or with respect to which any potential liability is borne by the Sellers to each of the listed BSS Employees and including, but not limited to, the following entitlements (except to the extent such disclosure would not be permitted by applicable Law): remuneration of any kind, salaries, profit sharing, participations, overtime, bonus (including type of bonus, calculation method and amounts received in the past two years), deferred compensation, commissions (including calculation method and amounts received in the past two years), vacation entitlement and accrued vacation, progressive vacation, travel entitlement (e.g. travel pay, car, leased car arrangement and car maintenance payments), sick leave entitlement and accrual, shares and any other incentive payments, recuperation pay entitlement and accrual, pension arrangement and/or any other provident fund (including managers' insurance and education fund), their respective contribution rates (by percentage) and the salary basis for such contributions, whether such BSS Employee, is subject to the Section 14 Arrangement in Israel (and, to the extent such BSS Employee is subject to the Section 14 Arrangement in Israel, an indication of whether such arrangement has been applied to such person from the commencement date of his employment and on the basis of his entire salary), last compensation increase to date including the amount thereof, and whether the BSS Employee is on leave (and if so, the category of leave, the date on which such leave commenced and the date of expected return to work).

(b)No proposal or commitment has been communicated to any BSS Employee regarding the introduction, increase or improvement of any material benefit.

(c)Except as set forth in Section 4.15(c) of the Disclosure Schedules, no Seller is party to or is bound by any collective bargaining agreement that pertains to any of the BSS Employees or any extension order. Except as set forth on Section 15(h) of the Disclosure Schedules, there are no organizing activities pending or under discussion with any labor organization or group of BSS Employees, and no representation or certification proceedings or petitions seeking a representation or certification proceeding pending or threatened to be brought or filed with any labor relations tribunal involving any of the BSS Employees. Except as set forth in Section 4.15(c) of the Disclosure Schedules, there has not been, nor to Sellers’ Knowledge has there been any threat of, any facts and circumstances that could reasonably lead to, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime, anti-union practice claim, or other similar labor activity or dispute affecting any Seller with respect to the BSS Employees. Except as set forth in Section 4.15(c) of the Disclosure Schedules, no Seller has paid or had been asked to pay any payment (including professional organizational handling charges) to any employers' association or organization.

(d)Except as set forth in Section 4.15(d) of the Disclosure Schedules, no BSS Employee, consultant or independent contractor of any Seller (in each case who worked for or supported the Business immediately prior to the Closing) is in material violation of any term of any employment, consulting, independent contractor, non-disclosure, non-competition, inventions assignment or any other contract relating to their relationship with the Sellers.

(e)Each BSS Employee is legally permitted to be employed in the jurisdiction in which such BSS Employee is employed in his or her current job capacity for the maximum period permitted by Law. Each Person providing services to a Seller that has been characterized as a consultant or independent contractor or as service provider and not as an employee has been properly characterized as such, and no Seller, nor the Buyer (or their respective Affiliates) has or will have any Liability, arising out of the hiring or retention of such Persons as consultants or independent contractors or as service providers and not as employees. All fixed-term and indefinite-term employment agreements of a Seller with BSS Employees were properly classified as such in accordance with applicable Laws, and there is no basis for re-characterizing of such agreements and no Seller has, and the Buyer will not have any Liability with respect thereto.

(f)Except as set forth in Section 4.15(f) of the Disclosure Schedules, there are no complaints or claims of any BSS Employees against any Seller that are either pending, or, to Sellers’ Knowledge, threatened to be brought before any Governmental Authority. Except as set forth in Section 4.15(f) of the Disclosure Schedules, no Seller is now, nor within the two-year period prior to the date of this Agreement has been, the subject of any complaint, charge, suit or other legal process with respect to any of its BSS Employees. Except as set forth in Section 4.15(f) of the Disclosure Schedules, there hasn't been any investigation, of any kind, initiated by any Governmental Authority, domestic or foreign, against any Seller in connection with any material deficiency in its labor practices with respect to BSS Employees.

(g)Except as set forth in Section 4.15(g) of the Disclosure Schedules, each Seller is, and has been at all times, with respect to each BSS Employee, in compliance with all applicable Laws, as well as any national, industry or company collective agreement, order or award, respecting employment, notice to employees regarding employment terms, termination of employment, enforcement of labor laws, pension and social security, employment practices, benefits, terms and conditions of employment, wages and hours, hours of work, payment of wages, meal and rest periods, working during rest days non-retaliation, provision of correct wage statements, worker classification (including the proper classification of workers as contractors), engagement of contractors (including catering, security and cleaning services), immigration, overtime compensation, sexual harassment and other harassments, non-discrimination and workplace safety. No Seller is liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing.

(h)Except as set forth in Section 4.15(h) of the Disclosure Schedules and the information made available to Buyer prior to the date hereof in relation to severance and notice entitlements, no BSS Employee is or will be entitled to any compensation, bonus, severance pay or any other benefits or entitlements on account of or resulting from any action taken by any Seller in connection with any of the transactions contemplated under this Agreement or on account of or resulting from the termination of any BSS Employees or their recruitment by the Buyer . Except as set forth in Section 4.15(h) of the Disclosure Schedules, none of the execution, delivery and performance of this Agreement, the consummation of the Transactions, any termination of employment or service and any other event in connection therewith or subsequent thereto will, individually or together or with the occurrence of some other event (whether contingent or otherwise), (i) result in any payment or benefit (including severance (other than the payment of statutory severance pay when it is required under applicable Law), unemployment compensation, golden parachute, bonus or otherwise) becoming due or payable, or required to be provided, to any BSS Employee, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any BSS Employee, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (iv) increase the amount of compensation due to any Person or (v) result in the forgiveness in whole or in part of any outstanding loans made by a Seller to any Person. There are no circumstance that is reasonably expected to give rise to any valid claim by any BSS Employee for compensation on termination of employment or services (beyond the contractual and the statutory severance pay to which they may be entitled to under applicable Law) or change of control contractual provisions, other than pursuant to any retention program implemented in connection with the transactions contemplated by this Agreement; provided that the retention plan shall be applicable only until the Closing, and no such retention plan would, in any way, impose any obligation or Liability on Buyer after the Closing Date or increase the Liability or the employee compensation or payments due from Buyer after Closing (compared to such compensation or payment prior to such retention plan implemented.

(i)All amounts that any Seller is legally or contractually required either (i) to deduct from any BSS Employee’s salary, commissions, bonuses, benefits and other material compensation or to transfer to such BSS Employee’s pension or provident, life insurance, incapacity insurance, continuing education fund or other similar fund, or (ii) to withhold from any BSS Employee’s salary, commissions, bonuses, benefits and other material compensation and pay to any Governmental Authority as required by applicable Laws have, in each case, been duly deducted, transferred, withheld and paid, and no Seller has any outstanding obligation which is currently due to make any such deduction, transfer, withholding or payment. All employment agreements of all BSS Employees pertaining to non-competition, non-solicitation and confidentiality (a) with respect to employees that are being transferred to the Buyer are duly assignable and transferable without any additional consents, or the consents therefor have been obtained, and (b) are enforceable in accordance with their terms except to the extent a court in equity may decline to enforce the same based on equitable principles as opposed to a finding that they are overbroad as drafted. Except as set forth in Section 4.15(i) of the Disclosure Schedules, no former Employee currently is, to the Knowledge of Seller, in violation of any contract or agreement concerning employment, non competition, non solicitation, confidentiality, and/or intellectual property.

(j)The Sellers have made available to Buyer the most up to date and complete copies of each of the following in relation to the BSS Employees (to the extent that the same are available and not restricted by Law from disclosure): (i) all forms of offer letters with BSS Employees, (ii) all forms of employment agreements with current BSS Employees, and (iii) accurate and complete copies of all employee manuals and handbooks, policies and guidelines with regard to engagement terms and procedures and other material documents relating to the engagement of the BSS Employees (if in existence). All BSS Employees are employed under an offer letter or employment agreement form made available to Buyer and no BSS Employee is employed on terms and conditions that are materially different from the terms and conditions included in such forms.

(k)Except as set forth in Section 4.15(k) of the Disclosure Schedules, no BSS Employee has currently given written notice of resignation or other separation of employment, and to the Knowledge of Sellers, no BSS Employee intends to terminate his or her employment with a Seller. Each Seller has good employment relations with its respective BSS Employees. Except as set forth in Section 4.15(k) of the Disclosure Schedules, the employment of each of the U.S. Employees is “at will” and Sellers do not have any obligation to provide a written prior notice prior to terminating the employment of any of their respective BSS Employees that is longer than one month or such longer notice required by applicable Law. No Seller has promised or otherwise provided any assurances (contingent or otherwise, whether written or not) to any present BSS Employee regarding any terms or conditions of employment with Buyer following the Closing.

Section 4.16    Environmental Matters.

(a)Except as set forth in Section 4.16(a) of the Disclosure Schedules, to Sellers’ Knowledge, the operations of each Seller with respect to the Business and the Purchased Assets are in compliance with all applicable Environmental Laws. No Seller has received from any Person, with respect to the Business or the Purchased Assets, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)Except as set forth in Section 4.16(b) of the Disclosure Schedules, to Sellers’ Knowledge each Seller has obtained and is in compliance with all material Environmental Permits (each of which is disclosed in Section 4.16(b) of the Disclosure Schedules) necessary for the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets.

(c)Except as set forth in Section 4.16(c) of the Disclosure Schedules, to Sellers’ Knowledge there has been no Release of Hazardous Materials in violation of Environmental Law with respect to the Business, the Purchased Assets or any Leased Real Property, and no Seller has received any Environmental Notice that the Business or any of the Purchased Assets or Leased Real Property has been contaminated with any Hazardous Material which would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, any Seller.

(d)Sellers have previously made available to Buyer all material environmental reports, studies, audits, site assessments and other similar documents with respect to the Business, the Purchased Assets or any Leased Real Property which are in the possession or reasonable control of any Seller, if any.

Section 4.17    Litigation.

(a)Except as set forth in Section 4.17(a) of the Disclosure Schedules, there is no Legal Proceeding or governmental investigation pending or, to the Knowledge of any Seller, threatened by or against any Seller or any Subsidiary thereof or any officer, director, equity holder or employee of a Seller in its capacity as such (i) relating to the Business or affecting the Purchased Assets (including any claims for assessment or collection of Taxes on any Purchased Assets and any claims of vendors, customers and agents, service providers or contractors) or (ii) that questions the validity or seeks to impair, prohibit, delay or restrain the ability of a Seller to enter into this Agreement or any Transaction Document, as applicable, or to consummate any of the transactions contemplated hereby or thereby.

(b)Except as set forth in Section 4.17(b) of the Disclosure Schedules, neither any Seller nor any Subsidiary thereof is subject to any Order and there are not unsatisfied judgments, penalties or awards with respect to, against or affecting the Business or the Purchased Assets.

Section 4.18    Public Filings. The forms, statements, reports and documents prepared by a Seller and filed with or furnished to the SEC since October 31, 2012 (the "Seller Reports"), solely as to the Business and Purchased Assets and Assumed Liabilities, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent that the information in such Seller Report has been amended or superseded by a later Seller Report filed prior to the date of this Agreement. The Seller Reports were prepared in all material respects in accordance with the applicable requirements of applicable Law and the rules and regulations thereunder and complied in all material respects with then applicable accounting standards. Each Seller Report, at the time of its filing or being furnished complied, in all material respects, with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 and any rules and regulations promulgated thereunder applicable to the Seller Reports. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment). Nothing herein shall constitute a representation or warranty as to any statistical information relating to the industry in which the Business competes, as to any third-party information or data in respect of the Business or such industry.

Section 4.19    Compliance with Laws; Permits.

(a)Except as set forth in Section 4.19(a) of the Disclosure Schedules, each of the Sellers, their Subsidiaries, and to the Knowledge of each Seller, all Persons acting on behalf of or at the direction of any of them are, and at all times have been, in compliance with all Laws that are applicable to the Business or the Purchased Assets.

(b)Except as set forth in Section 4.19(a) of the Disclosure Schedules, neither the Sellers, any Subsidiary of the Sellers, nor to the Knowledge of each Seller, any Persons acting on behalf of or at the direction of any of them, has received any written notice concerning non-compliance with any Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, or has been charged or otherwise served with a notice of alleged violation of any such Laws. To the Sellers’ Knowledge, neither any Sellers, Subsidiaries or Persons acting on behalf of or at the direction of any of them is under investigation with respect to a violation of any Laws applicable to or relating to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.

(c)All Permits required for each Seller and Subsidiary to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets, which are listed on Section 4.19(c) of the Disclosure Schedules have been obtained and are valid and in full force and effect. Such Permits include but are not limited to those issued by the U.S. Office of Foreign Assets Control, the U.S. Bureau of Industry and Security, the U.S. Directorate of Defense Trade Controls and any other governmental agency from which a Permit is necessary to conduct any transaction or any other related business function (such as the opening and maintaining of accounts at financial institutions). No Seller or Subsidiary has received written notice that any Permit required to conduct or relating to the Business as currently conducted or for the ownership and use of the Purchased Assets is subject to termination, revocation, modification or non-renewal. No Seller or Subsidiary is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any such Permit.

(d)Each Seller has (i) complied with its published privacy policies, internal privacy policies and guidelines, and with all applicable Laws relating to data privacy, data protection and data security, including with respect to the collection, storage, process, transmission, transfer (including cross-border transfers), disclosure and use of personally identifiable information or other regulated data, (ii) taken commercially reasonable measures, including operational, managerial, physical and technical measures, to ensure that personally identifiable information and other regulated data is protected against loss, damage and unauthorized and unlawful access, use, modification or other misuse and (iii) cooperated with all Government Authorities in administrative inspection relating to data protection and data security, and complied with the demand of any correction required by any such Government Authority. No Person (including any Governmental Authority) has made any claim or commenced any action with respect to loss, damage or unauthorized access, use, modification or other misuse of any information or data by a Seller, or any of its employees or contractors and, to the Knowledge of the Sellers, there is no reasonable basis for any such claim or action. The execution, delivery and performance of this Agreement and the transactions contemplated hereby comply with the applicable privacy policies of each Seller.

Section 4.20    Absence of Questionable Payments. The activities of the Sellers, their Subsidiaries, and, the respective officers, directors, employees and agents of each of them, in each case with respect to the Business, have complied, and the operations of the Business has complied with all applicable Laws governing corrupt or illicit business practices, including, without limitation, the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act, the Israeli Penal Code- 1977, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and all other laws and regulations dealing with maintaining books and records, maintaining internal controls for executing and recording transactions and concerning improper or illegal offers, payments, gifts or gratuities, the payment or receipt of money or anything of value directly or indirectly to any person (whether a government official or private individual) for the purpose of illegally or improperly inducing any person or government official, or political party or official thereof, or any candidate for any such position, in making any decision or improperly assisting any person in obtaining or retaining business or taking any other action or inaction favorable to such person, or dealing with business practices. None of the Sellers, their Subsidiaries or any director, officer, or employee of any of them, or any other Person acting on behalf of or at the direction of Sellers or their Subsidiaries has violated any of the aforementioned Laws or otherwise used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds. None of the Sellers or their Subsidiaries, nor any director, officer employee of any of them, or any other Person acting on behalf of or at the direction of any of them, has offered, given, accepted or received any unlawful contributions, payments, gifts or expenditure.

Section 4.21    Export Control Laws. All sales, purchases, imports, reimports, exports, reexports, deemed exports, deemed reexports, sales, transfers, retransfers, know-how, and releases (including in-country releases) of products or services related to the Business or Intellectual Property Assets by a Seller have been effected in accordance in all with all applicable export control, sanctions, and customs Laws, including but not limited to the U.S. Export Administration Regulations, the International Traffic in Arms Regulations, economic and trade sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control, U.S. customs Laws, and export, sanctions, and customs Laws administered by other countries.

Section 4.22    Anti-Money Laundering. No Seller has Knowledge of, has not been advised of, and has no reason to believe that any facts or circumstances exist that would cause the Buyer or its Subsidiaries to be operating the Business in violation in any respect of any anti-money laundering Laws or any Order. No Seller or a Subsidiary thereof is under investigation with respect to, or has been threatened to be charged with or given notice of any violation of any of the foregoing.

Section 4.23    Insurance. All insurance policies by which any or all of the Purchased Assets are covered are in full force and effect, all premiums with respect thereto have been duly paid and no Seller is aware of any reason that such policies shall not be extended on similar terms upon their expiration. No Seller has received written notice under any such insurance policy denying or disputing any claim (or coverage with respect thereto) made by such Seller or regarding the termination, cancellation or material amendment of, or material premium increase with respect to, any such policy, in each case, at any time during the five (5) year period prior to the date hereof. There are no known claims or circumstances that could lead to a claim, under the seller’s policies.

Section 4.24    Related-Party Transactions.

(a)Except as set forth in the Transition Services Agreement, (a) no Contracts or liabilities exist between any of the Sellers, on the one hand, and any of their Affiliates, on the other hand, that will continue in effect after the Closing with respect to the Business, other than intercompany agreements between Comverse and its Subsidiaries or Comverse’s Subsidiaries, and (b) except for the Employee Benefit Plans and employment agreements otherwise disclosed in the Disclosure Schedules, none of the shareholders, members, partners, directors, managers or officers of any Seller or any of their Affiliates, or, to the Sellers’ Knowledge, any Affiliate of the foregoing Persons, is a party to any Contract or transaction with any of the Sellers relating to the Business or has any interest in any of the Purchased Assets or any other material property used in the Business.

(b)Neither a Seller, nor any Subsidiary thereof, nor any of their respective officers, directors or, to the Knowledge of the Sellers, any employee thereof, (i) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to, or borrower from, or has the right to participate in the profits of, any Person which is (A) a competitor, supplier, customer, creditor or debtor of the Business, or (B) a participant in any transaction to which a Seller is a party in connection with the Business.

Section 4.25    Governmental Funding. Except as set forth in Section 4.25 of the Disclosure Schedules, the Sellers have not applied for or received any direct financial assistance, grants, Tax benefits, incentives and subsidies from any Governmental Authority, including the OCS (“Grants”) with respect to the Purchased Assets and Assumed Liabilities, and no funding from a Governmental Authority was used in the development of the Intellectual Property Assets or its products and services. Section 4.25 of the Disclosure Schedules also details all material undertakings of the Sellers given in connection with the Grants. Each Seller is in compliance, in all material respects, with the terms and conditions of its Grants (including, without limitation, the Law for the Encouragement of Industrial Research and Development 5744-1984, as amended from time to time) and, except as disclosed in Section 4.25 of the Disclosure Schedules, has duly fulfilled, in all material respects, all the undertakings relating thereto. The Sellers have not received any notice of termination or revocation of any Grants granted to a Seller and to any Subsidiary or for which the Sellers have an outstanding application from the OCS, in each case solely with respect to the Business and to the Knowledge of the Sellers, no event has occurred and no circumstances exist which is reasonably likely to lead to the revocation or material modification of any of the Grant.

Section 4.26    Brokers. Except as set forth Section 4.26 of the Disclosure Schedules, no Person has acted, directly or indirectly, as a broker, finder, investment banker or financial advisor for any Seller in connection with the transactions contemplated by this Agreement and no Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of a Seller.

Section 4.27    Full Disclosure. Neither this Agreement and the Transaction Documents, nor any certificates made or delivered by a Seller in connection herewith contains or, at the Closing Date, will contain, any untrue statement of a material fact or omits or will, at the Closing Date, omit to state a material fact necessary to make the statements herein or therein not misleading, in view of the circumstances in which they were made.
ARTICLE V
REPRESENTATIONS AND WARRANTES OF BUYER

Except as set forth in the Disclosure Schedules, Buyer represents and warrants to the Sellers that the statements contained in this Article V are true and correct as of the date hereof.
Section 5.1    Organization and Standing of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of Guernsey.

Section 5.2    Authority of Buyer. Buyer has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and each other Transaction Document to which it is party has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by each Seller) this Agreement and each other Transaction Document to which it is a party constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited (i) by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 5.3    No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of incorporation, certificate of formation or by-laws of Buyer, as applicable; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except as set forth in Section 5.3 of the Disclosure Schedules and subject to the accuracy of the information provided by the Sellers to the Buyer, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, in each case above, only to the extent such conflict or violation would impair or impede the ability of the Buyer to consummate the transactions contemplated by this Agreement, all except as set forth in Section 5.3 of the Disclosure Schedules. Based on the information provided to the Buyer by the Sellers, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 5.4    Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 5.5    Legal Proceedings. There are no Legal Proceedings, claims or other actions pending or, to Buyer's knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or that could impair or impede the ability of the Buyer to consummate the transactions contemplated by this Agreement.

Section 5.6    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

ARTICLE VI
CONVENANTS

Section 6.1    Advice of Changes. Sellers will promptly notify Buyer in writing of (i) any facts and circumstances that render, or could reasonably be expected to render, any representation or warranty of Sellers contained in this Agreement or any other Transaction Document, if made on or as of the date of that event or the Closing Date, untrue or inaccurate or that would be reasonably likely to impede or impair Sellers’ ability to consummate the transactions contemplated by this Agreement or that may constitute a Material Adverse Effect, (ii) any material failure by Sellers to comply with or satisfy in any material respect any covenant condition or agreement to be complied with or satisfied by it hereunder or any other Transaction Document;

(iii) any material notice or other material communication of which Sellers has knowledge from any Governmental Authority or other Person in connection with the transactions contemplated by this Agreement or any Transaction Document; (iv) any event, change, effect, condition or circumstance that occurred or to the knowledge of Sellers are threatened or are reasonably likely to occur, which would reasonably be expected to result in any Legal Proceedings involving any Purchased Asset; and (v) any new Assigned Contracts, together with copies thereof and any change in an Assigned Contract, or any notice of breach, penalties, damages, termination thereof. Buyer will also promptly notify Sellers in writing of any event occurring subsequent to the date of this Agreement that would be reasonably likely to impede or impair Buyer’s ability to consummate the transactions contemplated by this Agreement or any other Transaction Document. No notice provided under this Section 6.1 shall qualify, amend or supplement the representations and warranties hereunder. The delivery of any notice pursuant to this Section 6.1 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 6.2    Conduct of Business. During the period on and from the date of this Agreement through and including the Closing, Sellers will conduct the Business in the ordinary course consistent with past practices and will use their reasonable commercial efforts to retain the BSS Employees, protect and preserve the Purchased Assets, and maintain and preserve intact Sellers’ relationships with the consultants, independent contractors, licensors, suppliers, vendors, representatives, distributors and customers of the Business. Without derogating from the foregoing, during the period on and from the date of this Agreement through and including the Closing Date, Sellers will not, without the prior written consent of Buyer, not to be unreasonably withheld, in each case solely with respect to the Business:

(a)mortgage, pledge, subject to a lien, or grant any Encumbrance in, or suffer to exist or otherwise encumber, any of the Purchased Assets, excluding guarantees and letters of credit provided to customers in the ordinary course of business, consistent with past practices;

(b)sell, dispose of or license any of the Purchased Assets to any Person, except inventory in the ordinary course of business, consistent with past practices;

(c)acquire any furniture, fixtures, equipment or supplies; except in the ordinary course of business consistent with past practices;

(d)except as agreed by both parties under the Transition Services Agreement, enter into any commitment for capital expenditures relating to the Business exceeding US$150,000 per single commitment of US$500,000 in the aggregate;

(e)enter into any Contract that restrains, restricts, limits or impedes the ability of the Business or the Buyer to compete or conduct any business in any manner and in any geographic area;

(f)fail to consult with Buyer prior to entering into (no approval required) any long term commitment beyond 1 year;

(g)Purchase inventory except in the ordinary course of business consistent with past practices, in an amount not to exceed US$150,000;

(h)fail to maintain the Tangible Personal Property in good working condition and repair according to the standards it has maintained up to the date of this Agreement, subject to ordinary wear and tear;

(i)fail to pay and discharge any trade payables relating to the Purchased Assets or the Business in accordance with Sellers’ customary business practices as of the date of execution hereof;

(j)fail to pay maintenance, renewals and similar fees if and when due and take all other appropriate actions as necessary in the ordinary course of business consistent with past practices to prevent the abandonment, loss or impairment of Intellectual Property Registrations included in the Intellectual Property Assets;

(k)change accounting methods relating to or affecting the Purchased Assets, the Assumed Liabilities or the Business;

(l)write up, write down or write off the book value of any Purchased Asset, except for depreciation and amortization in accordance with GAAP consistently applied;

(m)(A) accelerate collection of any accounts receivable of a Seller or any Subsidiary thereof (as much as such relate to the Business), (B) accelerate billing or receipt of funds prior to the provision of goods and services by the Sellers or any Subsidiary thereof (as much as such relate to the Business), (C) reduce prices of products (as much as such relate to the Business) in effect as of the date hereof except in the ordinary course of business consistent with past practice or as set forth in Section 3.3(f)(iv)(B) of the Disclosure Schedules or, (D) defer payment of any accounts payable (as much as such relate to the Business);

(n)take any action that would render untrue any representation of the Sellers pursuant to this Agreement or prevent from any Seller the performance of any obligations thereof under this Agreement;

(o)amend, terminate or waive any rights under any Assigned Contract, except in the ordinary course of business consistent with past practices;

(p)waive, release or settle any right or claim relating to any Purchased Assets or Assumed Liabilities or any Legal Proceedings related to the Business or the transactions contemplated by this Agreement, except for an aggregate amount (for all such waivers, releases or settlement) of US$ 250,000;

(q)(A) other than in the ordinary course of business consistent with past practices and in any case in a manner that does not increase the total size of the Business' workforce (i.e., only replacement of departing employees), hire or deploy any employee or consultant to serve in the Business or, except as required or allowed under this Agreement, terminate any BSS Employee or assign any BSS Employee out of the Business, or (B) fire, hire or deploy any senior employee or senior consultant to serve in the Business, except as required or allowed under this Agreement, or (C) relocate BSS Employees;

(r)(A) increase the level of compensation or fees of or pay any bonus or provide benefits to any BSS Employee or consultant other than pursuant to the terms of engagement existing as of the date hereof, (B) increase the coverage or benefits available under any (or create any new) Employee Benefit Plan made to, for, or with any of the BSS Employees or otherwise modify or amend or terminate any such Employee Benefit Plan, (C) grant any BSS Employee or other person any change of control, severance, retention or termination compensation or benefits, or any increase therein, or (D) grant new equity grants (options, RSUs or similar grants) or change any terms of any equity grants (options, RSUs or similar grants) of any BSS Employee, (E) grant or increase any severance or termination pay to (or amend any existing arrangement with) any director, manager, officer, advisor, consultant or employee of the Business except pursuant to arrangements in place on the date hereof, or (F) subject to applicable Laws, enter into any kind of agreement or collective agreement with any Collective Group;

(s)take any action to terminate or modify, or permit the lapse or termination of, the present insurance policies and coverages of Sellers relating to or applicable to Sellers, the Business or the Purchased Assets;

(t)fail to comply in all material respects with all applicable Laws;

(u)fail to maintain all material Permits relating to the Business in full force and effect;

(v)incur, with respect to the Business or the Purchased Assets, any Liabilities other than Liabilities incurred in the ordinary course of business, consistent with past practices;

(w)take any action that would adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement or the other Transaction Documents;

(x)apply for any Grant;

(y)enter into, amend or renew any Contract with agents, resellers, distributors, partners, system integrators, outsourcing contracts, contractors performing services relating to the Business, or similar capacities (or amend any such existing Contract);

(z)enter into or amend (including via renewals, change requests, purchase orders or SOWs) any Contract with a customer relating to the Business, except for such Contracts (including via renewals, change requests, purchase orders or SOWs) entered into in the ordinary course of business consistent with past practices and involving an amount not exceeding US$2,000,000 but provided that with respect to any such Contracts (or material changes thereto) involving up to USD$2,000,000 Sellers shall consult with Buyer in advance;

(aa)enter into any Contract with a competitor of Business;

(bb)    conduct the Business other than in the ordinary course of Business, consistent with past practices; or

(cc)    agree to do any of the things described in the preceding clauses of this Section 6.2.

Section 6.3    Access to Information. Each Seller agrees that until the earlier of the Closing Date and the termination of this Agreement, the Buyer shall be entitled, through its Representatives, to have reasonable access, upon reasonable notice and during normal working hours, to review and discuss with the Sellers and their officers, the properties, and operations of such Seller and such books and records relating to the Business or the Purchased Assets, including without limitation, revenue recognition materials, including related checklists, correspondence with contacts or potential customers of the Business, all the foregoing for the purpose of consummating the transactions contemplated hereunder, ensuring compliance by the parties with the provisions of this Agreement and ensuring a smooth transition for the Business, its customers and the Transferred Employees. From the date hereof until the earlier of the termination of this Agreement and the Closing, each Seller shall confer from time to time as requested by the Buyer with its Representative(s) to discuss any material changes or developments in the Business and the general status of the ongoing operations and conduct of the Business. No information or knowledge obtained pursuant to this Section 6.3 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the Transaction Documents, or the conditions to the obligations of the parties to consummate the Closing in accordance with the terms and provisions hereof. All information referred to in this Section 6.3 shall be subject to the NDA. Each Seller shall cause its independent accounting firm, as well as its employees to cooperate with Buyer and its agents in making available and discussing all financial information with respect to the Business and the Business. In addition the Sellers shall perform the tasked and deliver the deliverables set forth in Section 6.3 of the Disclosure Schedules.

Section 6.4    Satisfaction of Conditions Precedent. Each of Seller and Buyer will, from and after the date of this Agreement, (a) execute and deliver, or shall cause to be executed and delivered, such documents and other papers and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the transactions contemplated by this Agreement in the most expeditious manner possible, (b) refrain from taking any actions that could reasonably be expected to impair, delay or impede the Closing and (c) without limiting any other provision of this Agreement, use its respective reasonable best efforts to cause all the conditions to the obligations of the other party to consummate the transactions contemplated by this Agreement to be met as soon as reasonably practicable.

Section 6.5    Regulatory Filings; Consents; Best Efforts. With respect to the period between the date of this Agreement and the Closing Date:

(a)Each of Sellers and Buyer shall use its commercially reasonable efforts to obtain as promptly as practicable all Governmental Approvals and to timely provide all material notices to Governmental Authorities that may be or may become reasonably necessary, proper or advisable under this Agreement and applicable Law to consummate and make effective the transactions contemplated by this Agreement. Each of the parties shall use commercially reasonable efforts to obtain, and to cooperate with the other to promptly obtain, all such Governmental Approvals. In furtherance of the foregoing, the parties shall each instruct their respective counsels to cooperate with each other and use commercially reasonable efforts to facilitate and expedite the identification and resolution of any antitrust issues and shall use commercially reasonable efforts to assure that the respective waiting periods required by the Antitrust Laws have expired or been terminated at the earliest practicable dates.

(b)The Buyer and the Seller, (i) as promptly as reasonably practicable (but in no event later than fourteen (14) Business Days after the date of this Agreement) shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act (if applicable) with respect to the Transaction.

(c) Sellers shall provide Buyer with those services set forth in Section 6.5(c) of the Disclosure Schedules hereto, which shall be provided free of charge. Sellers shall cooperate with Buyer in filing and securing the approvals required by the Israeli Ministry of Defense for the transactions contemplated by this Agreement.

(d)Notwithstanding anything in this Agreement to the contrary, neither this Section 6.5 nor the “commercially reasonable efforts” standard shall require Buyer or its Affiliates to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture, to accept any operational restriction, commit to alter their businesses or commercial practices in any way, bear any cost or expense (including future costs and expenses and price reductions) or take any other action that, in the reasonable judgment of Buyer, could be expected to limit the right of Buyer or its Affiliates to own or operate all or any portion of their respective existing businesses or assets or any of the businesses, product lines or assets of the Business or otherwise receive the full benefits of this Agreement. With regard to any Governmental Authority, neither the Sellers nor any of their respective Affiliates shall, without Buyer's prior written consent, in Buyer's sole discretion, discuss or commit to any divestiture transaction, or discuss or commit to alter their businesses or commercial practices in any way, or otherwise take or commit to take any action that limits Buyer's or its Affiliates' freedom of action with respect to, or Buyer's or its Affiliates'' ability to retain any of the businesses, product lines or assets of, the Business or otherwise receive the full benefits of this Agreement.

(e)Notwithstanding anything in this Agreement to the contrary, if any administrative, judicial action or other Legal Proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Laws, it is expressly understood and agreed that: (i) Buyer shall not have any obligation to litigate or contest any administrative, judicial action or other Legal Proceeding or any Order, whether temporary, preliminary or permanent; and (ii) Buyer shall be under no obligation to make proposals, execute or carry out agreements or submit to Orders providing for (A) the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of the Buyer or any of its affiliates or the Business or any Purchased Assets, (B) the imposition of any limitation or regulation on the ability of Buyer or any of its affiliates to freely conduct their business or the Business or own such assets or the Purchased Assets, or (C) the holding separate of the Business and/or any Purchased Assets or any limitation or regulation on the ability of the Buyer or any of its affiliates to exercise full rights of ownership thereon or to conduct their business or the Business; (any of the foregoing, an “Antitrust Restraint”). Subject to the foregoing, the parties shall each instruct their respective counsels to cooperate with each other and use reasonable best efforts to facilitate and expedite the identification and resolution of any antitrust issues and shall use reasonable best efforts to assure that the respective waiting periods required by the Antitrust Laws have expired or been terminated at the earliest practicable dates. Nothing in this Section 6.5 shall limit a party’s right to terminate this Agreement pursuant to ARTICLE 8.

(f)Subject to applicable Laws, each of Buyer and Comverse shall consult with the other and receive its consent with regard to the exchange of information relating to Buyer or Sellers, as the case may be, and any of their respective Affiliates or Representatives which appear in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, subject to applicable Laws, each of Sellers and Buyer shall notify the other party promptly of the receipt of comments or requests from any Governmental Authority relating to any Governmental Approval, shall coordinate the response therewith to the extent practicable and shall supply the other party with copies of all correspondence between the notifying party or any of its Representatives or Affiliates and the Governmental Authority with respect to such Governmental Approval.

Section 6.6    Third Party Consents and Notices. The Sellers shall, prior to and after Closing (i) file, provide notification or register any notifications, filings or registrations described on Section 6.6(a) of the Disclosure Schedules (and any such notification, filings or registrations that would have been required to be listed or described on Section 6.6(a) of the Disclosure Schedules if entered into prior to the date hereof), and (ii) request and use their commercially reasonable efforts to secure the Consent of any third party to the extent required to consummate the transactions hereunder, including any party to an Assigned Contract, (iii) request the consent of any counterparty to a Significant Joint Contracts or Other Joint Contracts (as such terms are defined in Section 3.3(f) of Disclosure Schedules) to separate the benefits and obligations related to the Business in favor of the Buyer and the other business in favor of Sellers, on terms Reasonably Acceptable to Buyer (as such term is defined in Section 3.3(f) of the Disclosure Schedules) so that following the Closing the Buyer shall have a separate Contract with such customer that relates solely to the Business and is not dependent at all on the Sellers’ business, products, services or performance, and (iv) use their commercially reasonable efforts to complete such filing, registration or notification, or, as applicable obtain and deliver to the Buyer at or prior to the Closing, all Consents specified in (i) through (iii). All such Consents and notification, filings or registrations shall be in form and content approved in advance by the Buyer.

Section 6.7    Changes to Purchased Assets/Excluded Assets.

(a)The Buyer shall notify the Sellers, no later than five (5) days prior to Closing, which of the Contracts listed on Section 6.7(a) of the Disclosure Schedules (the “Schedule 6.7(a) Contracts”) it wishes to assume as an Assigned Contract. In the event that Buyer notifies the Sellers that Buyer shall not assume any such Schedule 6.7(a) Contract, then such Contract shall be an Excluded Asset and Excluded Liability.

(b)Buyer may, no later than five (5) days prior to Closing, notify Sellers that any of the assets and Contracts listed on Section 6.7(b) of the Disclosure Schedules (the “Schedule 6.7(b) Assets”) (i) will be an Excluded Assets and Excluded Liability hereunder, as applicable, and (ii) will not be assumed by the Buyer at Closing but would be serviced through a transition services agreement until Seller is notified by Buyer of its request to assume such Contract or terminate the services provided under such transition services agreement.

(c) With respect to the Contracts set forth on Section 6.7(c) of the Disclosure Schedules upon written notice prior to the Closing from Buyer to the Sellers, Buyer may include such Contracts as Purchased Assets and Assigned Contracts hereunder.

Section 6.8    Separation of Agreements. To the extent an Assigned Contract or purchase order or statement of work refers to any businesses of the Sellers which is not the Business, the Sellers (at their own cost and expense) shall use best efforts to separate (at no further cost to the Buyer and on same terms and conditions) such Assigned Contracts to include only services and products that relate to the Business to the satisfaction of the Buyer, so that as of the Closing none of the Assigned Contracts shall cover services or products that are not solely the Business or refer to (or is otherwise dependent upon or conditional on) any businesses of the Sellers which is not the Business transferred to Buyer; all without any change adverse to the Buyer in the terms or cost thereunder.

Section 6.9    Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 6.10    Confidentiality. The parties acknowledge and agree that the Confidentiality Agreement (except with respect to any non solicitation provisions) is binding upon the parties hereto and in full force and effect, except to the extent that the provisions hereof supersede provisions of similar effect contained in the Confidentiality Agreement.

Section 6.11    Books and Records. From and after the Closing, Buyer shall provide the Sellers and their authorized representatives with reasonable access upon reasonable notice (for the purpose of examining and copying), during normal business hours, to the books and records of the Business with respect to periods prior to and including the Closing Date for any reasonable purpose. Unless otherwise consented to in writing by the Sellers or any of their Affiliates, Buyer shall not, for a period of seven (7) years following the Closing Date, destroy, alter or otherwise dispose of any books and records of the Business, or any portions thereof, relating to periods prior to and including the Closing Date without first giving reasonable prior written notice to the Sellers or any of their Affiliates and offering to surrender to the Sellers or any of their Affiliates such books and records or such portions thereof.

Section 6.12    Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other parties (which consent shall not be unreasonably withheld or delayed). The parties shall cooperate as to the timing and contents of any such announcement.

Section 6.13    Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.

Section 6.14    Employees and Employee Benefits.
Non-TUPE Transferring Employees
(a)No later than as agreed between the parties the Buyer shall, or shall cause the applicable Buyer Affiliate to, extend offers of employment effective as the date designated by the Buyer as a transfer date and notified by the Buyer in writing (which date shall be on the Closing Date unless otherwise provided in the Transition Services Agreement) (the "Transfer Date") to the Non-TUPE Transferring Employees. It is clarified and agreed that the Buyer shall not be required or obliged, under any circumstances, to extend offers of employment to more than the number of Non-TUPE Transferring Employees as agreed between the parties or to any Seller or Seller Affiliate employee who is not a BSS Transaction Employee.

(b)The terms and conditions offered by the Buyer to each respective Non-TUPE Transferring Employee shall include: (i) base salary or hourly wages which are no less than the base salary or hourly wages disclosed in the Employee Exhibit as provided to such Non-TUPE Transferring Employee by the applicable Seller immediately prior to the Closing and (ii) benefits that are substantially similar in the aggregate to the benefits provided by the Buyer and its Affiliates to its employees generally (excluding the Transferred Employees) who are similarly situated to such Non-TUPE Transferring Employees. Buyer shall enable Non-TUPE Transferring Employees to participate in Buyer’s bonus plan on terms that are substantially similar to those provided to similarly situated employees of Buyer, on a pro-rata basis to their service with the Buyer.

(c)Effective as of the Transfer Date, Buyer shall recognize service by the Non-TUPE Transferring Employees for Sellers and any of Sellers' Affiliates or any such service that Sellers or Sellers' Affiliates recognized prior to the Transfer Date as if such service were with Buyer and the applicable Buyer Affiliates, as long as such recognition of service shall not result in entitlement for payment or benefit already provided to any Non-TUPE Transferring Employee by the Sellers.

(d)The Sellers shall terminate the employment of each Non TUPE Transferring Employee to which Buyer or any of its Affiliates extend an employment offer and which the Non-TUPE Transferring Employee accepted, effective one (1) day prior to the Transfer Date. The termination of the Non-TUPE Transferring Employee shall be on the basis of a written mutually agreed termination agreement or termination letter to each Non-TUPE Transferring Employee (in a form and substance to be provided by the Sellers).

(e)The Sellers and any Seller Affiliate shall pay, release and discharge all its obligations, as the case may be, to any of the following: each Transferred Employee (as defined below), the Tax authorities, administrative authority, all union authority or any applicable funds (as applicable, as and when due in accordance with applicable Law), with respect to each Transferred Employee's employment or engagement with a Seller and the termination thereof (if applicable), including but not limited to: all benefits, funds and payments that such Transferred Employee is eligible to receive under their respective Employee Benefit Plans, applicable Law or otherwise, including, all wages, prior notice period (or payment in lieu thereof), accumulated redeemable unused vacation days, remuneration of any kind, such as salaries, profit sharing, participations bonuses, commissions, overtime pay, pay for other compensated absences, retirement payment, severance pay, labor insurance, national insurance, other welfare, social or fringe benefit plans or policies, other remuneration (including mandatory or discretionary benefits) due to such Transferred Employee, and any related payroll deductions (such as Employee Benefit Plan contributions and employment Taxes which shall be paid when due).

Sellers shall be responsible for satisfying the continuation coverage requirements for group health plans under Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code ("COBRA") (without regard to Sellers’ ability to terminate its obligation to provide COBRA by terminating its group health plans) with respect to the employees whose COBRA qualifying event occurred on or prior to the closing date.

(f)The Buyer shall not pay or be liable for any payment, benefit or entitlement of any kind with respect to any Transferred Employee employment or engagement with a Seller prior to the Transfer Date and the termination thereof, including but not limited to the benefits, entitlements or obligations mentioned in Section 6.14(e).

(g)The Sellers shall make commercially reasonable efforts to cooperate in securing the engagement of the Non-TUPE Transferring Employee to whom the Buyer extend offer of employment.

(h)On and after the Transfer Date, the Buyer or an Affiliate shall permit the U.S. based Non-TUPE Transferring Employees to make rollover contributions of their account balances, excluding rollovers of any outstanding loans, under the Employee Benefit Plan that is a Section 401(k) plan, to a plan maintained by the Buyer or Buyer Affiliate that is intended to satisfy the requirements of Section 401(k) of the Code; provided that such rollover is permitted under the planned applicable law and to the extent that a Transferred Employee satisfies the requirements under the Buyer's plan.

(i)The Sellers and the Buyer shall, with respect to the U.S. based Transferring Employees, adopt the “alternative procedure” for preparing and filing IRS Forms W-2 (Wage and Tax Statements), as described in Revenue Procedure 2004-53. Under this procedure, the Buyer as the successor employer shall provide all required Forms W-2 to all Transferred Employees reflecting all wages paid and taxes withheld by a Seller as the predecessor and the Buyer as the successor employer for the entire year during which the Closing occurs. The Sellers and the Buyer shall adopt the alternative procedure of Rev. Proc. 2004-53 for purposes of filing IRS Forms W-4 (Employee’s Withholding Allowance Certificate) and W-5 (Earned Income Credit Advance Payment Certificate). Under this procedure, the Sellers shall provide to Buyer all IRS Forms W-4 and W-5 on file with respect to each Transferred Employee, and the Buyer will honor these forms until such time, if any, that such Transferred Employee submits a revised form.
TUPE Transferring Employees
(j)The parties acknowledge and agree that with respect to the TUPE Transferring Employees, the transactions contemplated by this Agreement may constitute a business transfer for the purposes of the Transfer Regulations and, accordingly, they will not operate so as to terminate the contracts of employment of any of TUPE Transferring Employee who is mainly or wholly assigned to the Business to whom Transfer Regulations apply. Instead, the contracts of employment of such TUPE Transferring Employees shall be transferred to the Buyer or its Affiliates by operation of the Transfer Regulations with effect from Transfer Date.

(k)Each Seller warrants and undertakes that, as at the date of this Agreement, it has provided Buyer with full and accurate employee liability information as specified in Regulation 11 of the TUPE Regulations and any similar Transfer Regulation (as applicable) in respect of all TUPE Transferring Employees and it will promptly notify Buyer of any changes to that information prior to the Transfer Date.

(l)Within twenty eight (28) days of Closing, Sellers shall or shall procure that its Affiliates shall deliver to Buyer the personnel records of all TUPE Transferring Employee who did not refuse to become Transferred Employees.

(m)Each Seller warrants and undertakes that it shall and its Affiliates shall comply in full with its or their obligations under the Transfer Regulations, including but not limited to any obligations to provide information to and/or consult with any TUPE Transferring Employees or their representatives.

(n)Each Seller shall, and shall procure that its respective Affiliates shall, if requested by the Buyer, include the Buyer and any representative of the Buyer in any consultation process with any anticipated TUPE Transferring Employee and/or any negotiations with any relevant employee representations body which are required by Law in the scope of the execution of the Transaction. The Sellers shall not, and shall procure that its respective Affiliates shall not, without prior written consent by the Buyer, enter into agreement with any employee representation body which will grant the anticipated TUPE Transferring Employees any rights and claims beyond the rights and claims already existing under their employment agreements.

(o)Between execution of this Agreement and Transfer Date, Sellers shall not and shall procure that its Affiliates shall not, without Buyer's prior written consent: (i) reassign or redeploy any employee or contractor from his or her current role or duties so that his or her employment might transfer to the Buyer or any Buyer Affiliate; (ii) otherwise increase the number of TUPE Transferring Employees; (iii) increase or amend or propose to increase or amend any salary, emolument, fee or contractual benefit or entitlement provided to or afforded to any BSS Employee; or (iv) vary or propose to vary the terms and conditions of employment or engagement of any BSS Employee.

(p)The Buyer will as soon as reasonably practicable following the execution of this Agreement provide the Sellers with all information as may be requested and necessary to enable the Sellers to comply with its duty to inform and consult under the Transfer Regulations and otherwise provide the Sellers with such assistance and cooperation as the Sellers may reasonably require to fulfill their obligations to the relevant TUPE Transferring Employees under the Transfer Regulations.

(q)Those TUPE Transferring Employees who their employment transferred to the Buyer or Buyer Affiliate according to the Transfer Regulations or Non TUPE Transferring Employees who accept the Buyer’s offers of employment, and commence employment with the Buyer, shall be referred to as the “Transferred Employees”).

(r)With respect to any Employee Benefit Plan maintained by Buyer or an Affiliate of Buyer (collectively, “Buyer Benefit Plans”) for the benefit of any Transferred Employee, effective as of the Closing, to the extent possible under each Buyer Benefit Plan, Buyer shall, or shall cause its Affiliate to, recognize all service of the Transferred Employees with the applicable Seller (and service recognized by such Seller), as if such service were with Buyer, for vesting, eligibility and accrual purposes; provided, however, such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding Employee Benefit Plan. Each applicable Buyer Benefit Plan shall waive eligibility waiting periods, evidence of insurability requirements and pre-existing condition limitations. To the extent possible under each applicable Buyer Benefit Plan, the Transferred Employees shall be given credit under the applicable Buyer Benefit Plans for amounts paid prior to the Transfer Date during the plan year in which the Closing occurs, under a corresponding benefit plan for the purposes of applying deductibles, co-payments, co-insurance and out-of-pocket maximums, as though such amounts had been paid in accordance with the terms and conditions of such Buyer Benefit Plans.

(s)Nothing in any agreements between any Transferred Employee and any Seller shall, as of the Transfer Date, limit or restrict such employee retained by Buyer from serving as an employee or consultant of Buyer or any of its Affiliates, and the Sellers shall waive or release any such obligations or restrictions. As of the Transfer Date, the Transferred Employees shall be relieved and released from the confidentiality and non-compete obligations owed to a Seller only to such extent required to perform the obligations and duties under their respective employment or engagement agreements with Buyer or any of its Affiliates; provided that Sellers shall assign to Buyer any and all causes of action with respect to employees’ breaches of confidentiality and non-compete obligations.

(t)Unless otherwise required by the Transfer Regulations, nothing herein, express or implied, shall: (i) be construed to establish, amend or modify any benefit plan, program, agreement or arrangement; (ii) confer upon any BSS Employee of a Seller, or legal representative or beneficiary thereof or any other Person, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement; or (iii) to the extent not prohibited by applicable Law, require Buyer or any of its Affiliates to maintain any specific plan, compensation or benefit, or prohibit Buyer or any of its Affiliates from changing, modifying, discontinuing or terminating any or all of the Transferred Employees or any agreement entered into with them at any time following the Transfer Date. Notwithstanding the foregoing, from and after the Closing, Buyer shall assume the rights and obligations with respect to the immigration status of the Transferred Employees.

Section 6.15    Tax Matters.

(a)Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, and other similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax but excluding value added tax) (collectively, the “Transfer Taxes”) shall be the responsibility of the party designated by applicable Law. Such party shall, at its own expense, timely file any Tax Return or other document with respect to such Transfer Taxes (and Sellers shall cooperate with respect thereto as necessary).

(b)Cooperation on Tax Matters. Each Seller and the Buyer shall cooperate with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Purchased Assets including: (i) preparation and filing of Tax Returns; (ii) examinations of Tax Returns; and (iii) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Each Seller and the Buyer shall provide timely written notices to the other parties hereto of any pending or threatened audits or other Tax proceedings relating to the Business or the Purchased Assets for taxable periods for which any other party hereto may have a responsibility under this Agreement or otherwise, and shall furnish the other parties hereto with copies of all correspondence received from any Taxing Authority in connection with any audit or other Tax proceeding or information request with respect to any taxable period for which any other party hereto may have a responsibility under this Agreement or otherwise. Any information or documents provided under this Section 6.15(b) shall be kept confidential by the party receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes. In the event that the Buyer, on the one hand, and the Sellers, on the other hand, disagree as to the amount or calculation of any payment to be made under this Section 6.15, the parties shall attempt in good faith to resolve such dispute. If such dispute is not resolved within sixty (60) days following the commencement of the dispute, the Buyer, on the one hand, and the Sellers, on the other hand, shall jointly retain the Independent Accountant to resolve the dispute. The Independent Accountant shall act as an arbitrator to resolve all points of disagreement and its decision shall be final and binding upon all parties involved. Following the decision of the Independent Accountant, the Buyer and the Sellers shall each take or cause to be taken any action necessary to implement the decision of the Independent Accountant. The fees and expenses relating to the Independent Accountant relating to any disputes in connection with this Section 6.15 shall be borne fifty percent (50%) by the Buyer, and fifty percent (50%) by the Sellers.

(c)In the case of any Straddle Period, (i) real property, personal property, intangible property and similar Taxes ("Property Taxes") for the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period and (ii) Taxes (other than Property Taxes) for the Pre-Closing Tax Period shall be computed as if the Straddle Period ended as of the close of business on the Closing Date.
The price payable for any Purchased Asset or Assumed Liability (including under an Additional Agreement) is inclusive of any value added taxes, to extent applicable to such Purchased Asset or Assumed Liability. With respect to any such value added taxes in the residence country of the respective Seller, the specified Buyer of such Purchased Asset or Assumed Liability shall use its commercially reasonable efforts to claim such value added taxes as “input value added taxes” and to the extent that such claim of input value added taxes actually reduces the value added tax liability of such specified buyer or results in a refund to such Buyer (the “VAT Benefit”), such specified buyer shall refund the VAT Benefit to the Sellers. Notwithstanding the foregoing, if the specified buyer is audited or examined by any taxing authority and the VAT Benefit is denied thereto (in whole or in part) after the refund of the VAT Benefit took place, than the amount so denied shall be refunded back to the specified Buyer.

Section 6.16    Surety Obligations. Section 6.16 of the Disclosure Schedules contains a full and complete list of Sellers’ outstanding bonds (including surety, bid, completion and performance bonds), letters of credit, bank guarantees and other surety arrangements issued or entered into in connection with the Business (collectively, the “Surety Documents”). Buyer shall use its commercially reasonable efforts to replace the Surety Documents set forth on Section 6.16 of the Disclosure Schedules (the "Assumed Surety Documents") effective as of the Closing and take, or shall cause to be taken, such further actions as may be reasonably required for Sellers to be released from such Assumed Surety Documents effective as of the Closing. To the extent any such Assumed Surety Documents are not so replaced or any Seller is not so released as of the Closing, Buyer shall make available to the bank providing the relevant Assumed Surety Obligation a cash deposit in the amount of the existing cash deposit provided by the relevant Seller as security to the Bank for the Assumed Surety Obligations. Buyer shall not assume any other Surety Documents of Sellers.

Section 6.17    Non-Competition; Non-Solicitation.

(a)In further consideration for the consideration hereunder and in order to protect the value of the Business (including the goodwill inherent therein), and so that Buyer may have and enjoy the full benefit of the Business and the Purchased Assets, upon the Closing:

(b)The Sellers shall, and each of them shall cause their subsidiaries and the Representatives of each of the foregoing Persons to, not, directly or indirectly, from the Closing Date hereof until the expiration of thirty six (36) months after the Closing (the “Non-Compete Period”): (i) own any equity interest in, manage, operate, finance, control, consult to, render services for, be employed by, permit his name to be used in or otherwise be involved in any way in any business or Person anywhere in the world that (a) engages or is intended to engage in the research, developing, producing, offering, distributing, selling, marketing, maintaining or supporting of technologies, products or services similar to, substitute to, in whole or in part, or directly or indirectly competitive with, the products and services that are included in the Business, as conducted and as proposed to be conducted or (b) is otherwise directly or indirectly competing or is intended to compete with the Business as conducted and as proposed to be conducted; or (ii) initiate or maintain any contact with any Person associated with any of the Sellers in the past and/or the present regarding all matters relating to the Purchased Assets in a manner that interferes with the use of the Purchased Assets and the Business; provided that the foregoing restricted activities shall not include (A) passive ownership of less than one percent (1%) of the share capital of a publicly held corporation whose shares are traded on a securities exchange or in the over the counter market, and (B) any activities which are taken by a Seller at the written direction of Buyer and in connection with any transition services provided to Buyer. From the Closing Date hereof until the expiration of thirty six (36) months after the Closing, the Sellers shall not, and each of them shall cause their subsidiaries and the representatives of each of the foregoing Persons not to : (i) solicit, induce or encourage any Transferred Employees to leave their employment or engagement with Buyer or any of its Affiliates, or otherwise engage such Person; (ii) solicit, induce or encourage any actual or prospective client, customer, system integrator, partner, agent, supplier, distributor, reseller, licensee, or licensor of the Business (including any existing customer of a Seller and any Person that becomes a client or customer of the Business after the Closing) or any other Person who has a business relationship with the Business, to terminate or adversely modify any such actual or prospective relationship.

(c)From the Closing Date hereof until the expiration of twenty four (24) months after the Closing, Buyer or Buyer Affiliates shall not, and each of them shall cause their subsidiaries and the Representatives of each of the foregoing Persons not to solicit, induce or encourage any employee of the Sellers to leave their employment or engagement with a Seller or any of its Affiliates, or otherwise engage such Person, except for any solicitation, inducement or encouragement (i) permitted under this Agreement or the Transition Services Agreement, (ii) at any time to any Person that works for or supported solely the Business as of the Closing or under the Transition Services Agreement (for which purposes, any person investing at least ninety-five percent (95%) of its time to the Business shall be deemed to solely support it), or (iii) to persons terminated by a Seller. This Section 6.18(c) shall not apply, and the Buyer or any Affiliate of the Buyer may solicit after the Closing any employees of any Seller or Affiliate of a Seller, in the event an Employee Qualifying Event (as such term is defined in Section 8.1(c) of the Disclosure Schedules) occurs.

Section 6.18    Business Confidential Information.

(a)From and after the date hereof, each Seller shall, and shall cause its respective Representatives, not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person, or use or otherwise exploit for its own benefit or for the benefit of anyone other than Buyer, any Business Confidential Information. For purposes of this Section 6.18, “Business Confidential Information” shall mean any Trade Secrets (if any) or other confidential information with respect to the Purchased Assets or the Business. “Business Confidential Information” does not include information that (i) is in the public domain at the Closing Date or at the time of disclosure by Sellers, or subsequently becomes so through no fault of any Seller; (ii) is furnished to a Seller and/or each of its Representatives (as the case may be) by a third party having a lawful right to do so; or (iii) was explicitly approved for release by written authorization of Buyer. Each Seller, and each of its Representatives, shall be permitted to disclose Business Confidential Information if such disclosure is in response to a valid order of a court or other Governmental Authority, but only to the extent of and for the purposes of such order, provided, however, that such Seller, or any its Representatives (as the case may be) shall first, to the extent lawfully permitted, notify the Buyer in writing of the order, and permit Buyer to seek an appropriate protective order. Each Seller undertakes, and shall cause its respective Representatives, not to cause any harm to the Business or to the reputation thereof in the market and not to make, whether directly or indirectly, any negative or disparaging remarks about the Business, the Buyer, its Affiliates and its respective officers, employees, directors, shareholders, products, services or business.

(b)The parties hereto agree that, if any court of competent jurisdiction in a final non-appealable judgment or Order determines that the restrictions in this Section 6.18 are unreasonable under circumstances, or that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 6.18 is unreasonable, arbitrary or against public policy, then the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area or any other relevant feature which is determined to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

(c)Each Seller acknowledges and represents on its behalf and on behalf of its Representatives that: (i) sufficient consideration has been given as it relates such party's obligations under Section 6.18; (ii) such party has consulted with independent legal counsel regarding such party's rights and obligations under this Section 6.18; (iii) such party fully understands the terms and conditions contained herein; (iv) the scope of the Business is independent of location (such that it is not practical to limit the restrictions contained in this Section 6.18 to a specified country, city or part thereof); (v) the restrictions and agreements in this Section 6.18 are reasonable in all respects and necessary for the protection of the Business and the Purchased Assets, including, any confidential information and goodwill related thereof, and that, without such protection, the customer and client relationship and competitive advantage of the Buyer would be materially adversely affected; and (vi) the agreements in this Section 6.18 are an essential inducement to the Buyer to enter into this Agreement and they are in addition to, rather than in lieu of, any similar or related covenants to which such party is party to or by which such party is bound (whether under Contract or by Law). Each party that is an individual further acknowledges that the restrictions contained in this Section 6.18 do not impose an undue hardship on such party and, since such party has general skills which may be used in other industries and do not deprive such party of livelihood or business.

Section 6.19    Exclusivity. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to Article VIII, the Sellers will not, and will not authorize or permit any of their respective Subsidiaries, Affiliates or Representatives to, directly or indirectly, (i) solicit, initiate, seek, entertain, encourage, facilitate, support, respond or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (as hereinafter defined), (ii) enter into, participate in, maintain or continue any communications or negotiations regarding, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) disclose, deliver or make available to any Person any with respect to the Sellers, their business or affairs (including the existence of this Agreement), for the purpose of facilitating or encouraging any effort or attempt to pursue a possible Acquisition Proposal, (iv) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (v) enter into any agreement, term sheet, letter of intent or any other Contract (whether or not binding) contemplating or otherwise relating to any Acquisition Proposal, or (vi) submit any Acquisition Proposal to the vote of any security holders of the Sellers. The Sellers will, and shall cause each of its Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons with respect to any Acquisition Proposal and request the return or destruction of all confidential information regarding the Sellers or pertaining to any Acquisition Proposal provided to any such Person prior to the date hereof pursuant to the terms of any confidentiality agreement or otherwise. If any Seller’s Representative, in any capacity, takes any action that the Sellers are obligated pursuant to this Section to cause such Representative not to take, then the Sellers shall be deemed for all purposes of this Agreement to have breached this Section.

“Acquisition Proposal” shall mean, with respect to any Seller, any oral or written agreement, offer, proposal or bona fide indication of interest (other than this Agreement or the other Transaction Documents or any other offer, proposal or indication of interest by Buyer), or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or bona fide indication of interest relating to, or involving: (A) any acquisition, purchase or transfer from any Seller or equity holders of any Seller, by any Person (or a group of Persons acting in concert) of equity securities (including any security convertible into or redeemable for equity securities) of any Seller or any equity securities therein, any tender offer or exchange offer for equity securities of any Seller or any merger, spin-off, consolidation, business combination, tender offer, plan of arrangement, joint venture, share exchange, reorganization, recapitalization or similar transaction involving any Seller, the Business, or Purchased Assets; (B) any sale of any equity interests in any Seller (including any option, right to acquire or other security convertible, exercisable or exchangeable into equity); (C) any sale, lease, mortgage, pledge, exchange, transfer, license, acquisition, or disposition of assets from the Business or rights of any Seller relating to the Business or the Purchased Assets in any single transaction or series of related transactions; or (D) any liquidation, dissolution, recapitalization or other significant corporate reorganization of any Seller.
Section 6.20    Waiver and Release. In consideration for the amounts payable under this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective as of the Closing, each Seller, on behalf of itself, and on behalf of its respective Affiliates and respective Representatives, hereby irrevocably and unconditionally waives, releases, acquits, indemnifies, holds harmless and forever discharges Buyer and its past, present and future Affiliates, shareholders, officers, directors, Employees and agents, and each of its heirs, executors, administrators, successors and assigns, in such capacities (the persons so released, collectively, the “Released Entities”), of and from any and all Claims (as defined below) that any of them or their respective Representatives ever had, now has, or may have against any of the Released Entities, whether arising prior to or after the Closing, with respect to the Business or any of the Purchased Assets or Assumed Liabilities or any holding of interests therein, including with respect to any assignment or grant of any rights with respect to the Purchased Assets or the Intellectual Property Assets. For purposes of this Section 6.20, “Claims” shall mean any and all actions or causes of action, suits, claims, Liabilities, losses, obligations, agreements, promises, debts, damages, diminutions in value, costs and expenses, judgments, rights and demands, whether fixed or contingent, known or unknown, suspected or unsuspected, in law or in equity, provided, however, that nothing contained herein shall operate to release any obligation of Buyer arising under this Agreement or any other Transaction Document.

Section 6.21    Leases. Effective as of the Closing, Buyer shall assume (or bear the cost of) all Transferred Leases and Sellers shall retain all other Leases relating to Leased Real Property (the “Retained Leases”); provided, however, that (i) Sellers shall bear certain cost of the Transferred Leases and (ii) Buyer shall bear certain costs of the Retained Leases (except with respect to France and Israel), all as set forth on Section 6.21 of the Disclosure Schedules. As of the Closing, unless otherwise agreed to in writing by Buyer and Sellers, the Sellers shall have transferred out of all of the Transferred Leases all of the Sellers employees that are not transferred to Buyer upon the Closing.

Section 6.22    Information Security. Sellers shall use their best efforts to implement information security methods between a Seller employees or any person providing services to a Seller and Buyer employees, to ensure such Persons will not have access to any Intellectual Property, IT or information relating to the Business, except as required under the Transition Services Agreement; provided that Sellers shall not permit Tech Mahindra access to its systems prior to such information security as provided in this Section 6.22 is being implemented.

Section 6.23    Use of Trademarks.

(a)From and after the Closing, the Sellers and any Subsidiary shall, and shall cause any Person using its name to, immediately cease using any names, trademarks, trade-names and domain names included in the Intellectual Property Assets (collectively, the “Used Names”). At Closing, the Sellers shall, and shall cause any Person using the Used Names to, cease to do business under the Used Names or any trade names or domain names that incorporate such terms, names or marks included in the Used Names, or terms, names or marks substantially similar or that may be deemed confusingly similar thereto. Within 10 days of the Buyer's request, the Sellers shall, and cause any Affiliates thereof to, change the terms, names or marks included in the Used Names, to names which are not similar in any way to any of the Used Names and, where applicable, record such change with the applicable Governmental Authorities. Each Seller acknowledges and agrees that Buyer and its Affiliates shall be entitled to fully and exclusively use such terms, names or marks included in the Used Names, including by way of granting rights to others to use such terms, names or marks.

(b)From and after the Closing, the Sellers shall immediately cease using the Used Names, and shall as of the Closing, cease to do business under any trade name that incorporates such trademarks, or trade names or any marks or names substantially similar or confusingly similar thereto and Buyer shall be entitled to fully use such Used Names.

Section 6.24    OCS. Buyer shall, within reasonable time after signing, notify Sellers whether it elects (at its sole and absolute discretion) to remove, dismiss and/or withdraw any constraints, restrictions, and/or limitations imposed by the OCS relating to transfer of the Sellers’ Intellectual Property outside of the State of Israel (including, without limitation, if such transfer of the Sellers Intellectual Property outside of Israel pursuant to Section 19B of the Encouragement of Research and Development in Industry Law - 1984 (the "R&D Law") is effected via the Schedule 2.5 License that would be considered under Section 19B of the R&D Law as a transfer of Intellectual Property outside of Israel). In the event that the Buyer shall so notify the Sellers in writing that it wishes to extract out of Israel and any of the Purchased Assets and/or the Schedule 2.5 License, then to the extent such Purchased Assets were developed or derived, in whole or in part, from grants provided by, or are subject to restrictions, constraint, control, supervision, or limitation imposed by, the OCS under the R&D Law with respect to "know-how" developed using a grant provided by the OCS, the Sellers shall apply to the OCS in order to effect such transfer in accordance with the R&D Law and shall pay all sums required in order to effect such transfer except for the OCS Buyer Reimbursement.

Section 6.25    Financial Information and Financial Statements. Sellers shall provide the services, information and/or documents set forth on Section 6.25 of the Disclosure Schedules.

Section 6.26    Senior Employees. The Sellers shall perform the covenants set forth in Section 6.26 of the Disclosure Schedules.

Section 6.27    Delivery of Purchased Assets. At the Closing Date, the Sellers shall deliver (or shall cause its respective representatives to deliver) all Purchased Assets physically to Buyer's offices (or to such other location as agreed between Buyer and the Sellers), including without limitation:

(a)The Tangible Personal Property;

(b)all documents, files, instruments, correspondence, papers, books, reports, records, tapes, photographs, letters and lists, relating to the Purchased Assets, Intellectual Property Assets, Products or otherwise related to or that arise out of the Business, including those listed in Section 6.24 of the Disclosure Schedules including, without limitation:

(i)executed originals or copies of all Assigned Contracts;

(ii)all product, business and marketing plans, operating manuals, technical documents (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), sales and product brochures and catalogs and other sales and advertising literature and materials (sales brochures, flyers, pamphlets, promotional materials, web pages, etc.), historical sales data;

(iii)all Permits and regulatory filings and correspondence; and

(iv)all financial, accounting and Tax records and files, insurance policies, books, ledgers and business records relating to the Business;

in each case, whether in hard copy, electronic form or otherwise.

ARTICLE VII
INDEMNIFICATION

Section 7.1    Survival. The representations and warranties contained in this Agreement and any Transaction Document (including the Disclosure Schedule) shall survive the Closing and shall remain in full force and effect through and until the date that is twelve (12) months from the Closing Date; provided, that (a) the Fundamental Seller Representations (except as provided in (iii) below) and any similar representations in any Additional Agreement shall remain in full force and effect until the date that is three (3) years from the Closing Date, (ii) representations with respect to Financial Statements shall remain in full force and effect until the end of the following full financial year of financial audit by Buyer ultimate parent company (i.e., for the financial year 2016 of Buyer ultimate parent, being end of January 2017) and (iii) the representations and warranties under Section 4.1 (Organization), Section 4.2 (Authorization), Section 4.4 (Title to Purchased Assets) and Section 4.11 (Tax Matters), and any similar representations in any Additional Agreement relating to tax matters, organization and authorization, title and capitalization, and claims for fraud, willful misconduct or intentional misrepresentation shall remain in full force and effect until the date that is five (5) years from the Closing Date (the “Survival Period”). The covenants and agreements contained herein shall survive the Closing without limitation as to time unless the covenant or agreement specifies a term, in which case such covenant or agreement shall survive for such specified term. Notwithstanding the foregoing, any claims asserted in writing by notice form a party to the other party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such Survival Period and such claims shall survive until finally resolved.

Section 7.2    Indemnification By Sellers. Subject to the other terms and conditions of this Article VII, the Sellers shall jointly and severally indemnify and defend Buyer and its Affiliates and their respective Representatives and successor and assignees (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, any and all Losses incurred, accrued, paid or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect of any one of the following:

(a)any failure of any representation or warranty made by any Seller in this Agreement or in any Transaction Document to be true and correct as of the date of this Agreement and as of the Closing Date as though such representation or warranty were made as of the Closing Date (except in the case of representations and warranties which specifically relate to an earlier date, which representations and warranties shall be true and correct as of such date);

(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by a Seller pursuant to this Agreement or any Transaction Document;

(c)any Excluded Asset or any Excluded Liability; provided that the indemnification under this subsection (c) shall apply even if under or as a matter of law under applicable Law the asset or Liability is assumed;

(d)any Excluded Taxes;

(e)any claim, allegation or assertion that the development, manufacture, marketing, distribution or sale of any of the Purchased Assets by Buyer infringes, violates or misappropriates any Intellectual Property or other proprietary rights of any third party (including, any claim relating to the Intellectual Property Assets resulting from or relating to the disclosure on Section 4.12 of the Disclosure Schedules);

(f)any Employment Claims;

(g)any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of a Seller or any of its Affiliates (other than Assumed Liabilities) conducted, existing or arising on or prior to the Closing Date.

(h)the FOSS linked to (or that were linked to), or incorporated in (or that were incorporated in) the Sellers products or services, or distributed (or that were distributed) by the Sellers, and/or the Buyer’s (or its Affiliates’) use of the FOSS (including, without limitation, Losses due to a demand to reveal any part of Sellers’ or Buyer’s proprietary commercial source code and/or a demand to distribute any part of Buyer’s and/ or Sellers’ proprietary commercial software at no charge and/or a demand to license any part of Buyer’s and/ or Sellers’ proprietary commercial software under an open source license; or

(i)any claim by any third party alleging, constituting or involving a breach, default or violation in connection with any of the foregoing.

Section 7.3    Escrow Fund. The Escrow Fund shall be in existence immediately following the Closing Date and shall terminate at 5:00 EST on the date that is twelve (12) months following the Closing Date, except if such period has been extended in accordance with the terms of this Agreement and the Escrow Agreement.

Section 7.4    Indemnification By Buyer. Subject to the other terms and conditions of this Article VII, Buyer shall indemnify and defend the Sellers and their Affiliates and their respective Representatives and successor and assignees (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, any and all Losses incurred, accrued, paid or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)any failure of any representation or warranty made by the Buyer in this Agreement or in any Transaction Document to be true and correct as of the date of this Agreement and as of the Closing Date as though such representation or warranty were made as of the Closing Date (except in the case of representations and warranties which specifically relate to an earlier date, which representations and warranties shall be true and correct as of such date);

(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by a Buyer pursuant to this Agreement; or

(c)any Assumed Liability.

Section 7.5    Certain Limitations. The party making a claim under this Article VII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VII is referred to as the “Indemnifying Party.” The indemnification provided for in Section 7.2 and Section 7.3 shall be subject to the following limitations:

(a)The Indemnifying Party shall not be liable to the Indemnified Party for (i) indemnification under Section 7.2(a) and 7.4(a), as the case may be, or (ii) indemnification under Section 7.2(c) resulting solely from breaches or non fulfillment of Assigned Contracts occurring prior to the Closing Date until the aggregate amount of all Losses claimed in respect of indemnification under such sections (with respect to each party in the aggregate), as the case may be, exceeds US$2.6 million (the “Basket”), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Basket.

(b)The amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 7.2(a) (breach of representation by Sellers) and Section 7.4(a) (breach of representations by Buyer) shall not exceed: (i) with respect to representations of warranties under Section 4.1 (Organization), Section 4.2 (Authorization), Section 4.3 (Non-Contravention; Consents), Section 4.4 (Title to Purchased Assets), Section 4.5 (Sufficiency of Assets) and Section 4.20 (Absence of Questionable Payments) - the Base Purchase Price, (ii) with respect to representations of warranties under Section 4.11 (Tax Matters) and Section 4.12 (Intellectual Property)- fifty percent (50%) of the Base Purchase Price, and (iii) with respect to all other representations and warranties- fifteen percent (15%) of the Base Purchase Price (the “Cap”). For avoidance of doubt, the aggregate amount of all Losses for which an Indemnifying Party may be liable pursuant to subsections (i), (ii) and (iii) of this Section 7.5(b) shall not exceed together the Base Purchase Price.

(c)The Indemnifying Parties' liability for Losses shall be reduced, if and to the extent by insurance proceeds, if any, actually received by the Indemnified Party(ies) with respect thereto, if any; provided, however, that in no event shall any Indemnified Party have any obligation to maintain any insurance policy or otherwise be required to seek recovery by way of insurance proceeds, and provided further that if the Indemnified Party at its sole discretion elects to recover from insurance, than the Losses shall include the costs and expenses incurred by the Indemnified Party(ies) acquiring such insurance, the costs and expenses incurred in recovery of such insurance proceeds (including, any future increase of premiums on such account, and any deductibles payable). The Indemnifying Party's liability for Losses shall be increased to take account of any Tax incurred (grossed up for such increase) by the Indemnified Party(ies) arising from the receipt of indemnity hereunder, insurance proceeds or proceeds from third parties.

(d)No investigation made by or on behalf of any party hereto or its Representatives or the knowledge of any such party (or its Representatives) shall affect or limit any indemnification rights hereunder.

(e)Notwithstanding anything to the contrary herein, all references in this Agreement and the exhibits and schedules attached hereto to "material", "material respects", "Material Adverse Effect" and similar materiality qualifiers shall be excluded with regard to determining the amount of any Losses that are the subject of indemnification hereunder.

(f)Anything to the contrary notwithstanding, the limitations set forth in Section 7.5(a) and Section 7.5(b) shall not apply to any Losses arising from fraud, intentional misrepresentation or willful misconduct on the part of the Indemnifying Party in connection with the transactions contemplated by this Agreement.

Section 7.6    Indemnification Procedures. Subject to Section 6.15, which shall govern certain Tax disputes described therein, the following provisions shall apply:

(a)Third Party Claims.

(i)In the event that a Seller or the Buyer becomes aware of an assertion, demand, proceeding or claim (a “Third Party Claim”), by any Person, that may give rise to indemnification hereunder, then such party shall promptly notify the Buyer or Seller Designated Representative, as applicable in writing and in reasonable detail; provided that no delay in providing such notification shall affect the Indemnified Parties’ right to indemnification hereunder. The Buyer shall have the right (but not the obligation) in its sole discretion to assume and conduct the defense of, and to settle or resolve, any such Third Party Claim. Each Seller (i) shall cooperate with the Buyer in the defense of such Third Party Claim and make available to the Buyer any documents, materials and other information in its possession or control that may be necessary for the defense of such Third Party Claim, (ii) shall have the right to receive copies of all material pleadings, notices and communications with respect to the Third Party Claim to the extent that receipt of such documents does not affect any privilege or trade secrets relating to any Indemnified Party and (iii) shall be entitled, at its expense, to participate in, but not to determine or conduct, any defense of the Third Party Claim or settlement negotiations with respect to the third-party claim. However, except with the consent of the Seller Designated Representative (which consent shall not be unreasonably withheld, conditioned or delayed and which shall be deemed to have been given unless the Seller Designated Representative shall have objected within 15 days after a written request for such consent by the Buyer), no settlement of any such claim with any third-party claimant shall be determinative of the existence of or amount of Losses relating to such matter. In the event that the Seller Designated Representative has consented to any such settlement, no Seller shall have any power or authority to object (including pursuant to Section 6.15) to the amount of any claim for indemnity with respect to such settlement. Each Seller hereby irrevocably constitutes and appoints the Seller Designated Representative as its true and lawful agent and attorney-in-fact with full power and authority to act, including full power of substitution, in its name or on its behalf with respect to any and all matters arising from or in any way relating to this Agreement or the transactions contemplated hereby, including, to do all things and perform all acts required or deemed advisable, in the opinion of the Seller Designated Representative in its sole discretion, in connection with the transactions contemplated by this Agreement and the Escrow Agreement. The Seller Designated Representative shall have the power to enforce the obligations, covenants and agreements of each Seller under this Agreement and the Escrow Agreement. Without limiting the generality of the foregoing, (a) any communication or other delivery validly delivered to the Seller Designated Representative shall be deemed to have been validly delivered by or to each of the

Sellers, (b) any waiver of any provision of this Agreement or consent, or compromise of any claim arising from or relating to this Agreement and the Escrow Agreement, by the Seller Designated Representative shall be binding upon each and every Seller, and (c) the Seller Designated Representative is hereby authorized to execute for and on behalf of each Seller (i) any amendment to this Agreement and the Escrow Agreement or (ii) any agreement, certificate, document or instrument contemplated hereby or thereby. The Buyer shall be entitled to rely (without investigation) on any action taken by the Seller Designated Representative as being taken by the Seller Designated Representative for itself and on behalf of each of the Sellers, and fully authorized by each of the Sellers. The Sellers or the Seller Designated Representative may not, under any circumstances whatsoever, settle, adjust or compromise any such Third Party Claim without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed).

(ii)If Buyer does not elect to proceed with the defense of any such Third Party Claim, the Seller Designated Representative may proceed with the defense of such Third Party Claim with counsel reasonably satisfactory to Buyer; provided, however, that the Seller Designated Representative may not, under any circumstances whatsoever, settle, adjust or compromise any such proceeding or claim without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed). Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)Direct Claims.

(i)On or before the last day of the applicable Survival Period, any Indemnified Party may deliver to the Indemnifying Party a certificate signed by any officer of the Indemnified Party (a "Notice of Claim"):
(1)stating that an Indemnified Party has incurred or paid, reserved or accrued, or reasonably anticipates that it may incur, pay, reserve or accrue, Loss (or that with respect to any Tax matters, that any Taxing Authority may raise such matter in audit of such party or its Representatives, which could give rise to Losses); and

(2)stating the amount of such Losses (which, in the case of Losses not yet incurred, paid, reserved or accrued, may be the amount in good faith anticipated by the Indemnified Party to be incurred, paid, reserved or accrued).

No delay in providing such Notice of Claim within the applicable Survival Period shall affect an Indemnified Party's rights hereunder, unless (and then only to the extent that) the Indemnifying Party is materially prejudiced thereby.

(ii)In case of a delivery of a Notice of Claim by a Buyer Indemnitee during the Escrow Period, a duplicate copy thereof shall be delivered to the Escrow Agent and for a period of fifteen (15) days after such delivery to the Escrow Agent the Escrow Agent shall make no payment pursuant hereto, unless the Escrow Agent shall have received written authorization from the Seller Designated Representative to make such delivery. After the expiration of such fifteen (15)-day period, the Escrow Agent shall make delivery of cash from the Escrow Fund to the Buyer Indemnitee to satisfy such claim; provided, however, that no such delivery may be made if and to the extent the Seller Designated Representative shall in good faith object in a written statement (which statement shall set forth in reasonable detail the basis for such objection and the amount which the Seller Designated Representative objects to being claimed by the Buyer Indemnitee(s) in respect of the Notice of Claim) to any claim or claims made in the Notice of Claim, and such statement shall have been delivered to the Escrow Agent and to the Buyer prior to the expiration of such fifteen (15)-day period.

(iii)If the Seller Designated Representative in good faith objects in writing to any claim or claims by Buyer Indemnitee(s) made in any Notice of Claim within fifteen (15) days from the date of Notice of Claim, the Buyer (by and on behalf of the Buyer Indemnitee(s)) and the Seller Designated Representative shall attempt in good faith for twenty (20) days after receipt of such written objection to resolve such objection. If they shall so agree, a written memorandum setting forth such agreement shall be prepared and signed by both parties and shall be binding upon the parties and the Buyer Indemnitee(s) shall be entitled to conclusively rely on any such memorandum and the agreed upon amount of Losses set forth in such memorandum.

(iv)If no such agreement can be reached during the fifteen (15)-day period for good faith negotiation, either the Buyer Indemnitee or the Seller Designated Representative may bring suit in the competent courts having jurisdiction in accordance with Section 9.10 hereof to resolve the matter. The decision of a final non-appealable judgment or order as to the validity and amount of any claim in such Notice of Claim (the “Indemnification Judgment”) shall be binding and conclusive upon the parties to this Agreement and the Buyer Indemnitee(s) shall be entitled to act in accordance with such Indemnification Judgment.

(v)Notwithstanding the receipt of one or more objection notices from the Seller Designated Representative, the Escrow Agent will be authorized to disburse out of the Escrow Fund to the Buyer Indemnitee(s) such amounts specified in one or more Notices of Claim for which no objections have been timely received by it (regardless of whether such disbursal would reduce the value of the Escrow Fund to an amount less than the amount subject to objections which have been timely received by the Escrow Agent).

(vi)Such portion of the Escrow Fund at the conclusion of the Escrow Period as may be necessary to satisfy any unresolved or unsatisfied claims for Losses specified in any Notice of Claim or Third Party Claim delivered to the Seller Designated Representative and the Escrow Agent prior to expiration of the Escrow Period shall remain in the Escrow Fund until such claims for Losses have been resolved or satisfied as set forth above. The remainder of the Escrow Fund, if any, shall be paid to the Seller Designated Representative promptly after the expiration of the Escrow Period.

Section 7.7    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be in United States dollars and shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 7.8    Exclusive Remedies. Subject to Section 9.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, intentional misrepresentation or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth in this Agreement or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VII.

ARTICLE VIII
TERMINATION

Section 8.1    Termination. This Agreement may be terminated prior to the Closing:

(a)by mutual written consent of Buyer and Sellers;

(b)by Buyer in writing, if (i) any of Sellers’ representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 3.3(a)(ii) would not be satisfied, or (ii) any of Sellers’ covenants or agreements contained in this Agreement shall have been breached such that the condition set forth in Section 3.3(a)(i) would not be satisfied; provided, however, that if an inaccuracy in Sellers’ representations and warranties or a breach of a covenant or agreements by Sellers is curable by Sellers and Sellers are continuing to exercise reasonable efforts to cure such inaccuracy or breach, then Buyer may not terminate this Agreement on account of such inaccuracy or breach if cured within thirty (30) days;

(c)By Buyer in writing if the events specified in Section 8.1(c) of the Disclosure Schedules shall occur.

(d)by Sellers in writing, if (i) any of Buyer’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 3.2(a)(i) would not be satisfied, or (ii) if any of Buyer’s covenants or agreements contained in this Agreement shall have been breached such that the condition set forth in Section 3.2(a)(ii) would not be satisfied; provided, however, that if an inaccuracy in Buyer’s representations and warranties or a breach of a covenant or agreements by Buyer is curable by Buyer and Buyer is continuing to exercise reasonable efforts to cure such inaccuracy or breach, then Sellers may not terminate this Agreement on account of such inaccuracy or breach if cured within thirty (30) days;

(e)by either Buyer or Sellers in writing, if a court of competent jurisdiction or other Governmental Authority shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of making the transactions contemplated by this Agreement illegal;

(f)by either Buyer or Sellers, on or after the expiration of four (4) months following the signing date of this Agreement (the “Termination Date”), if the Closing shall not have occurred by the close of business on such date; provided that the right to terminate this Agreement under this Section shall not be available to a party if such party’s (or such party’s Affiliates’) breach of this Agreement has resulted in the failure of the Closing hereunder to occur on or before such date or that has caused any of the conditions set forth in Section 3 not to have been satisfied on or before such date.

Section 8.2    Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect, each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without any liability to any of the parties and their respective Representatives; provided, however, that (i) this Section 8.2, Section 8.3, and Article VIII and the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any party from any liability for any breach of any representation, warranty or covenant contained in this Agreement.

Section 8.3    Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Transaction is consummated.

ARTICLE IX
MISCELLANEOUS

Section 9.1    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.1):

If to Sellers:	Comverse, Inc. 200 Quannapowitt Parkway Wakefield, MA 01880 E-mail: roy.luria@comverse.com Attention:Senior Vice President, General Counsel

with a copy to:	DLA Piper LLP (US) 2525 E. Camelback Rd, Suite 1000 Phoenix, AZ 85016 E-mail: steven.pidgeon@dlapiper.com Attention: Steven Pidgeon, Esq.

If to Buyer:	PO Box 263, Hirzel House, Smith Street, St. Peter Port, Guernsey GY1 2NG E-mail: masmith@amdocs.com Attention:Matthew E. Smith - Company Secretary

with a copy to:	Meitar Liquornik Geva Leshem Tal 16 Abba Hillel Road Ramat Gan, Israel E-mail: dan@meitar.com; rbezalel@meitar.com Attention:Dan Geva; Ronen Bezalel

Any notice to Seller Designated Representative shall be deemed notice to all Sellers.
Section 9.2    Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. This Agreement shall be construed and interpreted without regard to any prior drafts by and between the parties which shall have no effect for purposes hereof. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 9.3    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.4    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.5    Entire Agreement. This Agreement, the Confidentiality Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter.

Section 9.6    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Without limiting the foregoing, this Agreement and the provisions herein regarding indemnity shall bind any future buyer of the shares or assets of the Sellers and any such sale shall be subject to the purchaser thereunder committing to be bound by this Agreement.

Section 9.7    Assignment. No party may assign its rights or obligations hereunder without the prior written consent of the other parties, provided, that Buyer may authorize any of its Affiliates to purchase any Purchased Asset, or to assume any Assumed Liability, upon prior notice to the Sellers.

Section 9.8    No Third Party Beneficiaries. Except as provided in Article VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.9    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.10    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of another jurisdiction.

(b)ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED SOLELY AND EXCLUSIVELY IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE, IN EACH CASE LOCATED IN THE STATE OF DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE SOLE AND EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTWITHSTANDING THE FOREGOING, NOTHING CONTAINED HEREIN SHALL PREVENT ANY PARTY FROM APPLYING TO ANY COURT OF LAW IN ORDER TO OBTAIN EMERGENCY RELIEF (SUCH AS TEMPORARY INJUNCTIONS, ATTACHMENTS OR ANY EQUIVALENT REMEDY), AGAINST ANY OTHER PARTY AS WELL AS TO FILE A CLAIM, IF FILING A CLAIM IS NECESSARY IN ORDER TO OBTAIN TEMPORARY RELIEF. HOWEVER, IF TEMPORARY RELIEF IS NOT GRANTED, THE FILING PARTY MUST IMMEDIATELY DISMISS THE RELATED ACTION.

(c)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(c).

Section 9.11    Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.12    Non-recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.

Section 9.13    Sellers Provisions. The Sellers’ obligations, Liabilities and representations hereunder shall all be joint and several and Buyer may, in its sole discretion, bring any claim against any of the Sellers or some of them with respect thereto and may, without limiting the generality of the foregoing, bring a claim against Comverse with respect to any breach of any Seller. Comverse hereby irrevocably and unconditionally guarantees to the Buyer and its Affiliates the prompt and complete payment and performance when due of all the covenants, agreements, promises, liabilities and obligations of each Seller and its respective Affiliates under this Agreement in accordance with its terms, whether now existing or hereafter arising (including in respect of any indemnification obligations of Sellers hereunder). Comverse hereby agrees that its guarantee constitutes a guarantee of payment (and not of collection) and waives all suretyship and guarantor rights and defenses that would otherwise be available to Comverse with respect to the Sellers’ obligations hereunder, except for any defenses available to the applicable Seller hereunder. Comverse further agrees that its obligations hereunder shall continue to be effective or reinstated if at any time payment (or any part thereof) hereunder is rescinded or must otherwise be restored by Buyer upon the bankruptcy or reorganization of a Seller or otherwise. The transfer of the Purchased Assets and Assumed Liabilities, and various other obligations under this Agreement shall be performed by Comverse and its Subsidiaries listed on Schedule 1 hereto. As soon as reasonably practicable Comverse shall cause each such Subsidiary listed on Schedule 1 to execute a joinder to this Agreement and to become a party to this Agreement and a “Seller” hereunder. This provision shall be a material covenant under this Agreement.

Section 9.14    Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMVERSE:

COMVERSE, INC.
By: /s/ Philippe Tartavull__________ Name: Philippe Tartavull Title: Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BUYER:

AMDOCS LIMITED
By: /s/ Matthew Smith____________ Name: Matthew Smith Title: Secretary

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